Exhibit 10.13

VERANO HOLDINGS CORP.

and

GOODNESS GROWTH HOLDINGS, INC.

ARRANGEMENT AGREEMENT

January 31, 2022

Schedules

SCHEDULE A FORM OF PLAN OF ARRANGEMENT
SCHEDULE B ARRANGEMENT RESOLUTION
SCHEDULE C REPRESENTATIONS AND WARRANTIES OF THE COMPANY
SCHEDULE D REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

ARRANGEMENT AGREEMENT

THIS AGREEMENT is dated as of January 31, 2022,

BETWEEN:

VERANO HOLDINGS CORP., a corporation existing under the laws of the Province of British Columbia

(the “Purchaser”)

- and -

GOODNESS GROWTH HOLDINGS, INC., a corporation existing under the laws of the Province of British Columbia

(the “Company”)

1	CONTEXT:

A.	The Purchaser and the Company wish to propose an arrangement involving the acquisition by the Purchaser of, among other things, all of the issued and outstanding Company Shares pursuant to the Arrangement, as provided in this Agreement;

B.	The Company Board has unanimously determined, after receiving financial and legal advice, that the Consideration to be received by the Company Shareholders is fair from a financial point of view and that the Arrangement is in the best interests of the Company, and the Company Board has unanimously resolved to recommend that the Company Shareholders vote in favour of the Arrangement Resolution, all subject to the terms and conditions contained in this Agreement;

C.	As a material inducement and condition to Purchaser entering into this Agreement, certain Company Shareholders have entered into Support and Voting Agreements pursuant to which such Company Shareholders have agreed, subject to the terms and conditions of such Support and Voting Agreements, to vote all of the Company Shares held by them in favour of the Arrangement Resolution; and

D.	It is intended that, for U.S. federal income tax purposes, (a) the Arrangement shall qualify as a “reorganization” within the meaning of Section 368(a) of the U.S. Tax Code, and (b) this Agreement, together with the Plan of Arrangement, shall constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g).

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THEREFORE, the Parties agree as follows:

Article 1 INTERPRETATION

Section 1.1 Definitions

In this Agreement, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry (written or oral) from any Person or group of Persons (other than the Purchaser and/or one or more of its wholly-owned Subsidiaries), after the date of this Agreement relating to:

(a)	any sale or disposition (or any license, lease, long-term supply agreement or other arrangement, agreement or understanding having the same economic effect as a sale or disposition), direct or indirect, of assets (including voting, equity or other securities of Subsidiaries) or joint venture, partnership or similar transaction representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of the Company and its Subsidiaries, or of 20% or more of the voting or equity securities (or rights or interests in such voting or equity securities) of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, represent 20% or more of the consolidated assets of the Company and its Subsidiaries;

(b)	any take-over bid, exchange offer, issuance of securities or other transaction that, if consummated, would result in such Person or group of Persons beneficially owning or having the right to acquire 20% or more of any class of voting or equity securities of the Company on a fully diluted basis;

(c)	any direct or indirect acquisition, plan of arrangement, merger, amalgamation, consolidation, share exchange, debt exchange, business combination, reorganization, joint venture, partnership or similar transaction, recapitalization, liquidation, dissolution or winding up or similar transaction involving the Company or any of its Subsidiaries that, if consummated, would result in such Person or group of Persons beneficially owning 20% or more of the voting or equity securities of the Company or any of its Subsidiaries or of the surviving entity or the resulting direct or indirect parent of the surviving entity; or

(d)	any other similar transaction or series of transactions involving the Company or any of its Subsidiaries.

“Agreement” means this arrangement agreement, together with the Schedules attached hereto and the Company Disclosure Letter and the Purchaser Disclosure Letter, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Antitrust Approvals” means all applicable filings pursuant to the HSR Act shall have been made and all applicable waiting periods (and extensions thereof) shall have expired or been terminated and all Regulatory Approvals with respect to Antitrust Laws shall have been received (or, for purposes of this Agreement, been deemed to have been received by virtue of the expiration or termination of any applicable waiting period).

“Antitrust Laws” means the HSR Act or any other applicable antitrust, monopolization or unfair competition Laws or regulations.

“Applicable U.S. State Laws” means the Laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale and possession of cannabis, or related substances or products containing or relating to the same, of any States, territories or jurisdictions of the United States to which the Company is subject, including the States of Arizona, Maryland, Massachusetts, Minnesota, Nevada, New Mexico and New York and the Commonwealth of Puerto Rico, including the following laws:

(i)	the Arizona Medical Marijuana Act, Ariz. Rev. Stat. §§36-2801 to 36-2821, the Smart and Safe Arizona Act, and the rules and regulations adopted by the Arizona Department of Health Services;

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(ii)	the Natalie M. Laprade Medical Marijuana Commission Act, Md. Code, Health-Gen. §§13-3301 to 13-3316, COMAR Title 10 Subtitle 62, and the rules, bulletins and regulations adopted by the Maryland Medical Cannabis Commission;

(iii)	Medical Use of Marijuana Act, Mass. Gen. Laws, ch. 94I, §§1 to 8, Regulation Of The Use And Distribution Of Marijuana Not Medically Prescribed Act, Mass. Gen. Laws, ch. 94G, § 7, 935 CMR 501.001 to 501.900, and the rules and regulations adopted by the Massachusetts Cannabis Control Commission;

(iv)	the THC Therapeutic Research Act, Minn. Stat. §§ 152.21 to 152.37, Minnesota Administrative Rules Chapter 4770, and the rules and regulations adopted by the Minnesota Office of Medical Cannabis;

(v)	the Medical Use of Marijuana, Nev. Rev. Stat. §§ 453A.010 to 453A.170 and 453A.320 to 453A.370, Regulation and Taxation of Marijuana, Nev. Rev. Stat. §§453D.010 to 453D.600, Title 56 Nevada Revised Statutes 678A-678D, Nevada Cannabis Compliance Regulations (NCCR), and the rules and regulations adopted by the Nevada Cannabis Compliance Board;

(vi)	the Lynn and Erin Compassionate Use Act, N.M. Stat. §§ 26-2B-1 to 26-2B-7, Cannabis Regulation Act, New Mexico Session Laws, Laws 2021, 1st Spec. Sess. 2021, ch. 4, 16.8.1 NMAC, 16.8.2 NMAC, 16.8.8 NMAC, 16.8.11 NMAC, and the rules and regulations adopted by the New Mexico Cannabis Control Division;

(vii)	the Cannabis Law, N.Y. Cannabis Law §§1 to 139, Compassionate Care Act, Title 10 Section 1005.3 related to cannabinoid hemp retailer licensing, and the rules and regulations adopted by the New York Office of Cannabis Management; and

(viii)	the Act to Manage the Study, Development and Investigation of Cannabis for Innovation, and Applicable Norms and Limitations, Act 42, and the rules and regulations adopted by the Puerto Rico Medical Cannabis Regulatory Board.

“Approval Limitation” has the meaning specified in Section 4.3(2).

“Arrangement” means an arrangement pursuant to Division 5 of Part 9 of the BCBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms and conditions of this Agreement, the Plan of Arrangement or at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably;

“Arrangement Filings” means the records and information required to be provided to the Registrar under Section 292(a) of the BCBCA in respect of the Arrangement, if any, together with a copy of the Final Order.

“Arrangement Resolution” means the special resolution of the Company Shareholders approving the Arrangement to be considered, and, if thought advisable, passed by the Company Shareholders at the Company Meeting, substantially in the form of Schedule B.

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“Authorization” means, with respect to any Person, any order, permit, approval, consent, waiver, licence or similar authorization of any Governmental Entity having jurisdiction over the Person.

“BCBCA” means the Business Corporations Act (British Columbia) and the regulations made thereunder.

“Breaching Party” has the meaning specified in Section 4.8(3).

“Budget” means, collectively, the capital expenditure budgets set out in Section 4.1(1) of the Company Disclosure Letter.

“Business Day” means any day (other than a Saturday, a Sunday, a Canadian or U.S. statutory or civic holiday or, for the purpose of the Final Order, a date the courts in Vancouver, British Columbia would not hear the application for the Final Order) on which commercial banks located in Vancouver, British Columbia and Chicago, Illinois are open for the conduct of business.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Change in Recommendation” has the meaning specified in Section 7.2(1)(d)(ii).

“Closing” has the meaning specified in Section 2.8(3).

“Closing Date” has the meaning specified in Section 2.8(3).

“Closing Regulatory Approval” means the Regulatory Approvals required to consummate the transactions contemplated by this Agreement pursuant to Applicable U.S. State Law in the State of New York.

“Company” has the meaning specified in the preamble.

“Company Assets” means all tangible and intangible assets, properties, Permits, rights or other privileges (whether contractual or otherwise) owned (either directly or indirectly), leased, licensed, loaned, operated or being developed or used, including all licenses and approvals issued under Applicable U.S. State Laws, vendor lists, customer lists, intellectual property and related technologies, real property, fixed assets, facilities, equipment, inventories and accounts receivable, of the Company and its Subsidiaries.

“Company Board” means the board of directors of the Company as constituted from time to time.

“Company Board Recommendation” has the meaning specified in Section 2.4(2).

“Company Business” means the business of the Company and/or its Subsidiaries.

“Company Circular” means the notice of the Company Meeting and accompanying proxy statement, including all schedules, appendices and exhibits to, and information incorporated by reference in, such proxy statement, to be sent to the Company security holders in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement, including the Preliminary Company Circular and the Definitive Company Circular.

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“Company Data Room” means the material contained in the virtual data room established by the Company as at 5:00 p.m. (Eastern time) at the close of business on the Business Day prior to the date hereof.

“Company Disclosure Letter” means the disclosure letter dated the date of this Agreement and delivered by the Company to the Purchaser with this Agreement.

“Company Employees” means all officers and employees of the Company and its Subsidiaries.

“Company Equity Incentive Plans” means, collectively, the Vireo Health, Inc. 2018 Equity Incentive Plan and the Vireo Health International, Inc. 2019 Equity Incentive Plan.

“Company Filings” means all documents of the Company publicly filed under the profile of the Company on SEDAR and EDGAR since March 18, 2019.

“Company Financial Statements” has the meaning ascribed thereto in Section 1.1(k) of Schedule C.

“Company Leased Premises” means any premises of the Company or any Subsidiary and which the Company or any Subsidiary occupies, leases or uses, as more particularly described in Section 1.1(w) of the Company Disclosure Letter.

“Company Meeting” means the special meeting of the Company Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set out in the Company Circular and agreed to in writing by the Purchaser.

“Company Multiple Voting Shares” means the shares of the Company designated as multiple voting shares, each entitling the holder thereof to 100 votes per share at meetings of the Company Shareholders.

“Company MVS Conversion Ratio” means the “Conversion Ratio” as defined in the rights and restrictions attached to the Company Multiple Voting Shares in the Company’s articles and notice of articles, as such Conversion Ratio may be adjusted from time to time in accordance with the rights and restrictions attached to the Company Multiple Voting Shares, expressed as the number of Company Subordinate Voting Shares for each Company Multiple Voting Share, which Conversion Ratio as of the effective date of this Agreement is 100.

“Company MVS Warrants” means the outstanding warrants to purchase Company Multiple Voting Shares issued under the warrant certificates (as may have been re-registered from time to time) dated March 18, 2019 and September 11, 2019.

“Company Options” means the outstanding options to purchase Company Subordinate Voting Shares or Company Multiple Voting Shares, as applicable, issued pursuant to the Company Equity Incentive Plans.

“Company Owned Real Property” means all real and immoveable property, buildings and facilities owned by the Company or its Subsidiaries or for which the Company or any of its Subsidiaries has a purchase option, right of first refusal, purchase obligation or any other purchase right or obligation, as more particularly set out at Section 1.1(x) of the Company Disclosure Letter.

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“Company RSUs” means the restricted share units for Company Subordinate Voting Shares or Company Multiple Voting Shares, as applicable, issued pursuant to the Company Equity Incentive Plans.

“Company Shareholders” means the registered or beneficial holders of Company Shares, as the context requires.

“Company Shares” means, collectively, the Company Subordinate Voting Shares, the Company Multiple Voting Shares and the Company Super Voting Shares.

“Company Subordinate Voting Shares” means the shares of the Company designated as subordinate voting shares, each entitling the holder thereof to one vote per share at meetings of the Company Shareholders.

“Company Super Voting Shares” means the shares of the Company designated as super voting shares, each entitling the holder thereof to 1,000 votes per share at meetings of the Company Shareholders.

“Company SVS Conversion Ratio” means the “Conversion Ratio” as defined in the rights and restrictions attached to the Company Super Voting Shares in the Company’s articles and notice of articles, as such Conversion Ratio may be adjusted from time to time in accordance with the rights and restrictions attached to the Company Super Voting Shares, expressed as the number of Company Multiple Voting Shares for each Company Super Voting Share, which Conversion Ratio as of the effective date of this Agreement is 100.

“Company SVS Warrants” means the outstanding warrants to purchase Company Subordinate Voting Shares issued under the warrant certificates (as may have been re-registered from time to time) dated March 25, 2021.

“Company Warrants” means collectively, the Company MVS Warrants and the Company SVS Warrants.

“Confidentiality Agreement” means the mutual confidentiality and non-disclosure agreement dated October 27, 2021 between the Company and the Purchaser.

“Consideration” means, collectively, the Share Consideration, the MVS Consideration and the SVS Consideration.

“Consideration Shares” means the Purchaser Shares to be issued as the Consideration pursuant to the Arrangement.

“Constating Documents” means articles, articles of incorporation, amalgamation, continuation, certificate of formation, articles of formation, by-laws, limited liability company agreements, partnership agreements and all amendments to any such governance documents, as applicable.

“Contract” means any written binding agreement, arrangement, commitment, engagement, contract, franchise, license, lease, obligation, note, bond, mortgage, indenture, undertaking, joint venture or other obligation.

“Court” means the Supreme Court of British Columbia.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

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“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, return to work, employment, human resources, customer/vendor engagement, real property and leased real property management, or any other law, order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19, including the CARES Act.

“Credit Agreement” means the Credit Agreement by and among the Company and certain of its Subsidiaries, as borrowers, the Persons from time to time party thereto as guarantors, the lenders from time to time party thereto and Chicago Atlantic Admin, LLC, as administrative agent and collateral agent, dated as of March 25, 2021, as amended by that certain Omnibus First Amendment to Credit Agreement and Security Agreement dated as of November 1, 2021, that certain Second Amendment to Credit Agreement dated as of November 18, 2021, and as amended by that certain Third Amendment to Credit Agreement dated as of the date hereof.

“CSE” means the Canadian Securities Exchange.

“Current Interest Amount” means the 10% base interest rate on the Incremental Principal Amount.

“Current Principal Amount Outstanding” means the principal amount outstanding under the Credit Agreement on the date hereof.

“Definitive Company Circular” means the definitive Company Circular filed with the SEC on EDGAR.

“Depositary” means Odyssey Trust Company or such Person as the Parties may agree in writing, each acting reasonably.

“Dissent Rights” means the rights of dissent of the Company Shareholders in respect of the Arrangement Resolution as described in the Plan of Arrangement.

“DOJ” means the United States Department of Justice.

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system of the SEC.

“Effective Date” means the date designated by the Company and the Purchaser by notice in writing as the effective date of the Arrangement, after all of the conditions to the completion of the Arrangement as set out in this Agreement and the Final Order have been satisfied (to the extent capable of being satisfied prior to the Effective Time) or waived.

“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date, or such other time as the Parties agree to in writing before the Effective Date.

“Employee Plans” means all health, welfare, supplemental unemployment benefit, bonus, profit sharing, option, stock appreciation, savings, insurance, incentive, incentive compensation, deferred compensation, share purchase, share compensation, disability, pension or supplemental retirement plans and other similar or material employee or director compensation or benefit plans, policies, trusts, funds, arrangements, agreements or understandings for the benefit of directors or former directors of the Company or any of its Subsidiaries, Company Employees or former Company Employees, in each case in their capacities as such, which are maintained by, contributed to or binding upon the Company or any of its Subsidiaries or in respect of which the Company or any of its Subsidiaries has any actual or potential liability.

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“Environmental Laws” means all Laws imposing obligations, responsibilities, liabilities or standards of conduct for or relating to: (a) the regulation or control of pollution, contamination, activities, materials, substances or wastes in connection with or for the protection of human health or safety, the environment or natural resources (including climate, air, surface water, groundwater, wetlands, land surface, subsurface strata, wildlife, aquatic species and vegetation); or (b) the use, generation, disposal, treatment, processing, recycling, handling, transport, distribution, destruction, transfer, import, export or sale of Hazardous Substances.

“Environmental Permits” means all Permits or program participation requirements, sign-offs or registrations required by or available with or from any Governmental Entity under any Environmental Laws.

“Evaluation Date” has the meaning ascribed thereto in Section 1.1(m) of Schedule C.

“Exchange Ratio” means 0.22652.

“Expense Fee Event” has the meaning specified in Section 7.4(2).

“Fairness Opinions” means the opinions of each of Hyperion Capital Inc. and Cormark Securities Inc. to the effect that, as of the date of each such opinion, and subject to the assumptions and qualifications related thereto, the Consideration to be received by the Company Shareholders is fair, from a financial point of view, to such holders.

“Federal Cannabis Laws” means any United States federal Laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale and possession of cannabis, or related substances or products containing or relating to the same, including, without limitation, the prohibition on drug trafficking under 21 U.S.C. § 801, et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960 and the regulations and rules promulgated under any of the foregoing.

“Final Order” means the final order of the Court approving the Arrangement under Section 291(4) of the BCBCA, in a form acceptable to the Company and the Purchaser, each acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, as such order may be amended by the Court (with the prior written consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal.

“FTC” means the United States Federal Trade Commission.

“Government Official” means (i) any official, officer, employee or representative of, or any person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any salaried political party official, elected member of political office or candidate for political office, or (iii) any company, business, enterprise or other entity owned or controlled by any person described in the foregoing clauses.

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“Governmental Entity” means: (i) any international, multinational, national, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public authority, department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, ministry, governor in council, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any quasi-governmental, administrative or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing or (iv) any stock exchange, including the CSE.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or deleterious substance, waste or material, including hydrogen sulphide, arsenic, cadmium, copper, lead, mercury, petroleum, polychlorinated biphenyls, asbestos and urea-formaldehyde insulation, and any other material, substance, pollutant or contaminant regulated or defined pursuant to, or that could result in liability under, any Environmental Law.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IFRS” means International Financial Reporting Standards, as issued by the International Accounting Standards Board, applicable as at the date on which the calculation is made or required to be made, applied on a consistent basis.

“Incremental Interest Amount” means, in the aggregate, the interest rate, credit monitoring fees, annual paid-in-kind interest, original issue discount, extension fee, make whole fee, catch-up fee and all other costs charged in connection with borrowing the Incremental Principal Amount, to the extent such aggregate amount exceeds the Current Interest Amount.

“Incremental Principal Amount” means the principal amount under the Credit Agreement above the Current Principal Amount Outstanding.

“Indemnified Persons” has the meaning specified in Section 8.6(1).

“Interim Order” means the interim order of the Court pursuant to Section 291(2) of the BCBCA in a form acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended, modified, supplemented or varied by the Court with the prior written consent of the Company and the Purchaser, each acting reasonably.

“Law” means, with respect to any Person, any and all law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, notice, judgment, decree, ruling, regulation, by-law or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended.

“Lien” means any mortgage, charge, pledge, hypothec, security interest, prior claim, encroachments, option, right of first refusal or first offer, occupancy right, covenant, assignment, lien (statutory or otherwise), defect of title, or restriction or adverse right or claim, or other third party interest or encumbrance of any kind, in each case, whether contingent or absolute.

“Matching Period” has the meaning specified in Section 5.4(1)(d).

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“Material Adverse Effect” means, in respect of a Party, any change, event, occurrence, effect or circumstance that, individually or in the aggregate with other changes, events, occurrences, effects or circumstances, is or could reasonably be expected to be material and adverse to the business, operations, results of operations, or financial condition of such Party and its Subsidiaries, taken as a whole, including, in respect of the Company and its Subsidiaries, the loss or termination of, or any material adverse change to, its material Permits in the States of New York or Minnesota. Notwithstanding the foregoing, “Material Adverse Effect” shall not include any such change, event, occurrence, effect, or circumstance resulting from or arising in connection with:

(a)	changes, developments or conditions generally affecting the Cannabis industry in any state in which such Party and its Subsidiaries operate generally, or in the United States generally;

(b)	any change in global, national or regional political conditions (including strikes, lockouts, riots or facility takeover for emergency purposes), economic, business, banking, regulatory, currency exchange, interest rate, inflationary conditions or financial, capital or commodity market conditions, in each case whether national or global;

(c)	any act of terrorism or any outbreak of hostilities or war (or any escalation or worsening thereof);

(d)	any epidemics, pandemics or disease outbreak or other public health condition (including COVID-19), earthquakes, volcanoes, tsunamis, hurricanes, tornados or other natural disasters or acts of God;

(e)	any adoption, proposal, implementation or change in Law or any interpretation of Law by any Governmental Entity;

(f)	any change in IFRS or U.S. GAAP, as applicable;

(g)	any change in the market price or trading volume of any securities of the Party or any suspension of trading in publicly trading securities generally, or any credit rating downgrade, negative outlook, watch or similar event relating to the Party (it being understood that the causes underlying such change in market price or trading volume may be taken into account in determining whether a Material Adverse Effect has occurred);

(h)	the failure of the Party to meet any internal or published projections, forecasts or estimates of revenues, earnings or cash flow for any period ending on or after the date of this Agreement (provided, however, that the causes underlying such failure may be considered to determine whether such causes constitute a Material Adverse Effect);

(i)	the announcement of this Agreement or the transactions contemplated hereby; or

(j)	any action taken by the Party or any of its Subsidiaries which is required to be taken pursuant to this Agreement,

provided, however, that with respect to clauses (a) through to and including (e), such matter does not have a materially disproportionate effect on the Party and its Subsidiaries, taken as a whole, relative to other comparable companies and entities operating in the industries and the geographic areas in which the Party and its Subsidiaries operate. References in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretive for purposes of determining whether a “Material Adverse Effect” has occurred.

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“Material Contract” means any Contract: (i) relating directly or indirectly to the guarantee of any liabilities or obligations or to indebtedness for borrowed money (in each case whether incurred, assumed, guaranteed or secured by any asset) in excess of $1,100,000 in respect of the Company or any of its Subsidiaries; (ii) providing for the establishment, investment in, organization, formation, or governance of any joint venture, limited liability company, strategic alliance, partnership or sharing of profits, revenue or proprietary information or similar arrangement, agreement or understanding that is material to the business of the Company or any of its Subsidiaries, taken as a whole; (iii) providing for severance or change in control payments in excess of $1,100,000; (iv) providing for the purchase, sale or exchange of, or option to purchase, sell or exchange, any property or asset where the purchase or sale price or agreed value or fair market value of such property or asset exceeds $1,100,000; (v) that requires the consent of any other party to the Contract to a change of control of the Company or any of its Subsidiaries, other than Contracts that are immaterial to the Company Business or otherwise replaceable without any delay (for example, cellular phone service providers); (vi) that is with any Person with whom the Company or any of its Subsidiaries does not deal at arm’s length within the meaning of the Tax Act, other than a wholly-owned Subsidiary, and excluding any Contract in respect of employment or services of a director or officer of the Company or any Subsidiary thereof; (vii) that constitutes a hedge contract, futures contract, swap contract, option contract or similar derivative Contract; (viii) that constitutes an amendment, supplement, or modification in respect of any of the foregoing; (ix) that remains in full force and effect and has been filed by the Company with the Securities Authorities as a Material Contract in accordance with Securities Laws; (x) with any Governmental Entity for a value in excess of $1,100,000; or (xi) that is otherwise material to the Company and its Subsidiaries, taken as a whole; and includes each of the Contracts listed in Section 1.1(ff) of the Company Disclosure Letter.

“MI 61-101” means Multilateral Instrument 61-101 - Protection of Minority Shareholders in Special Transactions.

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact required or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made.

“MVS Consideration” means that number of Purchaser Shares equal to the product obtained when (i) the number of outstanding Company Multiple Voting Shares is multiplied by (ii) the product of (x) the Exchange Ratio and (y) the Company MVS Conversion Ratio in effect at the Effective Time.

“NFP” means those Subsidiaries of the Company which are non-profit corporations.

“Notice” has the meaning specified in Section 8.3.

“Ordinary Course” means, with respect to an action taken by a Party or its Subsidiary, that such action is substantially consistent in nature and scope with the past practices of such Party or such Subsidiary and is taken in the ordinary course of the normal day-to-day operations of the business of such Party or such Subsidiary. For greater certainty, actions taken by either Party in connection with developing, expanding, establishing or constructing facilities or businesses shall be deemed to be in the Ordinary Course.

“OTCQX” means the OTCQX Best Market operated by OTC Markets Group Inc.

“Outside Date” means December 31, 2022, or such later date as may be agreed to by the Parties in writing; provided, however, that the Outside Date shall be automatically extended to April 30, 2023 if either the Closing Regulatory Approval or the condition in Section 6.1(7) has not been obtained by December 31, 2022.

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“Pandemic-Relief Debt” means any liability incurred in connection with any Law or program involving any Governmental Entity providing or expanding any loan, guaranty, investment, participation, grant, program or other assistance in response to or to provide relief for COVID-19, including any loan incurred under 15 U.S.C. 636(a)(36) as added to the Small Business Act by the CARES Act, any U.S. Small Business Administration Economic Injury Disaster Loan, any loan under the Main Street Lending Program, or any other similar state or local Governmental Entity program.

“Parties” means the Company and the Purchaser and “Party” means either of them.

“Permit” means any license, permit, certificate, consent, order, grant, approval, agreement, classification, restriction, registration or other Authorization of, from or required by any Governmental Entity including pursuant to Applicable U.S. State Laws.

“Permitted Liens” means, in respect of a Party or any of its Subsidiaries, any one or more of the following:

(a)	Liens for Taxes which are not yet due or delinquent or that are being properly contested in good faith by appropriate proceedings and in respect of which reserves have been provided in the most recent publicly filed financial statements;

(b)	easements, rights of way, servitudes and similar rights in land including rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph or cable television conduits, poles, wires and cables that do not have an adverse effect on the value or materially impair or add material cost to the use and operation of the subject property;

(c)	inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of the construction, maintenance, repair or operation of the Company Assets or the Purchaser Assets; provided, however, that such Liens are related to obligations not due or delinquent or in respect of which adequate holdbacks or reserves are being maintained in a sufficient amount to pay off such disputed Liens;

(d)	customary rights of general application reserved to or vested in any Governmental Entity to control or regulate any interest in the facilities in which the Company or any of its Subsidiaries conducts its business; provided however that such Liens, encumbrances, exceptions, agreements, restrictions, limitations, Contracts and rights (i) were not incurred in connection with any indebtedness and (ii) do not, individually or in the aggregate, have an adverse effect on the value or materially impair or add material cost to the use of the subject property;

(e)	Liens incurred, created and granted in the Ordinary Course to a public utility, municipality or Governmental Entity in connection with operations conducted with respect to the Company Assets or Purchaser Assets, as applicable, but only to the extent those Liens relate to costs and expenses for which payment is not due or delinquent; and

(f)	Liens listed and described in Section 1.1 of the Company Disclosure Letter or of Section 1.1 of the Purchaser Disclosure Letter, as applicable.

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“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status.

“Plan of Arrangement” means the plan of arrangement, substantially in the form of Schedule A, subject to any amendments or variations to such plan made in accordance with Section 8.1 of this Agreement or the Plan of Arrangement, or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

“Preliminary Company Circular” means the preliminary Company Circular as filed with the SEC on EDGAR and any amendments thereto.

“Purchaser” has the meaning specified in the preamble.

“Purchaser Assets” means all tangible and intangible assets, properties, Permits, rights or other privileges (whether contractual or otherwise) owned (either directly or indirectly), leased, licensed, loaned, operated or being developed or used, including all licenses and approvals issued under Applicable U.S. State Laws, vendor lists, customer lists, intellectual property and related technologies, real property, fixed assets, facilities, equipment, inventories and accounts receivable, of the Purchaser and its Subsidiaries.

“Purchaser Board” means the board of directors of the Purchaser as constituted from time to time.

“Purchaser Business” means the business of the Purchaser and/or its Subsidiaries.

“Purchaser Data Room” means the material contained in the virtual data room established by the Purchaser as at 5:00 p.m. (Eastern time) at the close of business on the Business Day prior to the date hereof.

“Purchaser Disclosure Letter” means the disclosure letter dated the date of this Agreement and delivered by the Purchaser to the Company with this Agreement.

“Purchaser Employees” means all officers and employees of the Purchaser and its Subsidiaries, including unionized, non-unionized, part-time, full-time, active and inactive employees.

“Purchaser Equity Incentive Plan” means the Purchaser’s Stock and Incentive Plan adopted by the board of directors of the Purchaser on February 11, 2021.

“Purchaser Filings” means all documents of the Purchaser publicly filed under the profile of the Purchaser on SEDAR and/or EDGAR since February 11, 2021.

“Purchaser Financial Statements” has the meaning ascribed thereto in Section 1.2(j) of Schedule D.

“Purchaser Options” means the outstanding options to purchase Purchaser Shares or Purchaser Proportionate Voting Shares, as the case may be, issued pursuant to the Purchaser Equity Incentive Plan, as listed in Section 1.2(e) of the Purchaser Disclosure Letter.

“Purchaser Owned Real Property” has the meaning ascribed thereto in Section 1.2(s) of Schedule D.

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“Purchaser Proportionate Voting Shares” means the shares of the Purchaser designated as Class B proportionate voting shares, each entitling the holder thereof to 100 votes per share at shareholder meetings of the Purchaser.

“Purchaser RSUs” means the restricted share units to acquire Purchaser Shares or Purchaser Proportionate Voting Shares, as the case may be, issued pursuant to the Purchaser Equity Incentive Plan, as listed in Section 1.2(e) of the Purchaser Disclosure Letter.

“Purchaser Shares” means the shares of the Purchaser designated as Class A subordinate voting shares, each entitling the holder thereof to one vote per share at shareholder meetings of the Purchaser.

“Registrar” means the Registrar of Companies appointed under the BCBCA.

“Regulatory Approval” means any consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with, any Governmental Entity, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Entity, including the Antitrust Approvals and regulatory approvals required under Applicable U.S. State Laws, in each case required in connection with the Arrangement.

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Substance in the indoor or outdoor environment, including the movement of Hazardous Substance through or in the air, soil, surface water, ground water or property.

“Replacement Warrants” means the warrants to purchase Purchaser Shares to be issued by the Purchaser at the Effective Time in exchange for outstanding Company Warrants pursuant to, and in accordance with, the Plan of Arrangement.

“Representative” has the meaning specified in Section 5.1(1).

“Required Approval” has the meaning specified in Section 2.2(3).

“Required Divestitures” means the divestitures of Company Assets or Purchaser Assets in [REDACTED] that the Purchaser determines, in its sole discretion, should be made under Applicable U.S. State Laws.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reports” has the meaning ascribed thereto in Section 1.1(r) of Schedule C.

“Section 3(a)(10) Exemption” means the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof.

“Securities Authorities” means the British Columbia Securities Commission, the Alberta Securities Commissions and the applicable securities commission or securities regulatory authority of each of the other provinces and territories of Canada, the SEC and U.S. state securities commissions or securities regulatory authorities.

“Securities Laws” means (a) applicable securities Laws in each of the provinces and territories of Canada, (b) the U.S. Securities Act, the U.S. Exchange Act, and the U.S. state securities Laws and the rules and regulations promulgated thereunder, (c) the policies of the CSE, and (d) the policies of the OTCQX.

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“SEDAR” means the System for Electronic Document Analysis Retrieval of the Canadian Securities Administrators.

“Share Consideration” means the number of Purchaser Shares equal to the product obtained when the number of Company Subordinate Voting Shares is multiplied by the Exchange Ratio.

“Subsidiary” has the meaning specified in Section 1.2(12).

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal from a Person who is an arm’s length third party made after the date of this Agreement: (i) to acquire all of the outstanding Company Shares or all or substantially all of the assets of the Company on a consolidated basis; (ii) that complies with Securities Laws and did not result from or involve a breach of Article 5; (iii) that is reasonably capable of being completed without undue delay, taking into account all financial, legal, regulatory and other aspects of such proposal and the Person making such proposal; (iv) that is not subject to any financing condition and in respect of which adequate arrangements have been made to ensure that the required funds or other consideration will be available to effect payment in full for all of the Company Shares or assets, as the case may be; (v) is not subject to any due diligence or access condition; and (vi) that the Company Board determines, in its good faith judgment, after receiving the advice of its outside legal and financial advisors and after taking into account all the terms and conditions of the Acquisition Proposal, including all legal, financial, regulatory and other aspects of such Acquisition Proposal and the party making such Acquisition Proposal, would, if consummated in accordance with its terms, but without assuming away the risk of non-completion, result in a transaction which is more favourable, from a financial point of view, to the Company Shareholders than the Arrangement (including any amendments to the terms and conditions of the Arrangement proposed by the Purchaser pursuant to Section 5.4(2)).

“Superior Proposal Notice” has the meaning specified in Section 5.4(1)(c).

“Support and Voting Agreements” means each of the support and voting agreements dated the date hereof between the Purchaser and each of the Persons set forth on Section 1.1 of the Purchaser Disclosure Letter.

“SVS Consideration” means that number of Purchaser Shares equal to the product obtained when (i) the number of outstanding Company Super Voting Shares is multiplied by (ii) the product of (x) the Exchange Ratio and (y) the Company SVS Conversion Ratio in effect at the Effective Time.

“Tax Act” means the Income Tax Act (Canada), together with the regulations thereunder.

“Tax Returns” means any and all returns, reports, declarations, elections, notices, forms, designations, filings, and statements (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes.

“Taxes” means: (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, branch profits, franchise, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, provincial sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii); (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iv) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any party.

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“Terminating Party” has the meaning specified in Section 4.8(3).

“Termination Fee” has the meaning specified in Section 7.4(5).

“Termination Fee Event” has the meaning specified in Section 7.4(5).

“Termination Notice” has the meaning specified in Section 4.8(3).

“Transaction Expenses” has the meaning specified in Section 7.4(2).

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“U.S. GAAP” means accounting principles generally accepted in the United States, as applicable at the relevant time.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“U.S. Tax Code” means the United States Internal Revenue Code of 1986, as amended.

Section 1.2 Certain Rules of Interpretation

(1)	Gender, etc. In this Agreement, words signifying the singular number include the plural and vice versa, and words signifying gender include all genders.

(2)	Including. Every use of the words “including” or “includes” in this Agreement is to be construed as meaning “including, without limitation” or “includes, without limitation”, respectively.

(3)	Divisions and Headings The division of this Agreement into Articles and Sections, the insertion of headings and the inclusion of a table of contents are for convenience of reference only and do not affect the construction or interpretation of this Agreement.

(4)	Articles, Sections, etc. References in this Agreement to an Article, Section or Schedule are to be construed as references to an Article, Section or Schedule of or to this Agreement unless otherwise specified.

(5)	Time Periods. Unless otherwise specified in this Agreement, time periods within which or following which any calculation or payment is to be made, or action to be taken, will be calculated by excluding the day on which the period begins and including the day on which the period ends.

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If the last day of a time period is not a Business Day, the time period will end on the next Business Day.

(6)	Statutory Instruments. Unless otherwise specified, any reference in this Agreement to any statute includes all regulations and subordinate legislation made under or in connection with that statute at any time, and is to be construed as a reference to that statute as amended, modified, restated, supplemented, extended, re-enacted, replaced or superseded at any time.

(7)	Knowledge. Where any representation or warranty is expressly qualified by reference to the knowledge of the Company, it is deemed to refer to the actual knowledge, after making reasonable inquiries regarding the relevant matter, of each of the executive officers of the Company set forth on Section 1.2(7) of the Company Disclosure Letter.

Where any representation or warranty is expressly qualified by reference to the knowledge of the Purchaser, it is deemed to refer to the actual knowledge, after making reasonable inquiries regarding the relevant matter, of each of the executive officers of the Purchaser set forth on Section 1.2(7) of the Purchaser Disclosure Letter.

(8)	Time of Day. Unless otherwise specified, references to time of day or date mean the local time or date in the City of Vancouver, in the Province of British Columbia.

(9)	Payment and Currency. Unless otherwise specified, any money to be advanced, paid or tendered by a Party under this Agreement must be advanced, paid or tendered by bank draft, certified cheque or wire transfer of immediately available funds payable to the Person to whom the amount is due. Unless otherwise specified, the word “dollar” and the “$” sign refer to United States currency, and all amounts to be advanced, paid, tendered or calculated under this Agreement are to be advanced, paid, tendered or calculated in United States currency.

(10)	Capitalized Terms. All capitalized terms used in any Schedule, in the Company Disclosure Letter or in the Purchaser Disclosure Letter have the meanings ascribed to them in this Agreement.

(11)	Accounting Terms. Unless otherwise specified herein, all accounting terms are to be interpreted in accordance with U.S. GAAP (to the extent applicable) and all determinations of an accounting nature in respect of the Company required to be made shall be made in a manner consistent with U.S. GAAP (to the extent applicable).

(12)	Consent. If any provision requires approval or consent of a Party and such approval or consent is not delivered within the specified time limit, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

(13)	Affiliates and Subsidiaries. For the purpose of this Agreement, a Person is an “affiliate” of another Person if one of them is a Subsidiary of the other or each one of them is controlled, directly or indirectly, by the same Person. A “Subsidiary” means a Person that is controlled directly or indirectly by another Person and includes a Subsidiary of that Subsidiary. A Person is considered to “control” another Person if: (i) the first Person beneficially owns or directly or indirectly exercises control or direction over securities of the second Person carrying votes which, if exercised, would entitle the first Person to elect a majority of the directors of the second Person, unless that first Person holds the voting securities only to secure an obligation, or (ii) the second Person is a partnership, other than a limited partnership, and the first Person holds more than 50% of the interests of the partnership, or (iii) the second Person is a limited partnership, and the general partner of the limited partnership is the first Person, or (iv) in the event the second Person is a non-profit entity, the first Person controls such second Person via membership, control of the first Person’s board of directors or managers, or management services or similar agreement.

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Section 1.3 Schedules

(1)	The schedules attached to this Agreement, the Company Disclosure Letter and the Purchaser Disclosure Letter form an integral part of this Agreement for all purposes of it.

(2)	The Company Disclosure Letter itself and all information contained in it is confidential information and may not be disclosed except in accordance with the terms of the Confidentiality Agreement.

(3)	The Purchaser Disclosure Letter itself and all information contained in it is confidential information and may not be disclosed except in accordance with the terms of the Confidentiality Agreement.

Article 2 THE ARRANGEMENT

Section 2.1 Arrangement

The Parties agree that the Arrangement shall be implemented in accordance with, and subject to the terms and conditions of, this Agreement and the Plan of Arrangement. The Arrangement shall become effective in accordance with the Plan of Arrangement at the times specified in the Plan of Arrangement. The Company agrees to file, or cause to be filed, the Arrangement Filings to implement the Plan of Arrangement in accordance with, and subject to the terms and conditions of, this Agreement, if such filing is required under the BCBCA. From and after the Effective Time, the Parties shall each effect and carry out the steps, actions or transactions to be carried out by them pursuant to the Plan of Arrangement with the result that, among other things, the Purchaser shall become the holder of all outstanding Company Shares.

Section 2.2 Interim Order

As soon as reasonably practicable after the date of this Agreement, but in any event on in sufficient time to permit the Company Meeting to be convened in accordance with Section 2.3(1), the Company shall apply to the Court, in a manner acceptable to the Purchaser, acting reasonably, pursuant to Section 291(b) of the BCBCA and, in cooperation with the Purchaser, prepare, file and diligently pursue an application for the Interim Order, the terms of which are acceptable to the Purchaser, acting reasonably, which must provide, among other things:

(1)	for the Persons and classes of Persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

(2)	for confirmation of the record date for the Company Meeting;

(3)	that the required level of approval (the “Required Approval”) for the Arrangement Resolution shall be: (i) 662/3% of the votes cast on the Arrangement Resolution by holders of Company Shares, present in person or represented by proxy and entitled to vote at the Company Meeting voting together as a single class; and (ii) if required by Law, a simple majority of the votes cast on the Arrangement Resolution by each class of outstanding Company Shares, excluding the votes for Company Shares held by “related parties” and “interested parties” as defined under MI 61-101;

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(4)	that, in all other respects, the terms, restrictions and conditions of the Company’s Constating Documents, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;

(5)	for the grant of the Dissent Rights as set forth in the Plan of Arrangement;

(6)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(7)	that the Company Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement without the need for additional approval of the Court;

(8)	that the Company Meeting may be held in-person or be a virtual meeting or hybrid meeting whereby Company Shareholders may join virtually;

(9)	that the record date for the Company Shareholders entitled to notice of and to vote at the Company Meeting will not change in respect of any adjournment(s) or postponement(s) of the Company Meeting, unless required by Securities Law;

(10)	for such other matters as either of the Parties may reasonably require, subject to obtaining the prior consent of the other Party, such consent not to be unreasonably withheld or delayed; and

(11)	that it is the intention of the Parties to rely upon the Section 3(a)(10) Exemption with respect to the issuance of the Consideration Shares to be issued pursuant to the Arrangement to the Company Shareholders in the United States, based on the Court’s approval of the Arrangement.

Section 2.3 The Company Meeting

The Company shall:

(1)	convene and conduct the Company Meeting in accordance with the Interim Order, the Company’s Constating Documents, Laws as well as the policies of the CSE as soon as reasonably practicable, and in any event on or before the date that is 120 days after the date hereof (unless the SEC elects to review the Preliminary Company Circular, in which case the Company Meeting shall be conducted on or before the date that is 170 days after the date hereof), and, in this regard, the Company may abridge, any time periods that may be abridged under Securities Laws, for the purpose of considering the Arrangement Resolution and for any other proper purpose as may be set out in the Company Circular, and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Meeting without the prior written consent of the Purchaser, acting reasonably, except: in the case of an adjournment, as required for quorum purposes (in which case the Company Meeting will be adjourned and not cancelled) or by Law or as otherwise required or permitted by this Agreement;

(2)	subject to the terms of this Agreement, use its commercially reasonable efforts to solicit proxies in favour of the approval of the Arrangement Resolution and against any resolution submitted by any Company Shareholder that is inconsistent with the Arrangement Resolution and the completion of any of the transactions contemplated by this Agreement, including, if so requested by the Purchaser, acting reasonably, or otherwise desirable to the Company, using investment dealers and proxy solicitation services firms selected by the Company and approved in writing by the Purchaser, acting reasonably, to solicit proxies in favour of the approval of the Arrangement Resolution, and the Purchaser agrees that it shall be responsible for the reasonable costs of using such investment dealers or proxy solicitation services;

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(3)	provide the Purchaser with copies of or access to information as requested from time to time by the Purchaser, acting reasonably, regarding the Company Meeting generated by any dealer or proxy solicitation services firm which has been retained by the Company;

(4)	consult with the Purchaser in fixing the date of the Company Meeting, give notice to the Purchaser of the Company Meeting and allow the Purchaser’s representatives and legal counsel to attend the Company Meeting;

(5)	promptly advise the Purchaser, at such times as the Purchaser may reasonably request and at least on a daily basis on each of the last ten Business Days prior to the date of the Company Meeting, as to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution;

(6)	promptly advise the Purchaser of receipt by the Company of any communication (written or oral) from any Company Shareholder or other security holder of the Company in opposition to the Arrangement, written notice of dissent, purported exercise or withdrawal of Dissent Rights, and written communications sent by or on behalf of the Company to any Company Shareholder exercising or purporting to exercise Dissent Rights;

(7)	not make any payment or settlement offer, or agree to any payment or settlement prior to the Effective Time with respect to Dissent Rights without the prior written consent of the Purchaser;

(8)	not change the record date for Company Shareholders entitled to vote at the Company Meeting in connection with any adjournment or postponement of the Company Meeting (unless required by Law); and

(9)	at the reasonable request of the Purchaser from time to time, provide the Purchaser with a list of (i) Company Shareholders, together with their addresses and respective holdings of Company Shares, (ii) the names, addresses and holdings of all Persons having rights issued by the Company to acquire Company Shares (including holders of Company Options, Company RSUs and Company Warrants), and (iii) participants and book-based nominee registrants such as CDS & Co., CEDE & Co. and DTC, and non-objecting beneficial owners of Company Shares and other security holders of the Company, together with their addresses and respective holdings of Company Shares and other securities of the Company. The Company shall from time to time require that its registrar and transfer agent furnish the Purchaser with such additional information, including updated or additional lists of Company Shareholders, and lists of securities positions and other assistance as the Purchaser may reasonably request, provided, however, that the Purchaser shall not communicate directly with any Company Shareholder without the prior written consent of the Company.

Section 2.4 The Company Circular

(1)	The Company shall (i) promptly prepare and complete, in consultation with the Purchaser, the Company Circular, together with any other documents required by Law in connection with the Company Meeting and the Arrangement; (ii) cause the Company Circular and such other documents to be filed or furnished with the Securities Authorities and the CSE as required by Law and the policies of the CSE, and disseminate to each Company Shareholder and other Person as required by the Interim Order and Law; (iii) to the extent required by Law, as promptly as practicable prepare, file or furnish with the Securities Authorities and any applicable securities exchange, and disseminate to the Company Shareholders and other Persons as required by the Interim Order and Law any supplement or amendment to the Company Circular (after the Purchaser has had a reasonable opportunity to review and comment thereon) if any event will occur which requires such action at any time prior to the Company Meeting; and (iv) otherwise use its commercially reasonable efforts to comply with all requirements of Law applicable to the Company Meeting and the Arrangement.

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(2)	The Company shall ensure that the Company Circular complies in all material respects with Law, including Securities Laws and the Interim Order, does not contain any Misrepresentation (other than with respect to any information relating to and furnished by the Purchaser in writing for inclusion in the Company Circular) regarding the Company and provides Company Shareholders with sufficient information to permit them to form a reasoned judgment concerning the matters to be placed before the Company Meeting. Without limiting the generality of the foregoing, the Company Circular must include: (i) a copy of each Fairness Opinion; (ii) a statement that the Company Board has received the Fairness Opinions, and has unanimously determined, after receiving financial and legal advice, that the Consideration to be received by the Company Shareholders is fair from a financial point of view and that the Arrangement is in the best interests of the Company and its security holders and that the Company Board unanimously recommends that the Company Shareholders vote in favour of the Arrangement Resolution (the “Company Board Recommendation”); (iii) a statement regarding the Support and Voting Agreements and that each director and officer of the Company has entered into a Support and Voting Agreement that provides, among other things, and subject to the terms thereof, that such Person will vote all of such Person’s Company Shares in favour of the Arrangement Resolution and against any resolution submitted by any Company Shareholder that is inconsistent with the Arrangement, the whole in accordance with such Person’s Support and Voting Agreement, as applicable.

(3)	The Company shall indemnify and save harmless the Purchaser and each of its representatives from and against any and all liabilities, claims, demands, losses, costs, damages and expenses to which they may be subject or may suffer, in any way caused by, or arising, directly or indirectly, from or in consequence of:

(a)	any Misrepresentation or alleged Misrepresentation in any information included in the Company Circular, other than the information solely relating to the Purchaser or the Consideration Shares furnished to the Company in writing by the Purchaser for inclusion in the Company Circular; and

(b)	any order made, or any inquiry, investigation or proceeding by any Securities Authority or other Governmental Entity, to the extent based on any Misrepresentation or any alleged Misrepresentation in the Company Circular other than the information relating solely to the Purchaser or the Consideration Shares furnished to the Company in writing by the Purchaser for inclusion in the Company Circular.

(4)	The Company shall not be responsible for any information in the Company Circular relating to the Purchaser or the Consideration Shares that is furnished to the Company in writing by the Purchaser for inclusion in the Company Circular.

(5)

The Company shall give the Purchaser and its legal counsel a reasonable opportunity to review and comment on drafts of the Preliminary Company Circular, amendments to the Preliminary Company Circular, responses to SEC comments (oral or written) thereon, if any, and the Definitive Company Circular, and other related documents, and shall give reasonable consideration to any comments made by them, and agrees that all information relating solely to the Purchaser and the Consideration Shares included in the Company Circular must be in a form and content satisfactory to them, acting reasonably.

(6)	The Purchaser shall cooperate with the Company to prepare the Company Circular as promptly as practicable after the date of this Agreement and shall provide the Company and its auditor with all necessary financial statements and information regarding the Purchaser, its affiliates and the Consideration Shares, including such financial information and assistance as may be reasonably required in connection with the preparation of any pro forma financial statements, as required by Law (and in particular, Securities Laws) for inclusion in the Company Circular or in any amendments or supplements to the Company Circular. The Purchaser hereby consents to the inclusion of its financial statements in the Company Circular as required by Law (and in particular, Securities Laws). The Purchaser shall ensure that such information does not include any Misrepresentation concerning the Purchaser and the Consideration Shares.

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(7)	The Purchaser shall indemnify and save harmless the Company and each of its representatives from and against any and all liabilities, claims, demands, losses, costs, damages and expenses to which they may be subject or may suffer, in any way caused by, or arising, directly or indirectly, from or in consequence of:

(a)	any Misrepresentation or alleged Misrepresentation in any information included in the Company Circular relating to the Purchaser or the Consideration Shares furnished to the Company in writing by the Purchaser for inclusion in the Company Circular pursuant to Section 2.4(6); and

(b)	any order made, or any inquiry, investigation or proceeding by any Securities Authority or other Governmental Entity, to the extent based on any Misrepresentation or any alleged Misrepresentation in any information included in the Company Circular relating to the Purchaser or the Consideration Shares furnished to the Company in writing by the Purchaser for inclusion in the Company Circular pursuant to Section 2.4(6).

(8)	The Purchaser shall not be responsible for any information in the Company Circular relating to the Company or any affiliates of the Company.

(9)	The Purchaser and the Company shall also use their commercially reasonable efforts to obtain any necessary consents from any of their respective auditors and any other advisors to the use of the Fairness Opinions and any financial, technical or other expert information required to be included in the Company Circular and to the identification in the Company Circular of each such advisor.

(10)	Each Party shall promptly notify the other if at any time before the Effective Date it becomes aware (in the case of the Company only with respect to the Company and its affiliates, and in the case of the Purchaser only with respect to the Purchaser, its affiliates, or the securities of the Purchaser to be issued pursuant to the Plan of Arrangement) that the Company Circular contains a Misrepresentation, or otherwise requires an amendment or supplement. The Parties shall co-operate in the preparation of any such amendment or supplement to the Company Circular as required or appropriate, and the Company shall promptly mail, file or otherwise publicly disseminate any such amendment or supplement to the Company Circular to Company Shareholders and, if required by the Court, Securities Laws or any other Law, file the same with the Securities Authorities or any other Governmental Entity as required.

Section 2.5 Final Order

If the Interim Order is obtained and the Arrangement Resolution is passed at the Company Meeting as provided for in the Interim Order, the Company will, as soon as reasonably practicable thereafter, take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to the BCBCA.

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Section 2.6 Court Proceedings and the Company Circular

In connection with finalizing and filing the Company Circular and all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall:

(1)	diligently pursue, and cooperate with the Purchaser in diligently pursuing, finalizing and filing the Company Circular, pursuing the Interim Order and, subject to the approval of the Arrangement Resolution at the Company Meeting, the Final Order;

(2)	provide the Purchaser and its advisors with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Securities Authorities and the Court in connection with the Arrangement, and give reasonable consideration to all such comments;

(3)	provide the Purchaser and its advisors with copies of any correspondence, notice of appearance, evidence or other documents delivered or served on the Company or its legal counsel in respect of the Company Circular, the motion for the Interim Order or the application for the Final Order or any appeal from them, and any correspondence, notice, written or oral, indicating the intention of any Person to respond to, appeal, or oppose the granting of, the Interim Order or the Final Order;

(4)	ensure that all material filed with the Securities Authorities and the Court in connection with the Arrangement is consistent with this Agreement and the Plan of Arrangement and that such material has been approved by the Purchaser, acting reasonably, for filing or delivery, as applicable;

(5)	not file any material with the Securities Authorities or the Court in connection with the Arrangement or serve any such material, or agree to modify or amend any material so filed or served, except as contemplated by this Agreement or with the Purchaser’s prior written consent, acting reasonably;

(6)	oppose any proposal from any Person that the Definitive Company Circular or Final Order contain any provision inconsistent with this Agreement, and if required by the terms of the Final Order or by Securities Authorities or Law to return to Court with respect to the Final Order do so only after notice to, and in reasonable consultation and cooperation with, the Purchaser; and

(7)	not object to legal counsel to the Purchaser appearing at and making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as the Purchaser considers appropriate, provided the Purchaser advises the Company of the nature of any such submissions not less than one Business Day prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement.

Section 2.7 Treatment of Convertible Securities

Subject to the terms and conditions of this Agreement and the Plan of Arrangement, pursuant to the Arrangement:

(1)	all outstanding Company Options, whether vested or unvested, shall, in accordance with the Company Equity Incentive Plans and at the time specified in the Plan of Arrangement, cease to represent a right to acquire Company Shares and instead represent a right to acquire Purchaser Shares;

(2)	all outstanding Company RSUs, whether vested or unvested, shall, in accordance with the Company Equity Incentive Plans and at the time specified in the Plan of Arrangement, cease to represent a right to receive Company Shares and instead represent a right to receive Purchaser Shares; and

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(3)	all outstanding Company Warrants, whether vested or unvested, shall cease to represent a warrant or other right to acquire Company Shares and shall be exchanged at the Effective Time for Replacement Warrants, all in accordance with and subject to the provisions of the Plan of Arrangement.

Section 2.8 Amendment to Plan of Arrangement, Arrangement Filings and Effective Date

(1)	The Company shall amend the Plan of Arrangement from time to time at the reasonable request of the Purchaser, provided that no such amendment is inconsistent with the Definitive Company Circular, the Interim Order or the Final Order or is prejudicial to the Company Shareholders or other Persons to be bound by the Plan of Arrangement.

(2)	Subject to obtaining the Final Order and to the satisfaction or, where not prohibited, the waiver (subject to Law) by the Party or Parties in whose favour the condition is, of each of the conditions set out in Article 6 (excluding conditions that by their terms cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, waiver by the Party or Parties in whose favour the condition is, of those conditions as of the Effective Date), unless another time or date is agreed to in writing by the Parties, any Arrangement Filings required to be filed prior to the Effective Date shall be filed by the Company with the Registrar not later than one Business Day after the later of the receipt of the Final Order and the satisfaction or, where not prohibited, the waiver (subject to Law) by the Party or Parties in whose favour the condition is, of each of the conditions set out in Article 6 (excluding conditions that by their terms cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, waiver by the Party or Parties in whose favour the condition is, of those conditions as of the Effective Date); provided, however, that no Arrangement Filings shall be sent to the Registrar, for endorsement and filing by the Registrar, except as contemplated hereby or with the Purchaser’s prior written consent.

(3)	The closing of the Arrangement (the “Closing”) will occur electronically, or in such other manner or at such other location, as may be agreed upon between the Parties. The Parties agree that all requisite closing documents may be exchanged electronically at the Closing, and that documents so exchanged shall be binding for all purposes. The date on which the Closing occurs is referred to herein as the “Closing Date”.

Section 2.9 Payment of Consideration

The Purchaser will, as soon as possible after the receipt by the Company of the Final Order and in any case prior to the Effective Time, deliver to its transfer agent (with a copy to the Depositary), a treasury direction instructing the Purchaser’s transfer agent to issue sufficient Purchaser Shares to satisfy the aggregate Consideration payable to the Company Shareholders (other than any Dissenting Shareholders who have not withdrawn their notice of objection) pursuant to the Plan of Arrangement.

Section 2.10 Adjustment of Consideration

Notwithstanding anything in this Agreement to the contrary, if between the date of this Agreement and the Effective Time, the issued and outstanding Purchaser Shares shall have changed into a different number of shares or a different class by reason of any split, consolidation, dividend, reclassification, redenomination or the like, provided any such action is permitted by Section 4.2(2)(b), then the Consideration to be paid per Company Share shall be appropriately adjusted to provide to Company Shareholders the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Consideration to be paid per Company Share, subject to further adjustment in accordance with this Section 2.10.

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Section 2.11 Withholding Taxes

The Purchaser, the Company and the Depositary, as applicable, shall be entitled to deduct or withhold from any consideration payable or otherwise deliverable to any Person, including Company Shareholders exercising Dissent Rights, pursuant to the Arrangement and from all dividends, other distributions or other amounts otherwise payable to any former Company Shareholders, such Taxes or other amounts as the Purchaser, the Company or the Depositary are required, entitled or permitted to deduct or withhold with respect to such payment under the Tax Act, or any other provisions of any Laws. To the extent that Taxes or other amounts are so deducted or withheld, such deducted or withheld Taxes or other amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction or withholding was made, provided that such deducted or withheld Taxes or other amounts are actually remitted to the appropriate taxing authority. Each of the Purchaser, the Company and the Depositary, as applicable, is hereby authorized to sell or otherwise dispose of, on behalf of such Person, such portion of any share or other security deliverable to such Person as is necessary to provide sufficient funds to the Purchaser, the Company or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and the Purchaser, the Company or the Depositary shall notify such Person thereof and remit the applicable portion of the net proceeds of such sale to the appropriate taxing authority and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to such Person.

Section 2.12 Tax Election

The Company will file an election with the Canada Revenue Agency to cease to be a public corporation for the purposes of the Tax Act as soon as practicable following satisfaction of the prescribed conditions for making such an election.

Section 2.13 Tax Matters

Notwithstanding any representations and covenants set forth in this Agreement, it is understood and agreed that none of the Purchaser nor the Company provides any assurances to any security holder of the Company regarding the income tax consequences of the Arrangement to any security holder of the Company, except as otherwise provided in the Company Circular.

Section 2.14 United States Securities Law Matters

The Parties agree that the Arrangement will be carried out with the intention that, assuming the Final Order is granted by the Court, all Consideration Shares issued under the Arrangement to the holders of Company Shares, as the case may be, will be issued by the Purchaser in reliance on the Section 3(a)(10) Exemption. In order to ensure the availability of the exemption under the Section 3(a)(10) Exemption, the Parties agree that the Arrangement will be carried out on the following basis:

(1)	the Arrangement will be subject to the approval of the Court;

(2)	the Court will be advised as to the intention of the Parties to rely on the Section 3(a)(10) Exemption prior to the hearing required to approve the Arrangement;

(3)	the Court will be required to satisfy itself as to the fairness of the Arrangement to the Company Shareholders and the holders of Company Warrants, subject to the Arrangement;

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(4)	the Company will ensure that each Person entitled to receive Consideration Shares or Replacement Warrants on completion of the Arrangement will be given adequate notice advising them of their right to attend the hearing of the Court to give approval of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(5)	each Person in the United States entitled to receive Consideration Shares or Replacement Warrants will be advised that the Consideration Shares and Replacement Warrants issued pursuant to the Arrangement have not been and will not be registered under the U.S. Securities Act and will be issued by the Purchaser in reliance on the Section 3(a)(10) Exemption, and may be subject to restrictions on resale under the applicable securities laws of the United States, including Rule 144 under the U.S. Securities Act with respect to affiliates of the Company and the Purchaser;

(6)	the Interim Order approving the Company Meeting will specify that each Person entitled to receive Consideration Shares or Replacement Warrants will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they deliver an appearance within a reasonable time;

(7)	the Court will hold a hearing before approving the fairness of the terms and conditions of the Arrangement and issuing the Final Order; and

(8)	the Final Order approving the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court as being fair and reasonable to the Company Shareholders. In addition, the Company shall request that the Final Order shall include a statement to substantially the following effect:

“This Order will serve as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that act, regarding the distribution of securities of Verano Holdings Corp., pursuant to the Plan of Arrangement.”

Article 3 REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Company

(1)	The Company represents and warrants to the Purchaser as set forth in Schedule C and acknowledges and agrees that the Purchaser is relying upon such representations and warranties in connection with entering into this Agreement and agreeing to complete the Arrangement.

(2)	The representations and warranties of the Company contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms. Any investigation by the Purchaser and its advisors shall not mitigate, diminish or affect the representations and warranties of the Company contained in this Agreement.

Section 3.2 Representations and Warranties of the Purchaser

(1)	The Purchaser represents and warrants to the Company as set forth in Schedule D and acknowledges and agrees that the Company is relying upon such representations and warranties in connection with entering into this Agreement and agreeing to complete the Arrangement.

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(2)	The representations and warranties of the Purchaser contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms. Any investigation by the Company and its advisors shall not mitigate, diminish or affect the representations and warranties of the Purchaser contained in this Agreement.

Article 4 COVENANTS

Section 4.1 Conduct of Business of the Company

(1)	During the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except with the express prior written consent of the Purchaser, acting reasonably, or as required by Law, as set out in Section 4.1(1) of the Company Disclosure Letter, or as otherwise contemplated or permitted by this Agreement or the Plan of Arrangement, the Company shall, and shall cause its Subsidiaries to, conduct their business in the Ordinary Course, and the Company shall use commercially reasonable efforts to maintain and preserve its and its Subsidiaries’ respective business organizations, assets, properties, rights, goodwill and business relationships.

(2)	Without limiting the generality of Section 4.1(1), during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except (i) with the express prior written consent of the Purchaser, acting reasonably, (ii) as contemplated or permitted by this Agreement, or (iii) as set out in Section 4.1(2) of the Company Disclosure Letter, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly:

(a)	amend its Constating Documents;

(b)	split, combine, consolidate or reclassify any shares of its capital stock or declare, set aside or pay any dividend or other distribution thereon (whether in cash, stock or property or any combination thereof), or amend or modify any term of any outstanding debt security;

(c)	redeem, purchase, or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of its capital stock or any of its outstanding securities;

(d)	issue, deliver, sell, pledge or otherwise encumber, or authorize the issuance, delivery, sale, pledge or other encumbrance of any shares of its capital stock or other equity or voting interests (including issued Company Shares held by the Company in treasury), or any options, warrants or similar rights or convertible securities exercisable or exchangeable for or convertible into such capital stock or other equity or voting interests, or any stock appreciation rights, phantom stock awards or other rights that are linked to the price or the value of Company Shares, except for the issuance of Company Subordinate Voting Shares and Company Multiple Voting Shares issuable upon the exercise or settlement of Company Options, Company RSUs, and Company Warrants, in each case that are outstanding on the date of this Agreement or upon the conversion of Company Super Voting Shares or Company Multiple Voting Shares into Company Subordinate Voting Shares, in each case that are outstanding on the date of this Agreement or issued in accordance with this subsection (d);

(e)	reduce its stated capital or reorganize, arrange, restructure, amalgamate or merge with any Person;

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(f)	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of the Company or any of its Subsidiaries;

(g)	enter into any Contract with any Person that has obligations for the Company and/or its Subsidiaries in excess of $300,000, other than for capital expenditures as permitted in Section 4.1(2)(j);

(h)	acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, assets, securities, properties, interests or businesses having a cost, on a per transaction or series of related transactions basis, in excess of $300,000 for all such transactions, other than (i) inventory acquired in the Ordinary Course; (ii) assets in connection with the Ordinary Course operation of the Company Business; and (iii) as otherwise permitted under the terms of this Agreement;

(i)	sell, pledge, lease, dispose of, lose the right to use, mortgage, license, encumber (other than a Permitted Lien) or otherwise transfer any assets of the Company or of any of its Subsidiaries or any interest in any assets of the Company and its Subsidiaries having a book or fair market value greater than $150,000 individually or $1,500,000 in the aggregate, other than inventory sold in the Ordinary Course;

(j)	other than as set out in Section 4.1(2)(j) of the Company Disclosure Letter, make any capital expenditure or commitment to do so which, individually exceeds $150,000 or in the aggregate exceeds $3,000,000;

(k)	other than under the Credit Agreement, amend or modify, or terminate or waive any material right under, any Material Contract;

(l)	enter into any contract or agreement with a term of more than 12 months, except for contracts or agreements that are not Material Contracts that are entered into in the Ordinary Course;

(m)	amend, modify or terminate any material insurance (or re-insurance) policy of the Company or any Subsidiary in effect on the date of this Agreement outside the Ordinary Course, provided, however, that this Section 4.1(2)(l) shall not prohibit the Company from (i) making changes to the terms of any material insurance (or re-insurance) policy in connection with, or replacing any existing policy with a substantially policy to the extent that it can be obtained on a commercially reasonable basis in connection with, a renewal or termination of an existing insurance (or re-insurance) policy, or (ii) in the event that a current insurer no longer will provide the scope or level of insurance currently provided of its own volition (for instance, if the insurer will no longer provide insurance in the cannabis industry);

(n)	increase any coverage under any directors’ and officers’ insurance policy other than as contemplated under Section 4.9;

(o)	other than under the terms and conditions of and pursuant to the Credit Agreement in effect on the date hereof, prepay any indebtedness before its scheduled maturity, or increase, create, incur, assume or otherwise become liable for any indebtedness for borrowed money or guarantees thereof, except as permitted pursuant to the Credit Agreement;

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(p)	make any loan or advance to, or any capital contribution or investment in, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of, any Person other than advances and capital contributions to wholly-owned Subsidiaries of the Company in the Ordinary Course;

(q)	enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments;

(r)	make any material Tax election or designation, settle or compromise any Tax claim, assessment, reassessment or liability, file any amended Tax Return, enter into any material agreement with a Governmental Entity with respect to Taxes, surrender any right to claim a Tax abatement, reduction, deduction, exemption, credit or refund, consent to the extension or waiver of the limitation period applicable to any Tax matter or amend or change any of its methods of reporting income, deductions or accounting for income Tax purposes except as may be required by Law;

(s)	make any material change in the Company’s methods of accounting, except as required by Laws or concurrent changes in U.S. GAAP;

(t)	grant or implement any increase in the rate of wages, salaries, bonuses or other remuneration of any Company Employee or independent contractor earning total compensation in excess of $150,000 annually or make any bonus or profit sharing distribution or similar payment of any kind with respect to any Company Employee or independent contractor, except: (i) as may be required by a Contract listed in Section 1.1(ll) of the Company Disclosure Letter, with such requirements described in such Section 1.1(ll); or (ii) annual increases in base wages and salaries made in the Ordinary Course;

(u)	(i) adopt, enter into or amend any Employee Plan; (ii) pay any benefit to any director or officer of the Company or any of its Subsidiaries that is not required under the terms of any Employee Plan or agreement in effect on the date of this Agreement; (iii) grant, accelerate, increase or otherwise amend any payment, award or other benefit payable to, or for the benefit of, any director or officer of the Company or any of its Subsidiaries or to any Company Employee; (iv) make any determination under any Employee Plan that is not in the Ordinary Course; or (v) take or propose any action to effect any of the foregoing;

(v)	cancel, waive, release, assign, settle or compromise any claims or rights of material value or take any material action or fail to take any action in any material respect that would result in termination of any material claims or rights other than as set out below in Section 4.1(2)(w);

(w)	commence, waive, release, assign, settle, compromise or settle any litigation, proceeding or governmental investigation relating to the Company or any of its Subsidiaries, any Company Assets or the Company’s business in excess of an aggregate amount of $5,000,000, net of insurance proceeds, other than settlements in amounts for matters that have been specifically reserved for in the Company’s September 30, 2021 financial statements included in the Company Filings prior to the date hereof;

(x)	enter into any material Contract with a Person (other than a wholly-owned Subsidiary or NFP of the Company) that does not deal at arm’s length with the Company (other than as permitted by Section 4.1(2)(g));

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(y)	commit to or enter into any new arrangements, agreements or understandings or modify any existing arrangements, agreements or understandings between the Company and any Company Shareholder or holder of convertible securities of the Company owning or controlling more than 1% of any class of the outstanding Company Shares, as applicable;

(z)	cease taking or take any action that may have a material adverse effect on the Company’s CSE listing;

(aa)	fail to timely make any required material filing or material notification under Securities Laws or fail to meet the form and disclosure requirements for any required filing under Securities Laws in any material respect; or

(bb)	authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.

(3)	Without limiting the generality of Section 4.1(1), during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except (i) with the express prior written consent of the Purchaser, acting reasonably, or (ii) as required or permitted by this Agreement, the Company shall:

(a)	on a monthly basis, notify the Purchaser in writing of its actual capital and other expenditures, construction status and results for the immediately preceding month as compared to the Budget; and

(b)	on a monthly basis, notify the Purchaser in writing of any planned capital and other expenditures for the following month as compared to the Budget.

(4)	The Company shall forthwith (and in any event, within two Business Days) notify the Purchaser in writing of:

(a)	any event or occurrence that could reasonably be expected to result in a Material Adverse Effect with respect to the Company;

(b)	any penalty, filing, action, suit, claim, investigation, audit inquiry, assessment or proceeding commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company Assets, the Company or its Subsidiaries that: (i) could result in amounts owing in excess of $5,000,000; (ii) would suspend, restrain, prohibit or otherwise adversely impact the conduct of any material portion of the Company Business or the Company Assets to a material extent; (iii) involves a director or officer of the Company; or (iv) would suspend, restrain, prohibit or otherwise materially adversely impact any Permits issued under Applicable U.S. State Laws in New York or Minnesota;

(c)	any communications to or from any Governmental Entities that are not in the Ordinary Course;

(d)	any resignation of a director and/or officer of the Company or any of its Subsidiaries; or

(e)	any Contract entered into in respect of the Required Divestitures.

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Section 4.2 Conduct of Business of the Purchaser

(1)	During the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except with the express prior written consent of the Company, acting reasonably, or as required by Law, as set out in Section 4.2(1) of the Purchaser Disclosure Letter, or as otherwise contemplated or permitted by this Agreement or the Plan of Arrangement, the Purchaser shall, and shall cause its Subsidiaries to, conduct their business in the Ordinary Course, and the Purchaser shall use commercially reasonable efforts to maintain and preserve its and its material Subsidiaries’ respective business organizations, assets, properties, rights, goodwill and business relationships.

(2)	During the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except (i) with the express prior written consent of the Company, acting reasonably, or (ii) as required or permitted by this Agreement, the Purchaser shall not, and shall not permit its material Subsidiaries to, directly or indirectly:

(a)	amend its Constating Documents;

(b)	split, combine, consolidate or reclassify any shares of its capital stock or declare, set aside or pay any dividend or other distribution thereon (whether in cash, stock or property or any combination thereof);

(c)	redeem, purchase, or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of its capital stock or any of its outstanding securities;

(d)	reduce its stated capital or reorganize, arrange, restructure, amalgamate or merge with any Person; provided that the Purchaser and its material Subsidiaries shall be permitted, without the express prior written consent of the Company, to acquire other Persons other than by way of an amalgamation or merger;

(e)	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of the Purchaser;

(f)	make any material change in the Purchaser’s methods of accounting, except to U.S. GAAP, as required by applicable Laws or in relation to concurrent changes in IFRS and/or U.S. GAAP;

(g)	materially change the nature of the business carried on by the Purchaser and its Subsidiaries, taken as a whole; or

(h)	authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.

(3)	The Purchaser shall forthwith (and in any event, within two Business Days) notify the Company in writing of:

(a)	any event or occurrence that could reasonably be expected to result in a Material Adverse Effect with respect to the Purchaser; or

(b)	any penalty, filing, action, suit, claim, investigation, audit inquiry, assessment or proceeding commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Purchaser Assets, the Purchaser or its Subsidiaries that could result in amounts owing in excess of $10,000,000 or otherwise would suspend, restrain, prohibit or otherwise adversely impact any portion of the Purchaser Business to a material extent.

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(4)	The Purchaser shall not, and shall cause its Subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or agree to acquire any assets, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation is reasonably expected to: (i) result in a Governmental Entity entering an Order prohibiting the consummation of the Arrangement or refusing to provide the Closing Regulatory Approval; or (ii) materially delay or prevent the consummation of the Arrangement.

Section 4.3 HSR Act

(1)	If the appropriate filing pursuant to the HSR Act has not been filed prior to the date of this Agreement, each Party agrees to make an appropriate filing pursuant to the HSR Act or such other Antitrust Laws with respect to the Arrangement within ten Business Days after the date of this Agreement and to provide the appropriate Governmental Entity any additional information and documentary material that may be requested pursuant to the HSR Act as promptly as practicable. All filing fees relating to the HSR Act and any other Antitrust Approval shall be paid by the Person required to make such payment under Law. Without limiting the foregoing, each of the Parties shall use its commercially reasonable efforts to avoid the entry of, or to have vacated or terminated, any order that would restrain, prevent or delay the consummation of the transactions contemplated hereunder.

(2)	Notwithstanding anything in this Agreement to the contrary, it is expressly understood and agreed that the Purchaser: (i) shall not have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (ii) shall not be under any obligation to make proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for (A) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of the Purchaser or the Company with the exception of the Required Divestitures, (B) the imposition of any limitation or regulation on the ability of the Purchaser to freely conduct its business or own such assets, or (C) the holding separate of the Company Assets or any of product lines, assets or operations of the Company Business or any limitation or regulation on the ability of Purchaser to exercise full rights of ownership of the Company Business or the Company Assets (each of (A), (B and (C), an “Approval Limitation”). All Approval Limitations affecting the business, assets, or operations of the Company or any of its Subsidiaries shall be conditioned upon the prior occurrence of the Closing.

(3)	The Parties shall cooperate in good faith with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things reasonably necessary, proper, and advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practicable. In furtherance of the foregoing, each Party shall use reasonable best efforts to (i) cooperate in good faith in all respects with each other in connection with any filing or submission pursuant to this Section 4.3 and in connection with any investigation or other inquiry relating thereto, (ii) promptly inform the other Party of any communication received from, or given to, the Antitrust Division of the DOJ, the FTC or any other Governmental Entity, in each case regarding any of the transactions contemplated hereby, (iii) permit the other Party, or the other Party’s legal counsel, to review in advance, with a reasonable opportunity for comment thereon, any proposed communication to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Entity, and (iv) unless prohibited by such Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. Neither the Company nor the Purchaser shall engage in integration of the businesses of the Company and Purchaser prior to the Closing.

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Section 4.4 Required Divestitures

The Company shall cooperate in good faith with the Purchaser and use its commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things reasonably necessary, proper, and advisable to consummate and make effective the Required Divestitures at or following the Effective Time.

Section 4.5 Regarding the Arrangement

(1)	Subject to the terms and conditions of this Agreement, the Company shall, and shall cause its Subsidiaries to, perform all obligations required to be performed by the Company or any of its Subsidiaries under this Agreement, cooperate with the Purchaser in connection therewith, and do all such other commercially reasonable acts and things as may be necessary or desirable to consummate and make effective, as soon as reasonably practicable, the Arrangement and, without limiting the generality of the foregoing, the Company shall and, where appropriate, shall cause each of its Subsidiaries to:

(a)	use its commercially reasonable efforts to obtain and maintain all third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are (i) necessary or advisable under its Material Contracts in connection with the Arrangement or (ii) required in order to maintain its Material Contracts in full force and effect following completion of the Arrangement;

(b)	prepare and file, as promptly as practicable, all necessary documents, registrations, statements, petitions, filings and applications for the Regulatory Approvals required to be obtained by the Company or any of its Subsidiaries and using its commercially reasonable efforts to obtain and maintain all such Regulatory Approvals, and providing or submitting all documentation and information that is required, or in the reasonable opinion of the Purchaser, advisable, in connection with obtaining such Regulatory Approvals;

(c)	use its commercially reasonable efforts to oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement brought by any third party, and use its commercially reasonable efforts to defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement or this Agreement;

(d)	carry out the terms of the Interim Order and the Final Order applicable to it and comply promptly with all requirements imposed by Law on it or its Subsidiaries with respect to this Agreement or the Arrangement;

(e)	not take any action, or refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to prevent, delay or otherwise impede the consummation of the Arrangement;

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(f)	comply with any CSE and OTCQX requirements, including with respect to this Agreement and the Arrangement; and

(g)	use commercially reasonable efforts to satisfy all conditions precedent set forth in Section 6.1 and Section 6.2 of this Agreement.

(2)	Subject to the terms and conditions of this Agreement, the Purchaser shall, and shall cause its Subsidiaries to, perform all obligations required to be performed by the Purchaser or any of its Subsidiaries under this Agreement, cooperate with the Company in connection therewith, and do all such other commercially reasonable acts and things as may be necessary or desirable to consummate and make effective, as soon as reasonably practicable, the Arrangement and, without limiting the generality of the foregoing, the Purchaser shall and, where appropriate, shall cause each of its Subsidiaries to:

(a)	use its commercially reasonable efforts to obtain and maintain all third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are necessary or advisable under its Material Contracts in connection with the Arrangement;

(b)	prepare and file, as promptly as practicable, all necessary documents, registrations, statements, petitions, filings and applications for the Regulatory Approvals required to be obtained by the Purchaser or any of its Subsidiaries and using its commercially reasonable efforts to obtain and maintain all such Regulatory Approvals, and providing or submitting all documentation and information that is required, or in the reasonable opinion of the Company, advisable, in connection with obtaining such Regulatory Approvals;

(c)	use its commercially reasonable efforts to oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement brought by any third party, and use its commercially reasonable efforts to defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement or this Agreement;
(d)	carry out the terms of the Interim Order and the Final Order applicable to it and comply promptly with all requirements imposed by Law on it or its Subsidiaries with respect to this Agreement or the Arrangement;

(e)	not take any action, or refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to prevent, delay or otherwise impede the consummation of the Arrangement;

(f)	on or before the Effective Date reserve a sufficient number of Consideration Shares to be issued upon completion of the Arrangement and the Purchaser Shares to be issued upon the exercise from time to time of the Company Options and the Company Warrants;

(g)	comply with CSE requirements with respect to this Agreement and the Arrangement;

(h)	obtain any necessary approvals, and complete all required filings, to the extent required, to cause the listing on the CSE of: (i) the Consideration Shares; and (ii) the Purchaser Subordinate Voting Shares issuable upon exercise or vesting of the Company Options, the Company RSUs and Replacement Warrants; and

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(i)	use commercially reasonable efforts to satisfy all conditions precedent set forth in Section 6.1 and Section 6.3 of this Agreement.

(3)	Each of the Parties shall promptly, and in any event within two Business Days of each of the following, notify the other Party:

(a)	of any notice or other communication from any Person alleging (i) that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person is required in connection with this Agreement or the Arrangement, or (ii) that such Person is terminating or may terminate or is otherwise materially adversely modifying or may materially adversely modify its business relationship with the Party as a result of this Agreement or the Arrangement, to the extent such business relationship is material to such Party or any of its Subsidiaries; or

(b)	of any notice or other communication from any Governmental Entity in connection with this Agreement or the Arrangement (and such Party shall contemporaneously provide a copy of any such written notice or communication to the other Party).

(4)	All material analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either Party before any Governmental Entity or the representatives of any Governmental Entity, in connection with the Arrangement and the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Purchaser or the Company, on the one hand, and Governmental Entities, on the other hand, in the Ordinary Course, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other Party in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate and consider in good faith the views of the other Party in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals. Each Party shall give notice to the other Party with respect to any meeting, discussion, appearance or contacts with any Governmental Entity or the representatives of any Governmental Entity, with such notice being sufficient to provide the other Party with the opportunity to attend and participate in any such meeting, discussion, appearance or contact if and to the extent permitted by Law.

Section 4.6 Access to Information; Confidentiality

(1)	Subject to Law, each Party shall, and shall cause its Subsidiaries to give the other Party and its representatives upon reasonable notice, reasonable access during normal business hours to their: (i) premises, (ii) property and assets (including all books and records, whether retained internally or otherwise, and, in the case of the Company and its Subsidiaries, at the Effective Time, username and password information for accounts (including social media accounts relating to the Company Business), (iii) Contracts, and (iv) senior management, so long as the access does not unduly interfere with the Ordinary Course conduct of the business of such other Party or its Subsidiaries.

(2)	Neither the Purchaser nor any of its Representatives will contact any Company Employee for the purposes of negotiating a new employment or consulting agreement directly with such Company Employee, or any contractual counterparts of the Company or its Subsidiaries (in their capacity as such), except with the prior approval in writing of the Chief Executive Officer or the Chief Financial Officer of the Company.

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(3)	Investigations made by or on behalf of a Party, whether under this Section 4.6 or otherwise, will not waive, diminish the scope of, or otherwise affect any representation or warranty made by the other Party in this Agreement.

(4)	Notwithstanding this Section 4.6 or any other provision of this Agreement, a Party shall not be obligated to provide access to, or to disclose, any information to another Party if such first Party reasonably determines that such access or disclosure would jeopardize any confidentiality obligation or privilege claim by such first Party or any of its Subsidiaries or interfere unreasonably with the conduct of the business of the first Party and its Subsidiaries or require any action by the first Party outside of normal business hours.

(5)	The Parties acknowledge that the Confidentiality Agreement continues to apply and that any information provided under this Section 4.6 that is non-public and/or proprietary in nature shall be subject to the terms of the Confidentiality Agreement. If this Agreement is terminated in accordance with its terms, the obligations under the Confidentiality Agreement shall survive the termination of this Agreement.

Section 4.7 Public Communications

(1)	The Parties shall consult with each other in issuing any press release or otherwise making any public announcement or statement concerning the Arrangement and the transactions contemplated hereby (including to employees and business partners) and shall issue a joint press release promptly following the execution of this Agreement, the text and timing of the announcement to be approved by the other Party in advance, acting reasonably. The Parties shall co-operate in the preparation of presentations, if any, to Company Shareholders, Company employees and Company business partners regarding the Arrangement. A Party must not issue any press release or make any other public statement or disclosure with respect to this Agreement or the Arrangement without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and a Party must not make any filing with any Governmental Entity with respect to this Agreement or the Arrangement without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed); provided that any Party that is required to make disclosure by Law or stock exchange rules and regulations shall use its commercially reasonable efforts to give the other Party prior oral or written notice and a reasonable opportunity to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing). The Party making such disclosure shall give reasonable consideration to any comments made by the other Party or its counsel, and if such prior notice is not possible, shall give such notice immediately following the making of such disclosure or filing.

(2)	Without limiting the generality of the foregoing and for greater certainty, each Party acknowledges and agrees that the other Party shall file, in accordance with Securities Laws, this Agreement, together with a Form 8-K and a material change report related thereto, if applicable, under SEDAR and EDGAR, as applicable, (subject, in each case, to any redactions permitted by Law and as such redactions are mutual and agreed to by the Parties).

Section 4.8 Notice and Cure Provisions

(1)	Each Party shall promptly notify the other Party of the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would, or would be reasonably likely to:

(a)	result in the failure to comply with or satisfy any Closing condition to be complied with or satisfied by such Party under Article 6 of this Agreement; or

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(b)	result in the failure to satisfy any of the conditions precedent in favour of the other Party hereto contained in Section 6.1, Section 6.2 and Section 6.3, as the case may be.

(2)	Notification provided under this Section 4.8 will not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

(3)	The Purchaser may not elect to exercise its right to terminate this Agreement pursuant to Section 7.2(1)(d)(i) and the Company may not elect to exercise its right to terminate this Agreement pursuant to Section 7.2(1)(c)(i), unless the Party seeking to terminate the Agreement (the “Terminating Party”) has delivered a written notice (“Termination Notice”) to the other Party (the “Breaching Party”) specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Terminating Party asserts as the basis for the non-fulfillment of the applicable condition precedent or for termination, as applicable. After delivering a Termination Notice, the Terminating Party may exercise such termination right in its discretion (a) at any time if such breach or matter is incapable of being cured prior to the Outside Date (with any intentional breach being deemed to be incurable); or (b) if such breach or matter is capable of being cured prior to the Outside Date, at any time after the earliest of (i) the Outside Date, and (ii) ten Business Days following receipt of such Termination Notice by the Breaching Party; provided that at the time of such termination, the breach or matters must not have been cured such that the ability to terminate on the basis set out in the Termination Notice ceases to exist. If the Terminating Party delivers a Termination Notice prior to the date of the Company Meeting, unless the Parties agree otherwise, the Company shall, to the extent permitted by Law, postpone or adjourn the Company Meeting to the earlier of (1) five Business Days prior to the Outside Date; and (2) the date that is ten Business Days following receipt of such Termination Notice by the Breaching Party. If such notice has been delivered prior to the making of the application for the Final Order, such application shall be postponed until the expiry of such period.

Section 4.9 Insurance and Indemnification

(1)	The Purchaser will, or will cause the Company and its Subsidiaries to, maintain in effect for six years from the Effective Date customary policies of directors’ and officers’ liability insurance providing protection no less favourable to the protection provided by the policies maintained by the Company and its Subsidiaries which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date; provided, however, that the Purchaser acknowledges and agrees that prior to the Effective Time, notwithstanding any other provision hereof, the Company may, at its option, purchase prepaid run-off directors’ and officers’ liability insurance on terms substantially similar to the directors’ and officers’ liability policies currently maintained by the Company, but providing coverage for a period of six years from the Effective Date with respect to claims arising from or related to facts or events which occurred on or prior to the Effective Date.

(2)	The Purchaser shall, following the Effective Date, honour and cause the Company to honour all rights to indemnification or exculpation in favour of present and former officers and directors of the Company and its Subsidiaries as provided in the constating documents of the Company or any of its Subsidiaries in effect as of the date of this Agreement or any Contract by which the Company or any of its Subsidiaries is bound and which is in effect as of the date hereof (including provisions relating to the advancement of expenses incurred in the defense of any action or suit), copies of which have been delivered to the Purchaser, will survive the completion of the Plan of Arrangement and continue in full force and effect and without modification for a period of not less than six (6) years from the Effective Time, with respect to actions or omissions of the Indemnified Parties occurring prior to the Effective Time.

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(3)	If the Company or any of its Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not a continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, the Purchaser shall take commercially reasonable efforts to ensure that any such successor or assign (including, as applicable, any acquirer of substantially all of the properties and assets of the Company or its Subsidiaries) assumes all of the obligations set forth in this Section 4.9.

(4)	The Purchaser shall act as agent and trustee of the benefits of the foregoing for the current and former directors and officers of the Company for the purpose of Section 4.9(1). This Section 4.9 shall survive the execution and delivery of this Agreement and the completion of the Arrangement.

Section 4.10 SEC Deregistration and Stock Exchange Delisting

Prior to the Effective Time, the Company will cooperate with the Purchaser and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Securities Laws and other Laws and rules and policies of the SEC, CSE and OTCQX to enable the deregistration and delisting by the Company of the Company Subordinate Voting Shares from the U.S. Exchange Act, the CSE and the OTCQX promptly after the Effective Time.

Section 4.11 Interest Funding Support

The Purchaser covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms it shall, on a monthly basis and within five Business Days of the receipt of written notice from the Company, provide the Company with a cash amount equal to the Incremental Interest Amount paid by or accrued by the Company in respect of the applicable month.

Article 5 additional cOVENANTS regarding non-solicitation

Section 5.1 Non-Solicitation

(1)	Except as expressly provided in this Article 5, the Company shall not, directly or indirectly, through any officer, director, employee, controlled affiliate, representative (including any financial or other adviser) or an agent of it, any of its respective Subsidiaries or through any party to the Support and Voting Agreements (collectively “Representatives”), or otherwise, and shall not permit any such Person to:

(a)	solicit, initiate, encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of the Company or any Subsidiary or entering into any form of arrangement, agreement or understanding) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;

(b)	enter into or otherwise engage or participate in any discussions or negotiations with any Person (other than the Purchaser) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal, provided however, that (i) the Company may ascertain facts from the Person making such Acquisition Proposal for the sole purpose of the Board informing itself about such Acquisition Proposal and the Person that made it, and (ii) the Company may communicate with any Person for purposes of advising such Person of the restrictions in this Agreement and also advising such Person that their Acquisition Proposal does not constitute a Superior Proposal or is not reasonably expected to constitute or lead to a Superior Proposal, if applicable; or

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(c)	enter into or publicly propose to enter into any arrangement, agreement or understanding in respect of an Acquisition Proposal (other than a confidentiality and standstill agreement permitted by and in accordance with Section 5.3).

(2)	Except as expressly provided in this Article 5, the Company shall not, directly or indirectly, through any Representative or otherwise, and shall not permit any such Person to:

(a)	make a Change in Recommendation; or

(b)	accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, or take no position or remain neutral with respect to, any publicly announced or otherwise publicly disclosed Acquisition Proposal (it being understood that taking no position or a neutral position with respect to a publicly announced or otherwise publicly disclosed Acquisition Proposal for a period of no more than five Business Days following the announcement or disclosure of such Acquisition Proposal will not be considered to be in violation of this Section 5.1 provided the Company Board has rejected such Acquisition Proposal and affirmed the Company Board Recommendation before the end of such five Business Day period).

(3)	At all times since November 21, 2021, the Company, its Subsidiaries and its Representatives have ceased and terminated, and caused to be terminated, any solicitation, discussion, negotiations, or other activities commenced with any Person (other than the Purchaser) which may reasonably be expected to constitute or lead to, an Acquisition Proposal, and in connection with such termination the Company, its Subsidiaries and its Representatives have not and shall not longer provide access to any data room or provide any new disclosure of information, or access to properties, facilities, books and records of the Company or any of its Subsidiaries (other than to the Purchaser) outside the Ordinary Course.

(4)	The Company represents and warrants that since November 21, 2021, the Company has not waived any confidentiality, standstill or similar agreement to which the Company or any Subsidiary is a party, and covenants and agrees that (i) the Company shall take all necessary action to enforce each confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party, and (ii) neither the Company, nor any of its Subsidiaries nor any of their respective Representatives will, without the prior written consent of the Purchaser (which may be withheld or delayed in the Purchaser’s sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations respecting the Company, or any of its Subsidiaries, under any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party (it being acknowledged by the Purchaser that the automatic termination or release of any standstill restrictions of any such agreements as a result of entering into and announcing this Agreement shall not be a violation of this Section 5.1(4)).

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Section 5.2 Notification of Acquisition Proposals

If the Company or any of its Subsidiaries or any of their respective Representatives, receives, or otherwise becomes aware of any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal, or any request for copies of, access to, or disclosure of, confidential information that is made, or that may reasonably be perceived to be made, in connection with an Acquisition Proposal, including information, access, or disclosure relating to the properties, facilities, books or records of the Company or any of its Subsidiaries, the Company shall immediately notify the Purchaser, at first orally, and then promptly and in any event within 24 hours in writing, of such Acquisition Proposal, inquiry, proposal, offer or request, including a description of its material terms and conditions and the identity of all Persons making the Acquisition Proposal, inquiry, proposal, offer or request, and shall provide the Purchaser with copies of all documents, correspondence or other material received in respect of, from or on behalf of any such Person. The Company shall keep the Purchaser informed on a current basis of the status of developments and (to the extent permitted by Section 5.3) negotiations with respect to such Acquisition Proposal, inquiry, proposal, offer or request, including any changes, modifications or other amendments to any such Acquisition Proposal, inquiry, proposal, offer or request.

Section 5.3 Responding to Acquisition Proposal

(1)	Notwithstanding Section 5.1, if at any time, prior to obtaining the approval by the Company Shareholders of the Arrangement Resolution, the Company receives a written Acquisition Proposal, the Company may engage in or participate in discussions or negotiations with such Person regarding such Acquisition Proposal, and may provide copies of, access to or disclosure of confidential information, properties, facilities, books or records of the Company and its Subsidiaries if, and only if:

(a)	the Company Board first determines in good faith, after consultation with its financial advisors and its outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to constitute or lead to a Superior Proposal (disregarding for such determination any due diligence or access condition);

(b)	such Person was not restricted from making such Acquisition Proposal pursuant to an existing standstill or similar restriction;

(c)	the Company has been, and continues to be, in compliance with its obligations in all material respects under this Article 5; and

(d)	prior to providing any such copies, access, or disclosure, the Company enters into a confidentiality and standstill agreement with such Person having terms that are not less onerous than those set out in the Confidentiality Agreement and any such copies, access or disclosure provided to such Person shall have already been (or simultaneously be) provided to the Purchaser.

(2)	Nothing contained in this Agreement shall prevent the Company from:

(a)	complying with Section 2.17 of National Instrument 62-104 - Takeover Bids and Issuer Bids and similar provisions under Securities Laws relating to the provision of a directors’ circular (or similar document) in respect of an Acquisition Proposal; or

(b)	calling and/or holding a meeting of Company Shareholders requisitioned by the Company Shareholders in accordance with Law or taking any other action with respect to an Acquisition Proposal to the extent ordered or otherwise mandated by a court of competent jurisdiction in accordance with Law.

Section 5.4 Right to Match

(1)	If the Company receives an Acquisition Proposal that constitutes a Superior Proposal prior to the approval of the Arrangement Resolution by the Company Shareholders, the Company Board may authorize the Company to, subject to compliance with Section 7.4, enter into a definitive agreement with respect to such Superior Proposal, if and only if:

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(a)	the Person making the Superior Proposal was not restricted from making such Superior Proposal pursuant to an existing standstill or similar restriction;

(b)	the Company has been, and continues to be, in compliance in all material respects with its obligations under Article 5;

(c)	the Company has delivered to the Purchaser a written notice of the determination of the Company Board that such Acquisition Proposal constitutes a Superior Proposal and of the intention of the Company Board to enter into such definitive agreement with respect to such Superior Proposal, together with a written notice from the Company Board regarding the value and financial terms that the Company Board, in consultation with its financial advisors, has determined should be ascribed to any non-cash consideration offered under such Superior Proposal (the “Superior Proposal Notice”);

(d)	at least five Business Days (the “Matching Period”) have elapsed from the date on which the Purchaser received the Superior Proposal Notice from the Company;

(e)	during any Matching Period, the Purchaser has had the opportunity (but not the obligation), in accordance with Section 5.4(2), to offer to the Company to amend this Agreement and the Arrangement in order for such Acquisition Proposal to cease to be a Superior Proposal;

(f)	if the Purchaser has offered to the Company to amend this Agreement and the Arrangement under Section 5.4(2), the Company Board has determined in good faith, after consultation with the Company’s outside legal counsel and financial advisers, that such Acquisition Proposal continues to constitute a Superior Proposal compared to the terms of the Arrangement as proposed to be amended by the Purchaser under Section 5.4(2);

(g)	the Company Board has determined in good faith, after consultation with the Company’s outside legal counsel and financial advisors that it is appropriate for the Company to enter into a definitive agreement with respect to such Superior Proposal; and

(h)	prior to or concurrent with entering into such definitive agreement the Company terminates this Agreement pursuant to Section 7.2(1)(c)(ii) and pays the Termination Fee pursuant to Section 7.4.

(2)	During the Matching Period, or such longer period as the Company may approve in writing for such purpose: (a) the Company Board shall review any offer made by the Purchaser under Section 5.4(1)(e) to amend the terms of this Agreement and the Arrangement in good faith, in consultation with the Company’s outside legal counsel and financial advisers, in order to determine whether such proposal would, upon acceptance, result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal; and (b) if the Company Board determines that such Acquisition Proposal would cease to be a Superior Proposal as a result of such amendment, the Company shall negotiate in good faith with the Purchaser to make such amendments to the terms of this Agreement and the Arrangement as would enable the Purchaser to proceed with the transactions contemplated by this Agreement on such amended terms. If the Company Board determines that such Acquisition Proposal would cease to be a Superior Proposal, the Company shall promptly so advise the Purchaser and the Parties shall amend this Agreement to reflect such offer made by the Purchaser, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.

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(3)	Each successive amendment or modification to any Acquisition Proposal shall constitute a new Acquisition Proposal for the purposes of this Section 5.4, and the Purchaser shall be afforded a new five Business Day matching period from the date on which the Purchaser received the new Superior Proposal Notice from the Company.

(4)	At the Purchaser’s request, the Company Board shall promptly reaffirm the Company Board Recommendation by press release after the Company Board determines that an Acquisition Proposal is not a Superior Proposal or the Company Board determines that a proposed amendment to the terms of this Agreement as contemplated under Section 5.4(2) would result in an Acquisition Proposal no longer being a Superior Proposal. The Company shall provide the Purchaser and its outside legal counsel with a reasonable opportunity to review the form and content of any such press release and shall make all reasonable amendments to such press release as requested by the Purchaser and its outside legal counsel.

(5)	If the Company provides a Superior Proposal Notice to the Purchaser on or after a date that is less than ten Business Days before the Company Meeting, the Company shall, at the Purchaser’s request, postpone the Company Meeting to a date acceptable to both Parties (acting reasonably) that is not more than ten Business Days after the scheduled date of the Company Meeting but before the Outside Date.

Section 5.5 Breach by Subsidiaries and Representatives

Without limiting the generality of the foregoing, the Parties shall advise their Subsidiaries and their respective Representatives of the prohibitions set out in this Article 5 and any violation of the restrictions set forth in this Article 5 by a Party, its Subsidiaries or their respective Representatives is deemed to be a breach of this Article 5 by such Party.

Article 6 CONDITIONS

Section 6.1 Mutual Conditions Precedent

The Parties are not required to complete the Arrangement unless each of the following conditions is satisfied, which conditions may only be waived, in whole or in part, by the mutual written consent of each of the Parties:

(1)	Arrangement Resolution. The Arrangement Resolution has been approved and adopted by the Company Shareholders at the Company Meeting in accordance with the Interim Order.

(2)	Interim and Final Order. The Interim Order and the Final Order have both been obtained on terms consistent with this Agreement, and have not been set aside or modified in a manner unacceptable to either the Company or the Purchaser, each acting reasonably, on appeal or otherwise.

(3)	United States Securities Laws. The issuance of the Consideration Shares will be exempt from the registration requirements of the U.S. Securities Act pursuant to the Section 3(a)(10) Exemption.

(4)	Canadian Securities Laws. The distribution of the Consideration pursuant to the Arrangement shall be exempt from the prospectus and registration requirements of Canadian Securities Laws either by virtue of exemptive relief from the securities regulatory authorities of each of the provinces of Canada or by virtue of exemptions under Canadian Securities Laws and shall not be subject to resale restrictions under Canadian Securities Laws (other than as applicable to control persons or pursuant to Section 2.6 of National Instrument 45-102 - Resale of Securities).

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(5)	Illegality. No Law is in effect that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Company or the Purchaser from consummating the Arrangement.

(6)	No Legal Action. There shall not have been any injunction, judgment, decree or other order issued by a court of competent jurisdiction to prevent the consummation of the Arrangement or the other transactions contemplated by this Agreement.

(7)	Antitrust Approvals. The Antitrust Approvals will have been achieved on terms that are reasonably satisfactory to the Parties, each acting reasonably, and the Antitrust Approvals shall be in force.

(8)	FIRPTA Certificate. The Company shall issue: (i) a certification satisfying the requirements under Treasury Regulations Section 1.1445-2(c)(3) certifying that the interests in the Company do not constitute United States real property interests within the meaning of Section 897(c)(1) of the Code and (ii) a notice addressed to the IRS, signed by the Company, satisfying the requirements under Treasury Regulations Section 1.897-2(h)(2).

Section 6.2 Additional Conditions Precedent to the Obligations of the Purchaser

The Purchaser is not required to complete the Arrangement unless each of the following conditions is satisfied, which conditions are for the exclusive benefit of the Purchaser and may only be waived, in whole or in part, by the Purchaser in its sole discretion:

(1)	Representations and Warranties. The representations and warranties of the Company set forth in: Section 1.1(a) (Board Approval), Section 1.1(c) (Organization and Qualification) and Section 1.1(g) (Capitalization) of Schedule “C” will be true and correct as of the Effective Time, in all material respects, and all other representations and warranties of the Company set forth in this Agreement will be true and correct as of the Effective Time in all respects, except where any failure or failures of such representations and warranties to be true and correct at such time would not, individually or in the aggregate, be a Material Adverse Effect in respect of the Company (disregarding any materiality or Material Adverse Effect qualification contained in any such representation and warranty for the purpose of determining whether any such failure or failures would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect in respect of the Company), in each case as though made on and as of such date and time (except to the extent that any of such representations and warranties expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), and the Company shall have delivered a certificate confirming same to the Purchaser, executed by two officers or directors of the Company (in each case without personal liability), dated the Effective Date.

(2)	Performance of Covenants. The Company has fulfilled or complied in all material respects with each of its covenants contained in this Agreement to be fulfilled or complied with by it on or prior to the Effective Date, and has delivered a certificate confirming same to the Purchaser, executed by two officers or directors of the Company (in each case without personal liability) addressed to the Purchaser and dated the Effective Date.

(3)	Material Adverse Effect. Since the date of this Agreement, there shall not have occurred, or have been disclosed to the public (if previously undisclosed to the public), any change, event, occurrence, effect or circumstance that, individually or in the aggregate with other changes, events, occurrences, effects or circumstances, has had or could reasonably be expected to have, a Material Adverse Effect on the Company, and the Company has delivered a certificate confirming same to the Purchaser, executed by two officers or directors of the Company (in each case without personal liability) addressed to the Purchaser and dated the Effective Date.

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(4)	Dissent Rights. Dissent Rights shall not have been exercised with respect to more than 3.0% of the issued and outstanding Company Shares.

(5)	Closing Regulatory Approval. The Closing Regulatory Approval shall have been obtained or received.

Section 6.3 Additional Conditions Precedent to the Obligations of the Company

The Company is not required to complete the Arrangement unless each of the following conditions is satisfied, which conditions are for the exclusive benefit of the Company and may only be waived, in whole or in part, by the Company in its sole discretion:

(1)	Representations and Warranties. The representations and warranties of the Purchaser set forth in: Section 1.2(a) (Board Approval), Section 1.2(b) (Organization and Qualification) and Section 1.2(e) (Capitalization) of Schedule “D” will be true and correct as of the Effective Time, in all material respects, and all other representations and warranties of the Purchaser set forth in this Agreement will be true and correct as of the Effective Time in all respects, except where any failure or failures of such representations and warranties to be true and correct at such time would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect in respect of the Purchaser (disregarding any materiality or Material Adverse Effect qualification contained in any such representation and warranty for the purpose of determining whether any such failure or failures would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect in respect of the Purchaser), in each case as though made on and as of such date and time (except to the extent that any of such representations and warranties expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), and the Purchaser shall have delivered a certificate confirming same to the Company, executed by two officers or directors of the Purchaser (in each case without personal liability), dated the Effective Date.

(2)	Performance of Covenants. The Purchaser has fulfilled or complied in all material respects with each of its covenants contained in this Agreement to be fulfilled or complied with by it on or prior to the Effective Date, and has delivered a certificate confirming same to the Company, executed by two officers of the Purchaser (in each case without personal liability) addressed to the Company and dated the Effective Date.

(3)	Material Adverse Effect. Since the date of this Agreement, there shall not have occurred, or have been disclosed to the public (if previously undisclosed to the public) any change, event, occurrence, effect or circumstance that, individually or in the aggregate with other changes, events, occurrences, effects or circumstances, has had or could reasonably be expected to have a Material Adverse Effect on the Purchaser, and the Purchaser has delivered a certificate confirming same to the Company, executed by two officers of the Purchaser (in each case without personal liability) addressed to the Company and dated the Effective Date.

Section 6.4 Satisfaction of Conditions

The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 will be conclusively deemed to have been satisfied, waived or released at the Effective Time.

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Article 7 TERM AND TERMINATION

Section 7.1 Term

This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

Section 7.2 Termination

(1)	This Agreement may be terminated prior to the Effective Time (notwithstanding any approval of this Agreement or the Arrangement Resolution by the Company Shareholders or the approval of the Arrangement by the Court) by:

(a)	the mutual written agreement of the Parties; or

(b)	either the Company or the Purchaser if:

(i)	the Required Approval is not obtained at the Company Meeting in accordance with the Interim Order, provided that a Party may not terminate this Agreement pursuant to this Section 7.2(1)(b)(i) if the failure to obtain the Required Approval has been caused by, or is a result of, a breach by such Party of any of its covenants or agreements under this Agreement;

(ii)	after the date of this Agreement, any Law is enacted, made, enforced or amended, as applicable, that makes the consummation of the Arrangement illegal or otherwise permanently prohibits or enjoins the Company or the Purchaser from consummating the Arrangement, and such Law has, if applicable, become final and non-appealable, provided the Party seeking to terminate this Agreement pursuant to this Section 7.2(1)(b)(ii) has used its commercially reasonable efforts to, as applicable, appeal or overturn such Law or otherwise have it lifted or rendered non-applicable in respect of the Arrangement; or

(iii)	the Effective Time has not occurred by the Outside Date, provided that a Party may not terminate this Agreement pursuant to this Section 7.2(1)(b)(iii) if the failure of the Effective Time to so occur has been caused by, or is a result of, a breach by such Party of any of its covenants or agreements under this Agreement;

(c)	the Company:

(i)	after it has delivered a Termination Notice to the Purchaser in accordance with and pursuant to the terms of Section 4.8(3); provided that the Company is not then in breach of this Agreement so as to cause any condition in Section 6.2(1) or Section 6.2(2) not to be satisfied;

(ii)	if prior to the approval by the Company Shareholders of the Arrangement Resolution, the Company Board authorizes the Company to enter into a definitive written agreement with respect to a Superior Proposal (other than a confidentiality agreement permitted by and in accordance with Section 5.3), provided the Company is then in compliance with Article 5 and that prior to or concurrent with such termination the Company pays the Termination Fee in accordance with Section 7.4;

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(iii)	if the Purchaser breaches Section 4.11; or

(iv)	if any event occurs as a result of which the condition set forth in Section 6.3(3) [No Material Adverse Effect] is not capable of being satisfied by the Outside Date.

(d)	The Purchaser:

(i)	after it has delivered a Termination Notice to the Company in accordance with and pursuant to the terms of Section 4.8(3); provided that the Purchaser is not then in breach of this Agreement so as to cause any condition in Section 6.3(1) or Section 6.3(2) not to be satisfied;

(ii)	if the Company Board or any committee of the Company Board fails to recommend or withdraws, amends, modifies or qualifies, publicly proposes or states its intention to do so, or fails to publicly reaffirm (without qualification) within five Business Days after having been requested in writing by the Purchaser to do so, the Company Board Recommendation, or takes no position or a neutral position with respect to an Acquisition Proposal for more than five Business Days after first learning of an Acquisition Proposal or takes any other action that is or becomes disclosed publicly and which can reasonably be interpreted to indicate that the Company Board or a committee of the Company Board does not unanimously support the Arrangement and this Agreement or does not unanimously believe that the Arrangement and this Agreement are in the best interest of the Company and its security holders (in each case, a “Change in Recommendation”), or the Company Board or any committee of the Company Board resolves or proposes to take any of the foregoing actions;

(iii)	if the Company breaches Article 5;

(iv)	any event occurs as a result of which the conditions set forth in Section 6.2(3) [No Material Adverse Effect] is not capable of being satisfied by the Outside Date; or

(v)	any other conditions set forth in Section 6.1 or Section 6.2 is not satisfied, and such condition is incapable of being satisfied or prior to the Effective Time.

Section 7.3 Effect of Termination/Survival

(1)	If this Agreement is terminated pursuant to Section 7.2, this Agreement shall become void and of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party to this Agreement, except that this Section 7.3, Section 2.4(8), Section 7.4 through to and including Section 8.14, and the provisions of the Confidentiality Agreement shall survive in accordance with their terms, and provided further that no Party shall be relieved of any liability for any fraud in connection with this Agreement, the Plan of Arrangement and related documents and transactions or the willful breach by it of this Agreement occurring prior to such termination.

(2)	As used in this Section 7.3, “willful breach” means a breach that is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

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Section 7.4 Termination Fee and Transaction Expenses

(1)	Despite any other provision in this Agreement relating to the payment of fees and expenses, including the payment of brokerage fees, if an Expense Fee Event or Termination Fee Event occurs, the Party giving rise to the Expense Fee Event or Termination Fee Event shall pay the Transaction Expenses or Termination Fee to the other Party, in each case in accordance with the terms of this Section 7.4.

(2)	For purposes of this Agreement, (i) “Transaction Expenses” means all out-of-pocket fees and expenses incurred by a Party in connection with this Agreement and the Plan of Arrangement, including all costs, expenses and fees of the Party incurred prior to or after the Effective Date in connection with, or incidental to, the Plan of Arrangement, and including all fairness opinion fees, legal fees, advisor and accounting fees to a maximum of $3,000,000; and (ii) “Expense Fee Event” means the termination of this Agreement:

(a)	by the Purchaser, pursuant to Section 7.2(1)(d)(i);

(b)	by the Purchaser pursuant to Section 7.2(1)(d)(iv), as a result of which the conditions set forth in Section 6.2(3) [No Material Adverse Effect] is not capable of being satisfied by the Outside Date;

(c)	by the Company pursuant to Section 7.2(1)(c)(i); or

(d)	by the Company pursuant to Section 7.2(1)(c)(iv) [No Material Adverse Effect].

(3)	The Transaction Expenses shall be paid by wire transfer of immediately available funds within five Business Days of receipt of an invoice therefor, as follows:

(a)	by the Company if an Expense Fee Event occurs due to a termination of this Agreement described in Section 7.4(2)(a) or Section 7.4(2)(b); or

(b)	by the Purchaser if an Expense Fee Event occurs due to a termination of this Agreement described in Section 7.4(2)(c) or Section 7.4(2)(d).

Any invoice shall include a summary of all Transaction Expenses and all such other documentation reasonably requested by the Party who is responsible for making payment of the Transaction Expenses.

(4)	In the event a Party has paid the other Party any Transaction Expenses, and a Termination Fee Event occurs pursuant to which the Termination Fee is or becomes payable, any amounts paid as Transaction Expenses shall be deducted from the Termination Fee otherwise payable.

(5)	For the purposes of this Agreement, (i) “Termination Fee” means $14,875,000; and (ii) “Termination Fee Event” means the termination of this Agreement:

(a)	by the Purchaser, pursuant to Section 7.2(1)(d)(ii) [Change in Recommendation] or Section 7.2(1)(d)(iii) [Breach of Article 5] if the breach of Article 5 was a breach in any material respect;

(b)	by the Company pursuant to Section 7.2(1)(c)(iii) [Breach of Section 4.11];

(c)	by the Company pursuant to Section 7.2(1)(c)(ii) [Superior Proposal]; or

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(d)	by the Company or the Purchaser pursuant to Section 7.2(1)(b)(i) [Failure of Shareholders to Approve] or Section 7.2(1)(b)(iii) [Effective Time not prior to Outside Date] if:

(i)	prior to such termination, an Acquisition Proposal is made or publicly announced by any Person other than the Purchaser or any of its affiliates or any Person (other than the Purchaser or any of its affiliates) shall have publicly announced an intention to do so; and

(ii)	within 12 months following the date of such termination, (X) an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i) above) is consummated, or (Y) the Company or one or more of its Subsidiaries, directly or indirectly, in one or more transactions, enters into a contract in respect of an Acquisition Proposal, and such Acquisition Proposal is later consummated (whether or not within 12 months after such termination).

For purposes of the foregoing, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 1.1, except that references to “20% or more” shall be deemed to be references to “50% or more”.

(6)	The Termination Fee shall be paid by wire transfer of immediately available funds as follows:

(a)	by the Company:

(i)	if a Termination Fee Event occurs due to a termination of this Agreement described in Section 7.4(5)(a), within two Business Days of the occurrence of such Termination Fee Event;

(ii)	if a Termination Fee Event occurs due to a termination of this Agreement described in Section 7.4(5)(c), concurrently with such termination, along with the aggregate amount of the Incremental Interest Amount paid by the Purchaser to the Company pursuant to Section 4.11; or

(iii)	if a Termination Fee Event occurs due to a termination of this Agreement described in Section 7.4(5)(d), on the consummation of the Acquisition Proposal referred to in Section 7.4(5)(d); or

(b)	by the Purchaser if a Termination Fee Event occurs due to a termination of this Agreement described in Section 7.4(5)(b), concurrently with such termination.

(7)	The Parties acknowledge that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement, and that without these agreements the Parties would not enter into this Agreement, and that the amounts set out in this Section 7.4 represent agreed liquidated damages, and is not a penalty. Each Party irrevocably waives any right it may have to raise as a defense that any such liquidated damages are excessive or punitive. For greater certainty, if the Company breaches Article 5, the Purchaser shall not be obligated to terminate the Agreement pursuant to Sections 7.2(1)(d)(iii) or 7.2(1)(d)(ii) as a result of such breach and shall continue to have the rights to seek injunctive relief or specific performance in respect thereof in accordance with Section 8.5 of this Agreement.

(8)	Each Party agrees that the payment of the Termination Fee pursuant to this Section 7.4 is the sole monetary remedy as a result of the occurrence of any of the events given rise to the payment of the Termination Fee as provided in this Section 7.4. Subject to the immediately preceding sentence, nothing in this Agreement shall preclude a Party from seeking and being awarded damages in respect of losses incurred or suffered by such Party as a result of any breach of this Agreement by the other Party, seeking and obtaining injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or the Confidentiality Agreement or otherwise, or seeking and being awarded specific performance of any of such covenants or agreements, without the necessity of posting a bond or security in connection therewith.

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Article 8 GENERAL PROVISIONS

Section 8.1 Amendments

This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Company Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, and any such amendment may, subject to the Interim Order and the Final Order and Law, without limitation:

(1)	change the time for performance of any of the obligations or acts of the Parties;

(2)	modify any representation or warranty contained in this Agreement or in any document delivered pursuant to this Agreement;

(3)	waive compliance with or modify any inaccuracies or any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of the Parties; and/or

(4)	waive compliance with or modify any mutual conditions contained in this Agreement, provided that such modification or amendment does not invalidate the approval of the Arrangement Resolution by the Company Shareholders.

Section 8.2 Expenses

(1)	Except as otherwise provided in this Agreement, all out-of-pocket third party transaction expenses incurred in connection with this Agreement and the Plan of Arrangement, including all costs, expenses and fees of the Company incurred prior to or after the Effective Date in connection with, or incidental to, the Plan of Arrangement, shall be paid by the Party incurring such expenses, whether or not the Arrangement is consummated.

(2)	Except as set forth on Section 1.1(uu) of the Company Disclosure Letter, the Company confirms that no broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

Section 8.3 Notices

Any notice, direction or other communication given pursuant to this Agreement (each a “Notice”) must be in writing, sent by hand delivery, courier or email and is deemed to be given and received: (i) on the date of delivery by hand or courier if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in the place of receipt), and otherwise on the next Business Day; or (ii) if sent by email on the date of transmission if it is a Business Day and transmission was made prior to 5:00 p.m. (local time in the place of receipt) and otherwise on the next Business Day, in each case to the Parties at the following addresses (or such other address for a Party as specified by like Notice):

(a)	to the Company at:
Goodness Growth Holdings, Inc.
207 South 9th Street
Minneapolis, Minnesota 55402
Attention: Kyle E. Kingsley, Chief Executive Officer and Chairman
E-mail: [***]

with a copy to:

DLA Piper (Canada) LLP
100 King Street West, Suite 6000
Toronto, Ontario M5X 1E2
Attention: Russel Drew / Chris Pejovic
E-mail: [***]

and to:

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, New York 10020

Attention: Christopher Giordano

E-mail: [***]

(b)	to the Purchaser at:

Verano Holdings Corp.

415 North Dearborn Street, 4th Floor

Chicago, Illinois 60654

Attention: George Archos, Chairman and Chief Executive Officer

E-mail: [***]

with a copy to:

Dentons Canada LLP

77 King Street West, Suite 400

Toronto-Dominion Centre

Toronto, Ontario M5K 0A1

Attention: Ora Wexler / Eric Foster

E-mail: [***]

Rejection or other refusal to accept, or inability to deliver because of changed address of which no Notice was given, shall be deemed to be receipt of the Notice as of the date of such rejection, refusal or inability to deliver. Sending a copy of a Notice to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the Notice to that Party. The failure to send a copy of a Notice to legal counsel does not invalidate delivery of that Notice to a Party.

Section 8.4 Time of the Essence

Time is of the essence in this Agreement.

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Section 8.5 Injunctive Relief

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed by a Party in accordance with their specific terms or were otherwise breached by a Party. Subject to Section 7.4, it is accordingly agreed that each Party shall be entitled to injunctive and other equitable relief to prevent breaches of this Agreement and to enforce compliance with the terms of this Agreement against the other Party, without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which a Party may be entitled at law or in equity.

Section 8.6 Third Party Beneficiaries

(1)	Except as provided in Section 2.4 and Section 4.9, which, without limiting its terms, is intended as stipulations for the benefit of the third parties mentioned in such provisions (such third parties referred to in this Section 8.6 as the “Indemnified Persons”), the Parties intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties and that no Person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

(2)	Despite the foregoing, the Purchaser acknowledges to each of the Indemnified Persons their direct rights against it under Section 2.4 and Section 4.9 of this Agreement, which is intended for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her legal representatives, and for such purpose, the Company confirms that it is acting as trustee on their behalf, and agrees to enforce such provision on their behalf. The Parties reserve their right to vary or rescind the rights at any time and in any way whatsoever, if any, granted by or under this Agreement to any Person who is not a Party, without notice to or consent of that Person, including any Indemnified Person.

Section 8.7 Waiver

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 8.8 Entire Agreement

This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between the Company, on one hand, and the Purchaser, on the other hand, with respect to the transactions contemplated by this Agreement and supersedes all prior arrangements, agreements, understandings, negotiations and discussions, whether oral or written, between the Company, on one hand, and the Purchaser, on the other hand. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Company, on one hand, and the Purchaser, on the other hand in connection with the subject matter of this Agreement, other than those contained in this Agreement and the Confidentiality Agreement. The Company, on one hand, and the Purchaser, on the other hand, have not relied and are not relying on any other information, discussion, arrangement, agreement or understanding in entering into and completing the transactions contemplated by this Agreement.

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Section 8.9 Successors and Assigns

(1)	This Agreement becomes effective only when executed by the Company and the Purchaser. After that time, it will be binding upon and enure to the benefit of the Company and the Purchaser and their respective successors and permitted assigns.

(2)	Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Party, provided however that the Purchaser (or any permitted assign of the Purchaser) may, at any time, assign its rights and obligations under this Agreement without such consent to an affiliate of the Purchaser if such assignee delivers an instrument in writing confirming that it is bound by and shall perform all of the obligations of the assigning party under this Agreement as if it were an original signatory and provided further that the assigning party shall not be relieved of its obligations hereunder.

Section 8.10 Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 8.11 Governing Law

(1)	This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

(2)	Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the courts situated in the City of Vancouver and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

Section 8.12 Rules of Construction

The Parties to this Agreement waive the application of any Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

Section 8.13 No Liability

No director or officer of the Purchaser or any of its Subsidiaries shall have any personal liability whatsoever to the Company under this Agreement or any other document delivered on behalf of the Purchaser or any of its Subsidiaries under this Agreement. No director or officer of the Company or any of its Subsidiaries shall have any personal liability whatsoever to the Purchaser under this Agreement or any other document delivered on behalf of the Company or any of its Subsidiaries under this Agreement.

Section 8.14 Counterparts

This Agreement may be executed in any number of counterparts (including counterparts by facsimile or portable document format by electronic mail) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Remainder of page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF the Parties have executed this Arrangement Agreement.

VERANO HOLDINGS CORP.

By:	/s/ “Kyle Kingsley”
Authorized Signing Officer

GOODNESS GROWTH HOLDINGS, INC.

By:	/s/ “Darren Weiss”
Authorized Signing Officer

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Schedule A FORM OF PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT UNDER DIVISION 5 OF PART 9 OF THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1 INTERPRETATION

Section 1.1 Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context clearly inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of those terms shall have corresponding meanings:

(1) “2019 Company Equity Incentive Plan” means the equity incentive plan of the Company, approved by the Company Shareholders on March 9, 2019, as constituted immediately prior to the Effective Time;

(2) “Arrangement” means the arrangement under Division 5 of Part 9 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations to the Arrangement made in accordance with the terms of the Arrangement Agreement or Section 6.1 of this Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably;

(3) “Arrangement Agreement” means the arrangement agreement dated as of January 31, 2022 between the Purchaser and the Company, including the schedules and exhibits thereto, providing for, among other things, the Arrangement, as the same may be amended, supplemented or restated;

(4) “Arrangement Resolution” means the special resolution approving the Arrangement, substantially in the form attached as Schedule B to the Arrangement Agreement, passed by the Company Shareholders at the Meeting;

(5) “BCBCA” means the Business Corporations Act (British Columbia), as amended;

(6) “Business Day” means any day (other than a Saturday, a Sunday, a Canadian or U.S. statutory or civic holiday) on which commercial banks located in Vancouver, British Columbia, New York, New York and Chicago, Illinois are open for the conduct of business;

(7) “Code” means the United States Internal Revenue Code of 1986, as amended;

(8) “Company” means Goodness Growth Holdings, Inc., a corporation existing under the BCBCA;

(9) “Company Multiple Voting Shares” means the shares in the capital of the Company designated as multiple voting shares, each currently entitling the holder thereof to one hundred (100) votes per share at shareholder meetings of the Company;

(10) “Company MVS Conversion Ratio” means the “Conversion Ratio” as defined in the rights and restrictions attached to the Company Multiple Voting Shares in the Company’s articles and notice of articles, as such Conversion Ratio may be adjusted from time to time in accordance with the rights and restrictions attached to the Company Multiple Voting Shares, expressed as the number of Company Subordinate Voting Shares for each Company Multiple Voting Share, which Conversion Ratio as of the date of the Arrangement Agreement is 100 to 1;

(11) “Company MVS Warrants” means, collectively: (i) the warrants to purchase Company Multiple Voting Shares issued by the Company on March 18, 2019 and expiring on March 18, 2022, and (ii) the warrants to purchase Company Multiple Voting Shares issued by the Company on September 11, 2019 and expiring on September 11, 2022;

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(12) “Company Options” means the outstanding options, if any, to purchase Company Subordinate Voting Shares, issued pursuant to the 2019 Company Equity Incentive Plan;

(13) “Company RSUs” means the outstanding restricted stock units, if any, granted under the 2019 Company Equity Incentive Plan;

(14) “Company Securityholders” means, collectively, the Company Shareholders, the holders of Company Options, the holders of Company Warrants, the holders of Company MVS Warrants and the holders of Company RSUs;

(15) “Company Shareholders” means the registered and/or beneficial holders of Company Shares, as the context requires;

(16) “Company Shares” means, collectively, the Company Subordinate Voting Shares, Company Multiple Voting Shares and Company Super Voting Shares;

(17) “Company Subordinate Voting Shares” means the shares in the capital of the Company designated as subordinate voting shares, each entitling the holder thereof to one (1) vote per share at shareholder meetings of the Company;

(18) “Company Super Voting Shares” means the shares in the capital of the Company designated as super voting shares, each entitling the holder thereof to one thousand (1,000) votes per share at shareholder meetings of the Company;

(19) “Company SVS Conversion Ratio” means the “Conversion Ratio” as defined in the rights and restrictions attached to the Company Super Voting Shares in the Company’s articles and notice of articles, as such Conversion Ratio may be adjusted from time to time in accordance with the rights and restrictions attached to the Company Super Voting Shares, expressed as the number of Company Multiple Voting Shares for each Company Super Voting Share, which Conversion Ratio as of the date of the Arrangement Agreement is 1 to 1;

(20) “Company Warrants” means the warrants to purchase Company Subordinate Voting Shares issued by the Company on March 25, 2021 and expiring on March 25, 2026;

(21) “Court” means the Supreme Court of British Columbia;

(22) “Depositary” means Odyssey Trust Company;

(23) “Dissent Rights” has the meaning ascribed to such term in Section 4.1(1);

(24) “Dissent Share” means a Company Share held by a Dissenting Shareholder who is ultimately determined to be entitled to be paid the fair value of his, her or its Company Shares in respect of which such Dissenting Shareholder has exercised Dissent Rights;

(25) “Dissenting Shareholder” means a registered holder of Company Shares who has duly and validly exercised the Dissent Rights in respect of the Arrangement in strict compliance with the Dissent Rights and who has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights;

(26) “Effective Date” means the date designated by the Company and the Purchaser by notice in writing as the effective date of the Arrangement, after all of the conditions to the completion of the Arrangement as set out in the Arrangement Agreement and the Final Order have been satisfied (to the extent capable of being satisfied prior to the Effective Time) or waived;

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(27) “Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date, or such other time on the Effective Date as the Parties may agree to in writing before the Effective Date;

(28) “Exchange Ratio” means 0.22652 of a Purchaser Share for each Company Subordinate Voting Share;

(29) “Final Order” means the final order of the Court approving the Arrangement under subsection 291(4) of the BCBCA, in a form acceptable to the Company and the Purchaser, each acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, as such order may be amended by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal;

(30) “Governmental Entity” means: (i) any international, multinational, national, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public body, authority or department, central bank, court, tribunal, arbitral body, commission, board, bureau, commissioner, ministry, governor in council, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the above; (iii) any quasi-governmental, administrative or private body, including any tribunal, commission, committee, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (iv) any stock exchange, including the Canadian Securities Exchange;

(31) “holder” means, when used with reference to any securities of the Company or the Purchaser, the holder of such securities shown from time to time in the central securities register maintained by or on behalf of Company or the Purchaser, as applicable, in respect of such securities;

(32) “Interim Order” means the interim order of the Court pursuant to subsection 291(2) of the BCBCA in a form acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Meeting, as such order may be amended, modified, supplemented or varied by the Court with the consent of the Company and the Purchaser, each acting reasonably;

(33) “In-The-Money Amount” means, in respect of an option at a particular time, the amount, if any, by which the aggregate fair market value at that time of the securities subject to such option exceeds the exercise price of such option;

(34) “Law” means any and all applicable law (statutory, common or otherwise), statute, by-law, constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, notice, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended; “applicable” with respect to such Laws and, in the context that refers to any Person, means such Laws as are applicable at the relevant time or times to such Person or its business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over such Person or its business, undertaking, property or securities;

(35) “Letter of Transmittal” means the letter of transmittal to be delivered by the Company Shareholders to the Depositary as described therein;

(36) “Lien” means any mortgage, deed of trust, charge, pledge, hypothec, security interest, prior claim, encroachments, option, easement, right of first refusal or first offer, occupancy right, covenant, assignment, lien (statutory or otherwise), defect of title, or restriction or adverse right or claim, or other third party interest or encumbrance of any kind, in each case, whether contingent or absolute;

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(37) “Meeting” means the special meeting of the Company Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order for the purpose of considering and, if thought advisable, approving the Arrangement Resolution;

(38) “MVS Consideration” means that number of Purchaser Shares equal to the product obtained when (i) the Subordinate Voting Share Consideration is multiplied by (ii) the Company MVS Conversion Ratio in effect at the Effective Time;

(39) “paid-up capital” shall have the meaning ascribed to such term in the Tax Act;

(40) “Parties” means the Company and the Purchaser;

(41) “Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status;

(42) “Plan of Arrangement” means this plan of arrangement, subject to any amendments or variations thereto made in accordance with Article 6 hereof or with the Arrangement Agreement or made at the direction of the Court in the Final Order with the consent of the Company and the Purchaser, each acting reasonably;

(43) “Purchaser” means Verano Holdings Corp., a corporation incorporated under the BCBCA;

(44) “Purchaser Shares” means the shares in the capital of the Purchaser designated as class A subordinate voting shares, each entitling the holder thereof to one (1) vote per share at shareholder meetings of the Purchaser;

(45) “Registrar” means the person appointed as the Registrar of Companies pursuant to section 400 of the BCBCA;

(46) “Replacement MVS Warrant” has the meaning ascribed to such term in Section 3.1(10);

(47) “Replacement Warrant” has the meaning ascribed to such term in Section 3.1(9);

(48) “Subordinate Voting Share Consideration” means 0.22652 of a Purchaser Share per Company Subordinate Voting Share;

(49) “SVS Consideration” means that number of Purchaser Shares equal to the product obtained when (i) the Subordinate Voting Share Consideration, is multiplied by (ii) the product of (A) the Company SVS Conversion Ratio in effect at the Effective Time, multiplied by (B) the Company MVS Conversion Ratio in effect at the Effective Time;

(50) “Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended; and

(51) “U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Any capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Arrangement Agreement. In addition, words and phrases used herein and defined in the BCBCA and not otherwise defined herein or in the Arrangement Agreement shall have the same meaning herein as in the BCBCA unless the context otherwise clearly requires.

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Section 1.2 Interpretation Not Affected by Headings

The division of this Plan of Arrangement into Articles, Sections, paragraphs and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article”, “Section” or “paragraph” followed by a number and/or a letter refer to the specified Article, Section or paragraph of this Plan of Arrangement.

Section 1.3 Number, Gender and Persons

In this Plan of Arrangement, unless the context otherwise clearly requires, words used herein importing the singular include the plural and vice versa; words imparting any gender shall include all genders and the neuter gender; and words imparting persons shall include individuals, partnerships, limited liability companies, associations, corporations, funds, unincorporated organizations, governments, regulatory authorities and other entities.

Section 1.4 Date of Any Action

If any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, then such action shall be required to be taken on the next succeeding day which is a Business Day.

Section 1.5 Time

Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein or in the Letter of Transmittal refer to the local time of the Company (being the time in Vancouver, British Columbia) unless otherwise stipulated herein or therein.

Section 1.6 Statutory References

Unless otherwise indicated, references in this Plan of Arrangement to any statute include all regulations made pursuant to such statute and the provisions of any statute or regulation which amends, supplements or supersedes any such statute or regulation.

Section 1.7 Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of Canada, and “$” refers to Canadian dollars.

ARTICLE 2 EFFECT OF THE ARRANGEMENT

Section 2.1 Arrangement Agreement

This Plan of Arrangement is made pursuant to, is subject to the provisions of, and forms a part of the Arrangement Agreement, except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set forth herein. This Plan of Arrangement constitutes an arrangement as referred to in section 288 of the BCBCA.

Section 2.2 Binding Effect

This Plan of Arrangement will become effective commencing at the Effective Time and shall be binding upon the Company, the Purchaser, the Company Securityholders, the Depositary, the transfer agents in respect of the Company Shares and the Purchaser Shares and all other Persons, in each case without any further act or formality required on the part of any Person. Each Company Securityholder shall, in respect of any step in Section 3.1 applicable to such Company Securityholder, be deemed, at the time such step occurs, to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to exercise, convert, transfer or exchange (as the case may be) all Company Shares, Company Options, Company Warrants, Company MVS Warrants or Company RSUs, as applicable, held by such holder in accordance with such step.

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Section 2.3 Transfers Free and Clear

Any transfer of securities pursuant to this Plan of Arrangement shall be free and clear of all Liens, claims and encumbrances.

Section 2.4 Effective Time of Transactions

The transfers, exchanges, issuances and cancellations provided for in Section 3.1 shall occur, and shall be deemed to occur, at the time and in the order specified in Section 3.1, notwithstanding that certain of the procedures related thereto may not be completed until after such time.

ARTICLE 3 ARRANGEMENT

Section 3.1 The Arrangement

Commencing at the Effective Time, each of the transactions or events set out below shall, unless otherwise specifically provided in this Section 3.1, occur and be deemed to occur in the following sequence and immediately following the immediately preceding transaction or event, in each case without any further authorization, act or formality on the part of any Person:

(1) each Dissent Share held by a Dissenting Shareholder shall be, and shall be deemed to be, transferred by the holder thereof to the Purchaser, and upon such transfer:

(a) such Dissenting Shareholder will cease to be the holder of such Dissent Share or to have any rights as a holder in respect of such Dissent Share, other than the right to be paid the fair value of such Dissent Share determined and payable in accordance with Article 4; and

(b) the former holders of such Dissent Shares shall be removed from the Company’s central securities register for the Company Shares in respect of such Dissent Shares;

(2) subject to Section 5.3, each Company Multiple Voting Share (other than any Dissent Share) outstanding immediately prior to the Effective Time shall be, and shall be deemed to be, transferred by the holder thereof to the Purchaser in exchange for the issuance by the Purchaser to such holder of the MVS Consideration, and upon such exchange:

(a) the former holder of such exchanged Company Multiple Voting Share shall cease to be the holder thereof or to have any rights as a holder thereof, other than the right to receive the MVS Consideration issuable in respect of such Company Multiple Voting Share pursuant to this Section 3.1(2);

(b) the former holders of such exchanged Company Multiple Voting Shares shall be removed from the Company’s central securities register for the Company Multiple Voting Shares;

(c) the former holders of such exchanged Company Multiple Voting Shares shall be entered in the Purchaser’s central securities register for the Purchaser Shares in respect of the Purchaser Shares issued to such holders pursuant to this Section 3.1(2); and

(d) the Purchaser will be, and will be deemed to be, the legal and beneficial owner of such transferred Company Multiple Voting Shares and will be entered in the central securities register of the Company as the sole holder thereof;

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(3) concurrently with the exchange of Company Multiple Voting Shares pursuant to Section 3.1(2), there shall be added to the capital of the Purchaser Shares, in respect of the Purchaser Shares issued pursuant to Section 3.1(2), an amount equal to the product obtained when (i) the paid-up capital of the Company Multiple Voting Shares immediately prior to the Effective Time, is multiplied by (ii) a fraction, (A) the numerator of which is the number of Company Multiple Voting Shares (excluding any Dissent Shares) outstanding immediately prior to the Effective Time, and (B) the denominator of which is the number of Company Multiple Voting Shares (including any Dissent Shares) outstanding immediately prior to the Effective Time;

(4) subject to Section 5.3, each Company Super Voting Share (other than any Dissent Share) outstanding immediately prior to the Effective Time shall be, and shall be deemed to be, transferred by the holder thereof to the Purchaser in exchange for the issuance by the Purchaser to such holder of the SVS Consideration, and upon such exchange:

(a) the former holder of such exchanged Company Super Voting Share shall cease to be the holder thereof or to have any rights as a holder thereof, other than the right to receive the SVS Consideration issuable in respect of such Company Super Voting Share pursuant to this Section 3.1(4);

(b) the former holders of such exchanged Company Super Voting Shares shall be removed from the Company’s central securities register for the Company Super Voting Shares;

(c) the former holders of such exchanged Company Super Voting Shares shall be entered in the Purchaser’s central securities register for the Purchaser Shares in respect of the Purchaser Shares issued to such holders pursuant to this Section 3.1(4); and

(d) the Purchaser will be, and will be deemed to be, the legal and beneficial owner of such transferred Company Super Voting Shares and will be entered in the central securities register of the Company as the sole holder thereof;

(5) concurrently with the exchange of Company Super Voting Shares pursuant to Section 3.1(4), there shall be added to the capital of the Purchaser Shares, in respect of the Purchaser Shares issued pursuant to Section 3.1(4), an amount equal to the product obtained when (i) the paid-up capital of the Company Super Voting Shares immediately prior to the Effective Time, is multiplied by (ii) a fraction, (A) the numerator of which is the number of Company Super Voting Shares (excluding any Dissent Shares) outstanding immediately prior to the Effective Time, and (B) the denominator of which is the number of Company Super Voting Shares (including any Dissent Shares) outstanding immediately prior to the Effective Time;

(6) subject to Section 5.3, each Company Subordinate Voting Share (other than any Dissent Share) outstanding immediately prior to the Effective Time (including any Company Subordinate Voting Shares issued pursuant to Section 3.1(2)) shall be, and shall be deemed to be, transferred by the holder thereof to the Purchaser in exchange for the issuance by the Purchaser to such holder of the Subordinate Voting Share Consideration, and upon such exchange:

(a) the former holder of such exchanged Company Subordinate Voting Share shall cease to be the holder thereof or to have any rights as a holder thereof, other than the right to receive the Subordinate Voting Share Consideration issuable in respect of such Company Subordinate Voting Share pursuant to this Section 3.1(6);

(b) the former holders of such exchanged Company Subordinate Voting Shares shall be removed from the Company’s central securities register for the Company Subordinate Voting Shares;

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(c) the former holders of such exchanged Company Subordinate Voting Shares shall be entered in the Purchaser’s central securities register for the Purchaser Shares in respect of the Purchaser Shares issued to such holders pursuant to this Section 3.1(6); and

(d) the Purchaser will be, and will be deemed to be, the legal and beneficial owner of such transferred Company Subordinate Voting Shares and will be entered in the central securities register of the Company as the sole holder thereof;

(7) concurrently with the exchange of Company Subordinate Voting Shares pursuant to Section 3.1(6), there shall be added to the capital of the Purchaser Shares, in respect of the Purchaser Shares issued pursuant to Section 3.1(6), an amount equal to the product obtained when (i) the paid-up capital of the Company Subordinate Voting Shares immediately prior to the Effective Time, is multiplied by (ii) a fraction, (A) the numerator of which is the number of Company Subordinate Voting Shares (excluding any Dissent Shares) outstanding immediately prior to the Effective Time, and (B) the denominator of which is the number of Company Subordinate Voting Shares (including any Dissent Shares) outstanding immediately prior to the Effective Time;

(8) in accordance with the terms of the 2019 Company Equity Incentive Plan, the terms of each Company Option outstanding immediately prior to the Effective Time shall be adjusted so that, upon exercise of such Company Option, the holder shall, upon payment of the exercise price under such Company Option, be entitled to receive, in substitution for the number of Company Subordinate Voting Shares subject to such Company Option, that number of Purchaser Shares equal to the product obtained when the number of Company Subordinate Voting Shares subject to such Company Option immediately prior to the Effective Time is multiplied by the Exchange Ratio. For greater certainty, the exercise price per Purchaser Share under such Company Option immediately following the adjustment pursuant to this Section 3.1(8) shall equal the exercise per Company Share under such Company Option immediately prior to the Effective Time divided by the Exchange Ratio, the Company Options shall not be exchanged or otherwise replaced by this Plan of Arrangement, and, subject to this Section 3.1(8), shall continue to be governed by the 2019 Company Equity Incentive Plan on the same terms and conditions as were applicable to such Company Options immediately prior to the Effective Time. Notwithstanding the foregoing, if necessary to satisfy the requirements of subsection 7(1.4) of the Tax Act, the exercise price of a Company Option adjusted in accordance with the foregoing shall be increased such that the In-The-Money Amount of the Company Option immediately after such adjustment does not exceed the In-The-Money Amount of the Company Option immediately before such adjustment. For any Company Option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code, it is intended that such adjustment will comply with Treasury Regulation Section 1.424(1)(a). For any Company Option that is a nonqualified option held by a U.S. taxpayer, it is intended that such adjustment will be implemented in a manner intended comply with Section 409A of the Code;

(9) each Company Warrant outstanding immediately prior to the Effective Time shall be, and shall be deemed to be, adjusted in accordance with its terms for a Purchaser warrant (each, a “Replacement Warrant”) which will entitle the holder to purchase from the Purchaser that number of Purchaser Shares equal to the product obtained when the number of Company Subordinate Voting Shares issuable on exercise of such exchanged Company Warrant immediately prior to the Effective Time is multiplied by the Exchange Ratio, at an exercise price per Purchaser Share equal to the exercise price per share under such exchanged Company Warrant immediately prior to the Effective Time divided by the Exchange Ratio (provided that if the exercise of Replacement Warrants by a holder would otherwise result in the aggregate number of Purchaser Shares issuable to such holder including a fraction of a Purchaser Share, the aggregate number of Purchaser Shares otherwise issuable upon such exercise shall in each case be rounded down to the nearest whole number without any payment or compensation to the holder, and that the aggregate exercise price payable on any particular exercise of Replacement Warrants shall be rounded up to the nearest whole cent), and otherwise having a term to expiry, conditions to and manner of exercise and other terms and conditions the same as the terms and conditions of such exchanged Company Warrant, and such exchanged Company Warrant shall thereupon be cancelled. Any document previously evidencing such Company Warrant shall thereafter represent only the right to receive, in exchange therefore, the Replacement Warrant that the holder of such document is entitled to receive. For greater certainty, the Company Warrants shall not be exchanged or otherwise replaced by this Plan of Arrangement;

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(10) each Company MVS Warrant outstanding immediately prior to the Effective Time shall be, and shall be deemed to be, adjusted in accordance with its terms for a Purchaser warrant (each, a “Replacement MVS Warrant”) which will entitle the holder to purchase from the Purchaser that number of Purchaser Shares equal to the product obtained when the number of Company Multiple Voting Shares issuable on exercise of such exchanged Company MVS Warrant immediately prior to the Effective Time is multiplied by the product of, (A) the Exchange Ratio, and (B) the Company MVS Conversion Ratio, at an exercise price per Purchaser Share equal to the exercise price per share under such exchanged Company MVS Warrant immediately prior to the Effective Time divided by the product of (A) the Exchange Ratio, and (B) the Company MVS Conversion Ratio (provided that if the exercise of Replacement MVS Warrants by a holder would otherwise result in the aggregate number of Purchaser Shares issuable to such holder including a fraction of a Purchaser Share, the aggregate number of Purchaser Shares otherwise issuable upon such exercise shall in each case be rounded down to the nearest whole number without any payment or compensation to the holder, and that the aggregate exercise price payable on any particular exercise of Replacement MVS Warrants shall be rounded up to the nearest whole cent), and otherwise having a term to expiry, conditions to and manner of exercise and other terms and conditions the same as the terms and conditions of such exchanged Company MVS Warrant, and such exchanged Company MVS Warrant shall thereupon be cancelled. Any document previously evidencing such Company MVS Warrant shall thereafter represent only the right to receive, in exchange therefore, the Replacement MVS Warrant that the holder of such document is entitled to receive. For greater certainty, the Company MVS Warrants shall not be exchanged or otherwise replaced by this Plan of Arrangement; and

(11) in accordance with the terms of the 2019 Company Equity Incentive Plan, the terms of each Company RSU outstanding immediately prior to the Effective Time shall be adjusted so that, upon vesting of such Company RSU, the holder shall be entitled to receive, instead of the number of Company Subordinate Voting Shares underlying such Company RSU, that number of Purchaser Shares equal to the product obtained when the number of Company Subordinate Voting Shares underlying such Company RSU immediately prior to the Effective Time is multiplied by the Exchange Ratio. For greater certainty, the Company RSUs shall not be exchanged or otherwise replaced by this Plan of Arrangement, and, subject to this Section 3.1(11), shall continue to be governed by the 2019 Company Equity Incentive Plan on the same terms and conditions as were applicable to such Company RSUs immediately prior to the Effective Time.

ARTICLE 4 DISSENT RIGHTS

Section 4.1 Rights of Dissent

(1) Registered holders of the Company Shares may exercise rights of dissent in connection with the Arrangement under section 238 of the BCBCA, in the manner set forth in sections 237 to 247 of the BCBCA, as modified by the Interim Order, the Final Order and this Section 4.1 (“Dissent Rights”); provided that notwithstanding subsection 242(1)(a) of the BCBCA, the written objection to the Arrangement Resolution referred to in subsection 242(1)(a) of the BCBCA must be received by the Company not later than 4:00 p.m. (Vancouver time) two (2) Business Days immediately preceding the date of the Meeting (as it may be adjourned or postponed from time to time).

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(2) Dissenting Shareholders who are ultimately determined to be entitled to be paid by the Purchaser the fair value for the Company Shares in respect of which they have exercised Dissent Rights will be deemed to have irrevocably transferred such Company Shares to the Purchaser pursuant to Section 3.1(1) in consideration of such fair value paid by the Purchaser and will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights in respect of such Company Shares.

(3) Dissenting Shareholders who are ultimately not entitled, for any reason, to be paid by the Purchaser the fair value for the Company Shares in respect of which they have exercised Dissent Rights will be deemed to have participated in the Arrangement on the same basis as a Company Shareholder who has not exercised Dissent Rights, as at and from the Effective Time and be entitled to receive only the consideration set forth in Section 3.1 that such holder would have received if such holder had not exercised Dissent Rights.

(4) In no case will the Company or the Purchaser or any other person be required to recognize a Person exercising Dissent Rights as a holder of Company Shares after the Effective Time, and each Dissenting Shareholder will cease to be entitled to the rights of a Company Shareholder in respect of Company Shares in relation to which such Dissenting Shareholder has exercised Dissent Rights and the central securities register of the Company will be amended to reflect that such former holder is no longer the holder of such Company Shares as and from the Effective Time.

(5) For greater certainty, in accordance with the BCBCA, none of the following are entitled to exercise Dissent Rights: (i) holders of Company Options; (ii) holders of Company RSUs; (iii) holders of Company Warrants; (iv) holders of Company MVS Warrants; and (v) holders of Company Shares who vote, or have instructed a proxyholder to vote, in favour of the Arrangement Resolution.

ARTICLE 5 DELIVERY OF PURCHASER SHARES

Section 5.1 Delivery of Purchaser Shares

(1) Upon return to the Depositary of a properly completed Letter of Transmittal by a registered former Company Shareholder together with certificate(s) or a direct registration statement advice (a “DRS Advice”) representing one or more Company Shares that such Company Shareholder held immediately before the Effective Time, together with such additional documents and instruments as the Depositary may reasonably require, the Company Shareholder shall be entitled to receive the Purchaser Shares that they are entitled to receive pursuant to Section 3.1 in exchange therefor, and the Depositary shall deliver to such holder, following the Effective Time, certificate(s) or DRS Advice recorded on a book-entry basis representing the Purchaser Shares that such holder is entitled to receive pursuant to Section 3.1.

(2) After the Effective Time and until surrendered for cancellation as contemplated by Section 5.1(1), each certificate or DRS Advice that immediately prior to the Effective Time represented one or more Company Shares, Company Warrants or Company MVS Warrants shall be deemed at all times to represent only the right to receive in exchange therefor the Purchaser Shares that the holder of such certificate or DRS Advice is entitled to receive pursuant to Section 3.1.

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(3) For greater certainty, none of the holders of Company Options, holders of Company Warrants, holders of Company RSUs, holders of Company MVS Warrants or Company Shareholders shall be entitled to receive any consideration with respect to such Company securities other than the consideration such holder is entitled to receive in accordance with Section 3.1, and, for greater certainty, no such former holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith.

Section 5.2 Dividends and Distributions

No dividends or other distributions declared or made after the Effective Time with respect to Purchaser Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding Company Shares that were exchanged pursuant to Section 3.1 unless and until the holder of record of such certificate shall surrender such certificate (or affidavit in accordance with Section 5.6) in accordance with Section 5.1(1). Subject to applicable Law, at the time of such surrender of any such certificate (or in the case of clause (B) below, at the appropriate payment date), there shall be paid to the holder of record of the certificates formerly representing whole Company Shares, without interest, (A) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to each whole Purchaser Share issued to such holder, and (B) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Purchaser Subordinate Share.

Section 5.3 Fractional Shares

In no event shall any fractional Purchaser Shares be issued under this Arrangement. Where the aggregate number of Purchaser Shares to be issued to a holder of Company Shares as consideration under this Arrangement would result in a fraction of a Purchaser Share being issuable, the number of Purchaser Shares to be received by such holder shall be rounded down to the nearest whole Purchaser Share.

Section 5.4 Adjustment to Share Consideration

THE AMOUNT OF SHARE CONSIDERATION, IF ANY, THAT A COMPANY SHAREHOLDER IS ENTITLED TO RECEIVE PURSUANT TO SECTION 3.1 SHALL BE ADJUSTED TO REFLECT FULLY THE EFFECT OF ANY STOCK SPLIT, REVERSE SPLIT OR STOCK DIVIDEND (INCLUDING ANY DIVIDEND OR DISTRIBUTION OF SECURITIES CONVERTIBLE INTO SHARES), CONSOLIDATION, REORGANIZATION, RECAPITALIZATION OR OTHER LIKE CHANGE WITH RESPECT TO PURCHASER SHARES OCCURRING AFTER THE DATE OF THE ARRANGEMENT AGREEMENT AND PRIOR TO THE EFFECTIVE TIME, IN COMPLIANCE WITH SECTION 2.10 OF SUCH AGREEMENT.

Section 5.5 Effective Time Procedures

Following the receipt of the Final Order and prior to the Effective Date, the Purchaser shall arrange to be delivered to the Depositary the Purchaser Shares required to be issued to Company Shareholders in accordance with the provisions of Section 3.1, which Purchaser Shares shall be held by the Depositary as agent and nominee for such Company Shareholders for delivery to such Company Shareholders in accordance with the provisions of Article 5.

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Section 5.6 Loss of Certificates

In the event any certificate which immediately prior to the Effective Time represented any outstanding Company Shares that were acquired by the Purchaser pursuant to Section 3.1 has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the former holder of such Company Shares, the Depositary will, in exchange for such lost, stolen or destroyed certificate, deliver to such former holder of Company Shares, or make available for pick up at its offices, the Purchaser Shares such former holder is entitled to receive in respect of such Company Shares pursuant to Section 3.1 together with any distributions or dividends which such holder is entitled to receive pursuant to Section 5.2 and less, in each case, any amounts withheld pursuant to Section 5.8. When authorizing such delivery in relation to any lost, stolen or destroyed certificate, the former holder of such Company Shares shall, as a condition precedent to the delivery of Purchaser Shares, give a bond satisfactory to the Purchaser and the Depositary (acting reasonably) in such sum as the Purchaser may direct, or otherwise indemnify the Company, the Purchaser and the Depositary against any claim that may be made against any of them with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 5.7 Extinction of Rights

Any certificate or book-entry advice statements which immediately prior to the Effective Time represented one or more outstanding Company Shares that were acquired by the Purchaser pursuant to Section 3.1 which is not deposited with the Depositary in accordance with the provisions of Section 5.1(1) on or before the sixth (6th) anniversary of the Effective Date shall, on the sixth (6th) anniversary of the Effective Date, cease to represent a claim or interest of any kind or nature whatsoever, whether as a securityholder or otherwise and whether against the Company, the Purchaser, the Depositary or any other person. On such date, the consideration such former holder of Company Shares would otherwise have been entitled to receive pursuant to Section 3.1, together with any distributions or dividends such holder would otherwise have been entitled to receive pursuant to Section 5.2, shall be deemed to have been surrendered for no consideration to the Purchaser. Neither the Company nor the Purchaser will be liable to any person in respect of any cash or securities (including any cash or securities previously held by the Depositary in trust for any such former holder) which is forfeited to the Purchaser or delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

Section 5.8 Withholding Rights

The Purchaser, the Company and the Depositary, as applicable, shall be entitled to deduct or withhold from any consideration payable or otherwise deliverable to any Person, including Company Shareholders exercising Dissent Rights, pursuant to the Arrangement and from all dividends, other distributions or other amounts otherwise payable to any former Company Shareholders, such Taxes or other amounts as the Purchaser, the Company or the Depositary are required, entitled or permitted to deduct or withhold with respect to such payment under the Tax Act, or any other provisions of any Laws. To the extent that Taxes or other amounts are so deducted or withheld, such deducted or withheld Taxes or other amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction or withholding was made, provided that such deducted or withheld Taxes or other amounts are actually remitted to the appropriate taxing authority. Each of the Purchaser, the Company and the Depositary, as applicable, is hereby authorized to sell or otherwise dispose of, on behalf of such Person, such portion of any share or other security deliverable to such Person as is necessary to provide sufficient funds to the Purchaser, the Company or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and the Purchaser, the Company or the Depositary shall notify such Person thereof and remit the applicable portion of the net proceeds of such sale to the appropriate taxing authority and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to such Person.

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Section 5.9 U.S. Securities Laws Exemption

Notwithstanding any provision herein to the contrary, the Parties each agree that the Plan of Arrangement will be carried out with the intention that all Purchaser Shares, Replacement Warrants, and Replacement MVS Warrants to be issued by the Purchaser to Company Shareholders, holders of Company Warrants and holders of Company MVS Warrants, respectively, in exchange for their Company Shares, Company Warrants and Company MVS Warrants, respectively, pursuant to the Plan of Arrangement will be issued and exchanged in reliance on the exemption from the registration requirements of the U.S. Securities Act as provided by Section 3(a)(10) thereof and applicable state securities laws, and pursuant to the terms, conditions and procedures set forth in the Arrangement Agreement.

ARTICLE 6 AMENDMENTS

Section 6.1 Amendments to Plan of Arrangement

(1) The Company and the Purchaser reserve the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification or supplement must be: (i) set out in writing, (ii) approved by the Company and the Purchaser, (iii) filed with the Court and, if made following the Meeting, approved by the Court, and (iv) communicated to or approved by the Company Shareholders if and as required by the Court.

(2) Any amendment, modification or supplement to this Plan of Arrangement pursuant to Section 6.1(1) may be proposed by the Company at any time prior to the Meeting (provided the Purchaser shall have consented thereto, such consent not to be unreasonably withheld, conditioned or delayed) with or without any other prior notice or communication and, if so proposed and accepted by the persons voting at the Meeting (other than as may be required under the Interim Order), will become part of this Plan of Arrangement for all purposes.

(3) Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Meeting will be effective only if such amendment, modification or supplement: (i) is consented to by each of the Company and the Purchaser, and (ii) if required by the Court or applicable law, is consented to by Company Shareholders voting in the manner directed by the Court.

(4) Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date but shall only be effective if it is consented to by each of the Parties provided that such amendment, modification or supplement concerns a matter which, in the reasonable opinion of the Company and the Purchaser, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of the Company and the Purchaser or any former Company Securityholder.

ARTICLE 7 TERMINATION

This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement. Upon the termination of the Arrangement Agreement pursuant to Section 7.2 of the Arrangement Agreement prior to this Plan of Arrangement becoming effective, no Party shall have any liability or further obligation to any other Party hereunder other than as set out in the Arrangement Agreement.

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ARTICLE 8 FURTHER ASSURANCES

Section 8.1 Further Assurances

Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties will make, do and execute, or cause to be made, done and executed, any such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out herein.

Section 8.2 Paramountcy

From and after the Effective Time:

(1) this Plan of Arrangement shall take precedence and priority over any and all rights related to the securities of the Company issued prior to the Effective Time;

(2) the rights and obligations of the holders of the securities of the Company and any trustee and transfer agent therefor, shall be solely as provided for in this Plan of Arrangement; and

(3) all actions, causes of actions, claims or proceedings (actual or contingent, and whether or not previously asserted) based on or in any way relating to securities of the Company shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

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Schedule B ARRANGEMENT RESOLUTION

1.	The arrangement (the “Arrangement”) pursuant to Division 5 of Part 9 of the Business Corporations Act (British Columbia) (the “BCBCA”) involving Goodness Growth Holdings, Inc. (the “Company”), pursuant to the arrangement agreement between the Company and Verano Holdings Corp. dated January 31, 2022, as it may be modified, supplemented or amended from time to time in accordance with its terms (the “Arrangement Agreement”), as more particularly described and set forth in the management information circular of the Company dated ●, 2022 (the “Circular”), and all transactions contemplated thereby, are hereby authorized, approved and adopted.

2.	The plan of arrangement of the Company, as it has been or may be modified, supplemented or amended in accordance with the Arrangement Agreement and its terms (the “Plan of Arrangement”), the full text of which is set out as Appendix ● to the Circular, is hereby authorized, approved and adopted.

3.	The Company be and is hereby authorized to apply for a final order from the Supreme Court of British Columbia to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented and as described in the Circular).

4.	The: (i) Arrangement Agreement and all the transactions contemplated therein; (ii) actions of the directors of the Company in approving the Arrangement and the Arrangement Agreement; and (iii) actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement and any modifications, supplements or amendments thereto, and causing the performance by the Company of its obligations thereunder, are hereby ratified and approved.

5.	Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of the Company (the “Company Shareholders”) or that the Arrangement has been approved by the Supreme Court of British Columbia, the directors of the Company are hereby authorized and empowered, at their discretion, without further notice to or approval of the Company Shareholders: (i) to amend, modify or supplement the Arrangement Agreement or the Plan of Arrangement to the extent permitted by their terms; and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and any related transactions.

6.	Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to make an application to the Court for an order approving the Arrangement and to execute, under the corporate seal of the Company or otherwise, and to deliver or cause to be delivered, such other documents as are necessary or desirable to give effect to the Arrangement and the Plan of Arrangement in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such other documents.

7.	Any officer or director of the Company is hereby authorized and directed, for and on behalf of the Company, to execute or cause to be executed and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as, in such person’s opinion, may be necessary or desirable to give full force and effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of any such other document or instrument or the doing of any such other act or thing.

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Schedule C REPRESENTATIONS AND WARRANTIES of THE COMPANY

1.1	Representations and Warranties

The Company hereby represents and warrants to and in favour of the Purchaser as follows, and acknowledges that the Purchaser is relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)	Board Approval. The Company Board, after consultation with its financial and legal advisors, has determined that the Plan of Arrangement is fair to the Company Shareholders and is in the best interests of the Company and its security holders and has unanimously resolved to recommend to the Company Shareholders that they vote in favour of the Arrangement Resolution. The Company Board has approved the Arrangement pursuant to the Plan of Arrangement and the execution and performance of this Agreement.

(b)	Fairness Opinions. The Company Board has received oral confirmation that it expects to receive, prior to the distribution of the Company Circular, the written opinions of Hyperion Capital Inc. and Cormark Securities Inc., to the effect that, as of the date of such opinions, subject to the assumptions and limitations set out therein, the Consideration to be received by the Company Shareholders in connection with the Arrangement is fair, from a financial point of view, to such Company Shareholders.

(c)	Organization and Qualification. The Company and each of its Subsidiaries is a corporation or an entity validly existing under all Laws of its jurisdiction of incorporation, formation, continuance or creation and has all necessary corporate or other power, authority and capacity to own its property and assets and to carry on its business as it is now being conducted. The Company and each of its Subsidiaries:

(i)	has all Permits necessary to conduct its business as now conducted as disclosed in the Company Filings; and

(ii)	is duly registered or otherwise authorized and qualified to do business and each is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not result in a Material Adverse Effect.

(d)	Authority Relative to this Agreement. The Company has the requisite corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations under this Agreement have been duly authorized by the Company Board and no other corporate proceedings on its part are necessary to authorize this Agreement or the Arrangement pursuant to the Plan of Arrangement other than the Required Approval. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other Laws relating to or affecting rights of creditors generally and subject to the qualification that equitable remedies, including specific performance, are discretionary.

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(e)	No Violation. The authorization, execution and delivery of this Agreement by the Company, the completion of the transactions contemplated by this Agreement and the Arrangement pursuant to the Plan of Arrangement and the performance of the Company’s obligations hereunder or thereunder in accordance with the terms hereof and thereof will not:

(i)	violate, conflict with, or result (with or without notice or the passage of time) in a violation or breach of any provision of, or require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or cause any indebtedness to come due before its stated maturity, or cause any credit commitment to cease to be available, or cause any payment or other obligation to be imposed on the Company or any of its Subsidiaries, under any of the terms, conditions or provisions of:

(A)	their Constating Documents; or

(B)	except as set forth in Section 1.1(e) of the Company Disclosure Letter, any material Permit or Material Contract to which the Company or any of its Subsidiaries is a party or to which any of them, or any of their respective properties or assets, may be subject or by which the Company or any of its Subsidiaries is bound; or

(ii)	except as set forth in Section 1.1(e) of the Company Disclosure Letter, result (with or without notice or the passage of time) in a violation or breach of or constitute a default under any provisions of any material Laws applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; or

(iii)	except as set forth in Section 1.1(e) of the Company Disclosure Letter, cause the suspension or revocation of any material Permit currently in effect held by the Company or any of its Subsidiaries; or

(iv)	except as set forth in Section 1.1(e) of the Company Disclosure Letter, give rise to any rights of first refusal or trigger any change in control provisions under any Material Contract or Permit to which the Company is a party; or

(v)	except for any Liens in favour of the Purchaser under the Credit Agreement, result in the imposition of any Liens upon any assets of the Company or any of its Subsidiaries.

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(f)	Capitalization.

(i)	The authorized share capital of the Company consists of an unlimited number of Company Shares. As of the close of business on the Business Day prior to the date hereof there are issued and outstanding: (A) 81,298,228 Company Subordinate Voting Shares (representing approximately 43% of the voting rights attached to the outstanding shares of the Company); (B) 402,720 Company Multiple Voting Shares (representing approximately 22% of the voting rights attached to the outstanding shares of the Company); and (C) 65,411 Company Super Voting Shares (representing approximately 35% of the voting rights attached to the outstanding shares of the Company). As of the close of business on January 31, 2022, an aggregate of up to 23,226,338 Company Subordinate Voting Shares are issuable upon the exercise of 23,226,338 Company Options, up to 3,037,649 Company Subordinate Voting Shares are issuable upon the exercise of 3,037,649 Company SVS Warrants, up to 13,583 Company Multiple Voting Shares are issuable upon the exercise of 13,583 Company MVS Warrants, and there are no options (other than the Company Options), warrants (other than the Company Warrants), restricted stock units, conversion privileges or other rights, shareholder rights plans, arrangements, agreements, understandings or commitments (pre-emptive, contingent or otherwise) of any character whatsoever requiring or which may require the issuance, sale or transfer by the Company of any securities of the Company (including Company Shares), or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of the Company (including Company Shares) or of any Subsidiary of the Company. Other than the Company Shares, the Company Options and the Company Warrants, there are no securities of the Company outstanding.

(ii)	Section 1.1(f) of the Company Disclosure Letter sets forth an accurate and complete list of all Company Options and Company Warrants, including the respective holders, grant dates, number and type of Company Shares subject to such Company Options or Company Warrants, as the case may be, vesting dates (including accelerated vesting), where applicable, and exercise prices. All outstanding Company Shares have been duly authorized and validly issued, are fully paid and non-assessable, and all Company Subordinate Voting Shares and Company Multiple Voting Shares issuable upon the exercise of Company Options and Company Warrants, in accordance with their respective terms have been duly authorized and, upon issuance, will be validly issued as fully paid and non-assessable, and are not and will not be subject to, or issued in violation of, any pre-emptive rights. All securities of the Company (including Company Shares, Company Options and Company Warrants) have been issued in compliance with all Laws. Other than the Company Shares, Company Options and Company Warrants, as applicable, there are no securities of the Company or of any of its Subsidiaries outstanding which have the right to vote generally (or are convertible into or exchangeable for securities having the right to vote generally) with the Company Shareholders on any matter. There are no outstanding contractual or other obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any of its securities or with respect to the voting or disposition of any of its outstanding securities, other than the Company Options and Company Warrants. There are no outstanding bonds, debentures or other evidences of indebtedness of the Company or any of its Subsidiaries having the right to vote with the holders of the outstanding Company Shares on any matters.

(g)	Reporting Status and Securities Laws Matters. The Company is a “reporting issuer” and not on the list of reporting issuers in default under Securities Laws in each of the Provinces of British Columbia, Alberta and Ontario. No delisting, suspension of trading in or cease trading order with respect to any securities of the Company and, to the knowledge of the Company, no inquiry or investigation (formal or informal) of any Securities Authority, is in effect or ongoing or, to the knowledge of the Company, expected to be implemented or undertaken.

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(h)	Ownership of Subsidiaries. Section 1.1(h) of the Company Disclosure Letter includes complete and accurate lists of all Subsidiaries owned, directly or indirectly, by the Company, each of which is wholly-owned (except for the NFPs, which are not owned by any Person). All of the issued and outstanding shares of capital stock and other ownership interests in the Subsidiaries of the Company are duly authorized, validly issued, fully paid and non-assessable, and all such shares and other ownership interests held directly or indirectly by the Company are legally and beneficially owned free and clear of all Liens, and there are no outstanding options, warrants, rights, entitlements, arrangements, agreements, understandings or commitments (contingent or otherwise) regarding the right to purchase or acquire, or securities convertible into or exchangeable for, any such shares of capital stock or other ownership interests in or material assets or properties of any of the Subsidiaries of the Company. There are no contracts, commitments, arrangements, agreements, understandings or restrictions which require any Subsidiaries of the Company to issue, sell or deliver any shares in its share capital or other ownership interests, or any securities or obligations convertible into or exchangeable for, any shares of its share capital or other ownership interests. There are no outstanding options, rights, entitlements, arrangements, agreements, understandings or commitments (contingent or otherwise) providing to any third-party the right to acquire any shares or other ownership interests in any Subsidiaries of the Company.

(i)	Public Filings. Since March 18, 2019, the Company has filed all material documents required to be filed by it in accordance with Securities Laws. The Company has filed all necessary documents and information required to be filed with the Securities Authorities, the CSE and the OTCQX in all material respects. All such documents and information comprising the Company Filings, as of their respective dates (and the dates of any amendments thereto):

(i)	did not contain any Misrepresentation; and

(ii)	complied in all material respects with the requirements of Securities Laws, and any amendments to the Company Filings required to be made have been filed on a timely basis with the Securities Authorities, the CSE or the OTCQX. The Company has not filed any redacted information with the SEC or confidential material change report with any Securities Authority that at the date of this Agreement remains redacted or confidential, as applicable.

(j)	Forward-Looking Information. With respect to forward-looking information contained in the Company’s public disclosure filings required to be filed in accordance with Securities Laws:

(i)	the Company has a reasonable basis for the forward-looking information; and

(ii)	all material forward-looking information is identified as such, and all such documents caution users of forward-looking information that actual results may vary from the forward-looking information and identifies material risk factors that could cause actual results to differ materially from the forward-looking information, and accurately states the material factors or assumptions used to develop forward-looking information.

(k)	Financial Statements. The Company’s audited financial statements as at and for the fiscal years ended December 31, 2020 and 2019 and unaudited financial statements as at and for the three and nine months ended September 30, 2021 and 2020 (including the notes thereto) (collectively, the “Company Financial Statements”) were prepared in accordance with U.S. GAAP consistently applied (except as otherwise indicated in such financial statements and the notes thereto or in the related report of the Company’s independent auditors, and except that the unaudited Company Financial Statements may not contain footnotes and are subject to normal year-end adjustments, none of which individually or in the aggregate will be material in nature or amount) and fairly present in all material respects the consolidated financial position, results of operations and changes in financial position of the Company and its Subsidiaries as of the dates thereof and for the periods indicated therein and reflect reserves required by U.S. GAAP in respect of all material contingent liabilities, if any, of the Company and its Subsidiaries on a consolidated basis.

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(l)	No Off-Balance Sheet Arrangements. There are no material off-balance sheet transactions, arrangements, agreements, understandings, obligations (including contingent obligations) or liabilities of the Company or any of its Subsidiaries which are required to be disclosed and are not disclosed or reflected in the Company Financial Statements.

(m)	Internal Accounting Controls. The Company and each Subsidiary maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) information required to be disclosed by the Company in the reports it files or submits under the U.S. Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. The Company’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of the Company and its Subsidiaries as of the end of the period covered by the most recently filed periodic report under the U.S. Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the U.S. Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) of the Company and its Subsidiaries that have materially adversely affected, or is reasonably likely to materially adversely affect, the internal control over financial reporting of the Company and its Subsidiaries. The Company and its Subsidiaries are in material compliance with any and all applicable requirements of the U.S. Sarbanes-Oxley Act of 2002, and any and all applicable rules and regulations promulgated by the SEC thereunder.

(n)	Accounting Policies. There has been no change in accounting policies or practices of the Company since December 31, 2019, other than as disclosed in the Company Financial Statements.

(o)	Independent Auditors. The auditors of the Company who reported on and certified the Company Financial Statements are independent public accountants as required by Securities Laws, and there has not been any “reportable event” (within the meaning of National Instrument 51-102 Continuous Disclosure Obligations) with respect to the auditors.

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(p)	Title to Company Assets. The Company and/or its Subsidiaries have good, valid and marketable title to and have all necessary rights in respect of all of the Company Assets as owned, leased, licensed, loaned, operated or used by it or over which it has rights, free and clear of any Liens, and no other rights or Company Assets are necessary for the conduct of the Company Business as currently conducted or as proposed to be conducted, except where the failure to have such title or rights does not have and would not reasonably be expected to have a Material Adverse Effect on the Company. The Company knows of no claim or basis for any claim that might or could have a Material Adverse Effect on the rights of the Company or the Subsidiaries to use, transfer, lease, license, operate, sell or otherwise exploit such Company Assets and the Company does not have any obligation to pay any commission, license fee or similar payment to any person in respect thereof and there are no outstanding rights of first refusal or other preemptive rights of purchase which entitle any person to acquire any of the rights, title or interests in the material Company Assets.

(q)	Compliance with Laws, Regulatory Approvals and Authorizations. All operations of the Company and its Subsidiaries in respect of or in connection with the Company Business and the Company Assets or otherwise have been and continue to be conducted in material compliance with all Laws, including all Applicable U.S. State Laws, but excluding Federal Cannabis Laws. The Company and its Subsidiaries have obtained and are in compliance with all Authorizations to permit them to conduct the Company Business as currently conducted or proposed to be conducted. All of the Authorizations issued to date are valid and in full force and effect and none of the Company nor any of its Subsidiaries has received any correspondence or notice from any Governmental Entity alleging or asserting material non-compliance with any Laws or Authorizations and the Company does not know of any basis for any such allegation or assertion. Except as set forth on in Section 1.1(q) of the Company Disclosure Letter, none of the Company nor any of its Subsidiaries has received any notice of proceedings or actions relating to the revocation, suspension, limitation or modification of any Authorizations or any notice advising of the refusal to grant any Authorization that has been applied for or is in process of being granted and has no knowledge or reason to believe that any such Governmental Entity is considering taking or would have reasonable ground to take any such action.

(r)	United States Securities Law Matters. The Company Subordinate Voting Shares are registered pursuant to Section 12(g) of the U.S. Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Company Subordinate Voting Shares under the U.S. Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration. Except as set forth on in Section 1.1(r) of the Company Disclosure Letter, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the U.S. Securities Act and the U.S. Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the one year preceding the date hereof (or such shorter period as the Company was required by Law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. The Company has not received written comments from the staff of the SEC regarding its periodic or current reports under the U.S. Exchange Act which comments remain unresolved.

(s)	Investment Company. The Company is not, and is not an affiliate of, an “investment company” within the meaning of the U.S. Investment Company Act of 1940. The Company shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the U.S. Investment Company Act of 1940.

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(t)	Business Relationships. All agreements with third parties in connection with the Company Business have been entered into and are being performed by the Company and its Subsidiaries and, to the knowledge of the Company, by all other third parties thereto, materially in compliance with their terms. There exists no actual or, to the knowledge of the Company, threatened termination, cancellation or limitation of, or any material adverse modification or material change in, the business relationship of the Company or its Subsidiaries, with any supplier, partner, or customer, or any group of suppliers, partners or customers whose business with or whose purchases or inventories, components, technologies, products or services provided to the business of the Company or its Subsidiaries are individually or in the aggregate material to the assets, business, properties, operations or financial condition of the Company (on a consolidated basis). There exists no condition or state of fact or circumstances that would prevent the Company or its Subsidiaries from conducting such business with any such third parties in the same manner in all material respects as currently conducted.

(u)	Privacy Protection. Each of the Company and its Subsidiaries have security measures and safeguards in place to protect personal information it collects from illegal or unauthorized access or use by its personnel or third parties or access or use by its personnel or third parties in a manner that violates the privacy rights of third parties. The Company and its Subsidiaries have complied, in all material respects, with all applicable privacy and consumer protection legislation and neither has collected, received, stored, disclosed, transferred, used, misused or permitted unauthorized access to any information protected by privacy laws, whether collected directly or from third parties, in an unlawful manner. The Company and its Subsidiaries have taken all commercially reasonable steps to protect personal information against loss or theft and against unauthorized access, copying, use, modification, disclosure or other misuse.

(v)	Intellectual Property. The Company and its Subsidiaries own or possess the right to use all patents, trademarks, trademark registrations, service marks, service mark registrations, trade names, copyrights, licenses, inventions, trade secrets and any other intellectual property rights necessary for the conduct of the Company Business as is currently conducted, including the Company’s website and digital presence, (all of which are set out in Section 1.1(v) of the Company Disclosure Letter), free of any third party claims, and Liens (except for Permitted Liens). Except as set forth on in Section 1.1(v)1.1(q) of the Company Disclosure Letter, no claim has been made against the Company or any of its Subsidiaries alleging the infringement by the Company or any of its Subsidiaries of any patent, trademark, service mark, trade name, copyright, trade secret, license in or other intellectual property right or franchise right of any person, and the Company has no knowledge of any other Person infringing or challenging any Company or its Subsidiaries patent, trademark, service mark, trade name, copyright, trade secret, license in or other intellectual property right or franchise right of any person, and the Company has no knowledge of any other Person infringing or challenging any Company or its Subsidiaries patent, trademark, service mark, trade name, copyright, trade secret, license in or other intellectual property right or franchise right. Any previously disclosed confidential information is subject to a valid and enforceable Non-Disclosure Agreement. Any Intellectual Property developed by employees or contractors, or jointly developed by the Company and another individual or entity, has been duly assigned to the Company. The Company represents and warrants that it has complied in all material respects with all privacy obligations concerning personal information from consumers.

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(w)	Leased Premises. With respect to each of the Company Leased Premises (all of which are described in Section 1.1(w) of the Company Disclosure Letter), the Company and/or each Subsidiary occupies the Company Leased Premises and has the exclusive right to occupy and use the Company Leased Premises and, to the Company’s Knowledge, each of the leases pursuant to which the Company or any Subsidiary occupies the Company Leased Premises is in good standing and in full force and effect. The performance of obligations pursuant to and in compliance with the terms of this Agreement, and the completion of the Arrangement, will not afford any of the parties to such leases or any other Person the right to terminate any such lease or result in any additional or more onerous obligations under such leases.

(x)	Real Property. The Company Owned Real Property (all of which is described in Section 1.1(x) of the Company Disclosure Letter):

(i)	has adequate access to and use of all necessary utilities including local power grids, potable water and waste water treatment;

(ii)	is owned and operated in material compliance with Laws including all reporting and monitoring requirements thereunder, and there are no pending or, to the Company’s knowledge, any threatened, administrative, regulatory or judicial actions, suits, demands, claims, liens, notices of non-compliance or violation, investigation or proceedings relating to any Laws for such land. To the Company’s knowledge, there are no events or circumstances that might reasonably be expected to form the basis of an order for clean up or remediation under Law or relating to any Hazardous Substances and there are no Authorizations required for the Company Owned Real Property;

(iii)	is the only real property currently owned or ever owned by the Company or any Subsidiary;

(iv)	is in material compliance with all zoning requirements of any applicable Governmental Entity, and the Company or its Subsidiaries has a good and marketable beneficial interest in, the Company Owned Real Property, free and clear of all encumbrances, except for Permitted Liens.

(y)	Assets in Operating Condition. All material physical Company Assets are in operating condition, normal wear and tear excepted.

(z)	Books and Records. The financial books, records and accounts of the Company and its Subsidiaries, in all material respects:

(i)	have been maintained in accordance with U.S. GAAP and with the accounting principles generally accepted in the country of domicile of each such entity, on a basis consistent with prior years;

(ii)	in each case are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of the Company and its Subsidiaries; and

(iii)	accurately and fairly reflect the basis for the Company Financial Statements.

(aa)	Minute Books. The Company has maintained complete records of all minute books. The minute books of each of the Company and its material Subsidiaries, which have been provided to the Purchaser, are true and correct in all material respects, and contain the minutes of all meetings of the boards of directors, committees of the board and shareholders and all resolutions passed by the boards of directors, committees of the board and the shareholders.

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(bb)	No Undisclosed Liabilities. Except as permitted or expressly contemplated by this Agreement, the Company and its Subsidiaries have no outstanding indebtedness or liabilities and none is a party to or bound by any surety-ship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the obligations, liabilities or indebtedness of any Person, other than those specifically identified in the Company Financial Statements, incurred in the Ordinary Course or to be incurred under the Credit Agreement.

(cc)	No Material Change. Except as disclosed in Section 1.1(cc) of the Company Disclosure Letter and in the Company Filings, since December 31, 2020, there has been no material change in respect of the Company and its Subsidiaries taken as a whole, and the debt, business and material property of the Company and its Subsidiaries conform in all respects to the description thereof contained in the Company Filings, and there has been no dividend or distribution of any kind declared, paid or made by the Company on any Company Shares.

(dd)	Litigation. Except as disclosed in Section 1.1(dd) of the Company Disclosure Letter, there are no claims, actions, suits, grievances, complaints or proceedings pending or, to the knowledge of the Company, threatened affecting the Company or any of its Subsidiaries or affecting any of their respective property or assets at law or in equity before or by any individual, non-governmental organization, community, community group or any Governmental Entity, including matters arising under any applicable laws, including but not limited to Canadian or U.S. Securities law, Employment, Intellectual Property, or Environmental Laws. Neither the Company nor any of its Subsidiaries nor their respective assets or properties is subject to any outstanding judgment, order, writ, injunction or decree.

(ee)	Taxes.

(i)	The Company and each of its Subsidiaries has duly and timely filed all Tax Returns required to be filed by it with the appropriate Governmental Entities. The Company and each of its Subsidiaries has reported all income and other amounts and information required by Law to be reported on such Tax Returns, and all such Tax Returns are complete and correct in all material respects.

(ii)	The Company and each of its Subsidiaries has duly and timely paid all Taxes, including instalments on account of Taxes for the current year, that are due and payable by it whether or not assessed by a Governmental Entity, other than those which are being or have been contested in good faith and in respect of which reserves have been provided in the most recently published Company Financial Statements. No deficiency with respect to the payment of any Taxes or Tax instalments has been asserted against the Company or any of its Subsidiaries by any Governmental Entity.

(iii)	The Company and each of its Subsidiaries has provided adequate accruals in accordance with U.S. GAAP in its books and records and in the most recently published Company Financial Statements for any Taxes of the Company and each of its Subsidiaries for the period covered by such Company Financial Statements that have not been paid whether or not shown as being due on any Tax Return or Tax Returns. Since the publication date of the most recently published Company Financial Statements, no liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the Ordinary Course.

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(iv)	The Company and each of its Subsidiaries has duly and timely withheld from any amount paid or credited by it to or for the account or benefit of any Person, including any Company Employees and any non-resident Person, the amount of all Taxes and other deductions required by any Laws to be withheld from any such amount and has duly and timely remitted the same to the appropriate Governmental Entity.

(v)	The Company and each of its Subsidiaries has duly and timely collected all Taxes required to be collected by it and has duly and timely paid and remitted the same to the appropriate Governmental Entity.

(vi)	There are no proceedings, investigations, audits, claims, proposed adjustments or matters in controversy now pending against the Company or any of its Subsidiaries in respect of any Taxes and no Governmental Entity has asserted, or, to the knowledge of the Company or any of its Subsidiaries, threatened to assert against the Company or any of its Subsidiaries any claim for Taxes.

(vii)	No claim has been made by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax by that jurisdiction.

(viii)	There are no Liens for unpaid Taxes (other than in respect of Taxes not yet due and payable and for which adequate accruals or reserves have been established in accordance with U.S. GAAP) upon any of the assets of the Company or any of its Subsidiaries.

(ix)	There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

(x)	The Company and each of its Subsidiaries has given to the Purchaser true, correct and complete copies of all its income and capital tax returns and statements of deficiencies for taxable periods, or transactions consummated, for the prior three years, and there are no material omissions in the foregoing.

(xi)	There are no circumstances existing which could result in the application of section 17 or sections 78 to 80.04 of the Tax Act, or any equivalent provincial Law, to the Company or any of its Subsidiaries.

(xii)	Neither the Company nor any of its Subsidiaries has claimed, nor will any of them claim, any reserve for Tax purposes if, as a result, any amount could be included in the income of the Company or any of the Subsidiaries for any period ending after the Effective Time.

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(xiii)	Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of any (i) change in method of accounting (or improper use of an accounting method) for a taxable period ending on or prior to the Effective Date; (ii) “closing agreement” as described in section 7121 of the U.S. Tax Code (or any corresponding provision of state, local or non-U.S. Tax law) entered into on or prior to the Effective Date, (iii) instalment sale or open transaction disposition made on or prior to the Effective Date or (iv) prepaid amount received on or prior to the Effective Date.

(xiv)	For all transactions between (x) the Company or any of its Subsidiaries that is resident in Canada for the purposes of the Tax Act and (y) any Person not resident in Canada for purposes of the Tax Act with whom the Company or any such of its Subsidiaries was not dealing at arm’s length, the Company or such Subsidiary has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act. Neither the Company nor any of its Subsidiaries has been a party to any transaction or other arrangement to which subsection 247(2) or (3) of the Tax Act may reasonably be expected to apply.

(xv)	Neither the Company nor any of its Subsidiaries has requested, received or entered into any advance Tax rulings, advance pricing agreements or similar rulings or agreements or rulings with any Governmental Entity.

(xvi)	The Company is a “taxable Canadian corporation” for the purposes of the Tax Act. The Company is treated as a U.S. domestic corporation for U.S. federal income tax purposes and is treated as a “surrogate foreign corporation” pursuant to Section 7874 of the U.S. Tax Code.

(xvii)	For the purposes of the Tax Act the Company is resident in Canada.

(xviii)	Each Subsidiary of the Company is resident in the jurisdiction in which it is formed, amalgamated and/or continued into and is not resident in any other country.

(xix)	With respect to each outstanding Company Option that was granted to the holder by virtue of the holder’s provision of services to the Company or a Subsidiary, (i) such holder dealt at arm’s length (within the meaning of the Tax Act) with the Company at the time immediately following the grant of such Company Option; and (ii) the exercise price of such Company Option was in accordance with the policies of the CSE and OTCQX, as applicable.

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(ff)	Contracts. Section 1.1(ff) of the Company Disclosure Letter includes a complete and accurate list of all Material Contracts to which the Company or any of its Subsidiaries is a party which are in full force and effect. All such Material Contracts are in full force and effect, and the Company or its Subsidiaries are entitled to all rights and benefits thereunder in accordance with the terms thereof. The Company has made available to the Purchaser in the Company Data Room true and complete copies of all Material Contracts. All of the Material Contracts are valid and binding obligations of the Company or its Subsidiaries, as the case may be, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction. The Company and its Subsidiaries have complied in all material respects with all terms of such Material Contracts, including fulfilling any consent or notice requirements, have paid all amounts due thereunder, have not waived any rights thereunder and no material default or breach exists in respect thereof on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, on the part of any other party thereto, and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a material default or breach or trigger a right of termination of any of the Material Contracts. Neither the Company nor any of its Subsidiaries has received written notice that any party to a Material Contract intends to cancel, terminate or otherwise modify or not renew such Material Contract, and to the knowledge of the Company, no such action has been threatened. Neither the Company nor any of its Subsidiaries is a party to any Material Contract that contains any non-competition obligation or otherwise restricts in any material way the business of the Company or any of its Subsidiaries.

(gg)	Permits. The Company and each of its Subsidiaries has obtained and is in compliance in all material respects with all material Permits required by Laws that are necessary to conduct its current business as it is now being conducted (which, for greater certainty, includes all of the Permits which are described in Section 1.1(gg) of the Company Disclosure Letter).

(hh)	Environmental Matters. Each of the Company and its Subsidiaries and, to the knowledge of the Company, their respective businesses, operations, and properties:

(i)	is in material compliance with all Environmental Laws and all terms and conditions of all Environmental Permits;

(ii)	has not, within the past two years, received any order, request or notice from any Person alleging a material violation of any Environmental Law;

(iii)	is not a party to any litigation or administrative proceeding, nor to the knowledge of the Company is any litigation or administrative proceeding threatened in writing against it or its property or assets, which in either case asserts or alleges that it materially violated any Environmental Laws, is required to clean up, remove or take remedial or other response action due to the Release of any Hazardous Substances, or is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of the Release of any Hazardous Substances;

(iv)	has no knowledge of any conditions existing currently which could reasonably be expected to subject it to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other response by it pursuant to applicable Environmental Laws; and

(v)	is not subject to any written judgment, decree, order or citation related to or arising out of applicable Environmental Law and has not been named or listed as a potentially responsible party by any Governmental Entity in a matter arising under any Environmental Laws.

(ii)	Competition Act. Each of (i) the aggregate value of the assets in Canada that are owned by the Company or by entities controlled by the Company, and (ii) the gross revenues from sales in or from Canada generated from the assets described in (i), do not exceed CAD$93 million, all values being determined in accordance with the Competition Act (Canada) and the regulations thereunder.

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(jj)	Investment Canada Act. None of the Company nor any of its Subsidiaries is a “Canadian business” (as that term is defined in the Investment Canada Act).

(kk)	Employee Benefits. Except as set out in Section 1.1(kk) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is party to any Employee Plans or collective bargaining agreements.

(ll)	Labour and Employment.

(i)	Section 1.1(ll)(i) of the Company Disclosure Letter sets forth a complete and anonymized list of all employees of the Company and its Subsidiaries, together with their titles and service dates. No such employee is on a Company-approved leave of absence. All current assessments under applicable workers compensation legislation in relation to the employees listed in Section 1.1(ll)(i) of the Company Disclosure Letter have been paid or accrued by the Company and its Subsidiaries, as applicable, and the Company and its Subsidiaries are not subject to any special or penalty assessment under such legislation which has not been paid.

(ii)	Except for those written employment contracts with employees of the Company and any of its Subsidiaries identified in Section 1.1(ll)(ii) of the Company Disclosure Letter, there are no written contracts of employment entered into with any such employees. Except for those agreements or provisions described in Section 1.1(ll)(ii) of the Company Disclosure Letter, no employee of the Company or of any of its Subsidiaries is party to a change of control, severance, termination, golden parachute or similar agreement or provision or would receive payments under such agreement or provision as a result of the Arrangement.

(iii)	Neither the Company nor any Subsidiary is party to any collective bargaining agreement, contract or legally binding commitment to any trade unions or employee organization or group, except as set forth in Section 1.1(ll)(iii) of the Company Disclosure Letter. There are no threatened or apparent union organizing activities involving employees of the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries currently negotiating any collective bargaining agreements, except as set forth in Section 1.1(ll)(iii) of the Company Disclosure Letter.

(iv)	Section 1.1(ll)(iv) of the Company Disclosure Letter sets forth a complete list of the consulting and third-party contractor agreements, between the Company or any of its Subsidiaries. There are no material defaults or violations by the Company or any of its Subsidiaries under any such agreements listed in Section 1.1(ll)(iv) of the Company Disclosure Letter, and there are no material claims or proceedings, or to the knowledge of the Company, threatened material claims or proceedings of any kind from any such third-party contractors.

(v)	The Company has complied in all material respects with all wage and hour laws with respect to employees and the classification of employees as exempt or non-exempt and has properly calculated and paid overtime to any non-exempt employees.

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(mm)	Previous Acquisitions. All previous acquisitions completed by the Company or any of Subsidiaries of any securities, business or assets of any other entity, have been fully and properly disclosed in documents filed on EDGAR with the SEC and on SEDAR by or on behalf of the Company with the Securities Authorities as required by Securities Laws. Such acquisitions were completed in material compliance with all applicable corporate and Securities Laws and all necessary corporate and regulatory approvals, consents, authorizations, registrations, and filings required in connection therewith were obtained or made, as applicable, and complied with in all material respects.

(nn)	Absence of Cease Trade Orders. No order ceasing or suspending trading in the Company Shares (or any of them) or any other securities of the Company is outstanding and no proceedings for this purpose have been instituted or, to the knowledge of the Company, are pending, contemplated or threatened.

(oo)	Related Party Transactions. Except as disclosed in Section 1.1(oo) of the Company Disclosure Letter or as expressly contemplated by this Agreement, there are no Contracts or other transactions currently in place between the Company or any of its Subsidiaries and (i) any officer or director of the Company or any officer, director, manager or member of the board of managers of any of its Subsidiaries; (ii) any holder of record or beneficial owner of 10% or more of the Company Shares; and (iii) any affiliate or associate of any such officer, director, holder of record or beneficial owner. Section 1.1(oo) of the Company Disclosure Letter sets forth all Contracts between any NFP and the Company or any of its other Subsidiaries.

(pp)	Expropriation. No part of the property or assets of the Company or any of its Subsidiaries has been taken, condemned or expropriated by any Governmental Entity nor has any written notice or proceeding in respect thereof been given or commenced nor does the Company or any of its Subsidiaries know of any intent or proposal to give such notice or commence any such proceedings.

(qq)	Registration Rights. Except as disclosed in Section 1.1(qq) of the Company Disclosure Letter, no Company Shareholder has any right to compel the Company to register or otherwise qualify the Company Shares (or any of them) for public sale or distribution.

(rr)	Rights of Other Persons. No Person has any right of first refusal or option to purchase or any other right of participation in any of the material properties or assets owned by the Company or any of its Subsidiaries, or any part thereof.

(ss)	No Voting Control. Except as disclosed in Section 1.1(ss) of the Company Disclosure Letter, the Company is not a party to any agreement, nor does it have knowledge of any agreement, which in any manner affects the voting control of any securities of the Company.

(tt)	Restrictions on Business Activities. There is no arbitral award, judgment, injunction, constitutional ruling, order or decree binding upon the Company or any of its Subsidiaries that has or could reasonably be expected to have the effect of prohibiting, restricting, or impairing any business practice of any of them, any acquisition or disposition of property by any of them, or the conduct of the business by any of them as currently conducted.

(uu)	Brokers. Except for Hyperion Capital Inc. and Cormark Securities Inc. (the agreements for which have been provided to the Purchaser in the Company Data Room), and as set forth in Section 1.1(uu) of the Company Disclosure Letter, there is no investment banker, broker, finder or other financial intermediary that has been retained by or is authorized to act on behalf of any of the Company or its Subsidiaries who is entitled to any fee or commission from any of the Company or its Subsidiaries in connection with the transactions contemplated hereby or will have any ongoing commitment from the Company or its Subsidiaries after the Effective Time. The Company has retained Hyperion Capital Inc. and Cormark Securities Inc. to provide the Fairness Opinions.

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(vv)	Insurance. The Company and its Subsidiaries have such policies of insurance as are listed in Section 1.1(vv) of the Company Disclosure Letter. All insurance maintained by the Company or any of its Subsidiaries is in full force and effect and in good standing and neither the Company nor any of its Subsidiaries is in default, whether as to payment of premium or otherwise, under the terms of any such insurance nor has the Company or any of its Subsidiaries failed to give any notice or present any material claim under any such insurance in a due and timely fashion or received notice or otherwise gained knowledge of any intent of an insurer to either claim any default on the part of the Company or any of its Subsidiaries or not to renew any policy of insurance on its expiry or to increase any deductible or cost.

(ww)	Corrupt Practices Legislation. Neither the Company nor its Subsidiaries or affiliates nor any of their respective officers, directors, employees, consultants, representatives or agents acting on behalf of the Company or any of its Subsidiaries or affiliates, has (i) violated any anti-bribery or anti-corruption laws applicable to the Company or any Subsidiary, including Canada’s Corruption of Foreign Public Officials Act and the U.S. Foreign Corrupt Practices Act, or (ii) offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, that goes beyond what is reasonable and customary and/or of modest value: (X) to any Government Official, whether directly or through any other Person, for the purpose of influencing any act or decision of a Government Official in his or her official capacity; inducing a Government Official to do or omit to do any act in violation of his or her lawful duties; securing any improper advantage; inducing a Government Official to influence or affect any act or decision of any Governmental Entity; or assisting any representative of the Company or any Subsidiary or affiliate in obtaining or retaining business for or with, or directing business to, any Person; or (Y) to any Person in a manner which would constitute or have the purpose or effect of public or commercial bribery, or the acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage. Neither the Company nor its Subsidiaries or affiliates nor any of their respective officers, directors, employees, consultants, representatives or agents, has (i) conducted or initiated any review, audit, or internal investigation that concluded the Company or its Subsidiaries or affiliates, or their respective officers, directors, employees, consultants, representatives or agents violated such laws or committed any material wrongdoing, or (ii) made a voluntary, directed, or involuntary disclosure to any Governmental Entity responsible for enforcing anti-bribery or anti-corruption laws, in each case with respect to any alleged act or omission arising under or relating to noncompliance with any such laws, or received any notice, request, or citation from any Person alleging non-compliance with any such laws.

(xx)	Anti-Money Laundering. The operations of the Company and each of its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any Governmental Entity (other than Federal Cannabis Laws) (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or Governmental Entity or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

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(yy)	Directors and Officers. None of the directors or officers of the Company or any Subsidiary are now, or have ever been, (i) subject to an order or ruling of any Securities Authority or stock exchange prohibiting such individual from acting as a director or officer of a company, or (ii) subject to an order preventing, ceasing or suspending trading in any securities of the Company or other company.

(zz)	No Shareholder Rights Plan. There is no shareholder rights plan, “poison pill”, anti-takeover plan or similar device in effect to which the Company or any of its Subsidiaries is subject, party or otherwise bound

(aaa)	COVID-19 and COVID-19 Measures.

(i)	All applications by the Company or any of its Subsidiaries for Pandemic-Relief Debt complied in all material respects with the requirements for such applications.

(ii)	Since December 31, 2019, neither the Company nor any of its Subsidiaries has requested any relief, exclusion, deferral, forgiveness or other accommodation, financial or otherwise, from any supplier, licensor, lessor or other person with whom the Company or any of its Subsidiaries has a business relationship for any matter related to or resulting from COVID-19.

(iii)	None of the Company or any of its Subsidiaries has failed to comply with any applicable COVID-19 Measures in any material respects.

(iv)	Since December 31, 2019, the none of the Company or any of its Subsidiaries has changed the terms of employment (including, by effecting reductions in hours, salaries or wages, changes in exempt/non-exempt status, or conversion to furlough/layoff status) for any employee as a result of or in connection with COVID-19, and the employees of the Company or any of its Subsidiaries currently provide services of a substance and in a manner consistent with their services provided prior to the onset of COVID-19, and otherwise in the ordinary course of business.

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Schedule D REPRESENTATIONS AND WARRANTIES of THE PURCHASER

1.2	Representations and Warranties

The Purchaser hereby represents and warrants to and in favour of the Company as follows, and acknowledges that the Company is relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)	Board Approval. The Purchaser Board, after consultation with its financial and legal advisors, has determined that the Agreement is in the best interests of the Purchaser and they have approved execution and performance of this Agreement.

(b)	Organization and Qualification. The Purchaser and each of its Subsidiaries is a corporation or an entity validly existing under all Laws of its jurisdiction of incorporation, continuance or creation and has all necessary corporate or other power, authority and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted. The Purchaser and each of its Subsidiaries:

(i)	has all Permits necessary to conduct its business substantially as now conducted as disclosed in the Purchaser Filings, except where the failure to hold or comply with such Permits would not, individually or in the aggregate, have a Material Adverse Effect; and

(ii)	is duly registered or otherwise authorized and qualified to do business and each is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not individually or in the aggregate have a Material Adverse Effect.

(c)	Authority Relative to this Agreement. The Purchaser has the requisite corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Purchaser and the performance by the Purchaser of its obligations under this Agreement have been duly authorized by the Purchaser Board and no other corporate proceedings on its part are necessary to authorize this Agreement. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other Laws relating to or affecting rights of creditors generally and subject to the qualification that equitable remedies, including specific performance, are discretionary.

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(d)	No Violation. The authorization, execution and delivery of this Agreement by the Purchaser, the completion of the transactions contemplated by this Agreement and the performance of the Purchaser’s obligations hereunder in accordance with the terms hereof will not:

(i)	violate, conflict with, or result (with or without notice or the passage of time) in a violation or breach of any provision of, or require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or cause any indebtedness to come due before its stated maturity, or cause any credit commitment to cease to be available, or cause any payment or other obligation to be imposed on the Purchaser or any of its Subsidiaries, under any of the terms, conditions or provisions of:

(A)	their respective Constating Documents; or

(B)	any material Permit or material Contract to which the Purchaser or any of its Subsidiaries is a party or to which any of them, or any of their respective properties or assets, may be subject or by which the Purchaser or any of its Subsidiaries is bound; or

(ii)	result (with or without notice or the passage of time) in a violation or breach of or constitute a material default under any provisions of any material Laws applicable to the Purchaser or any of its Subsidiaries or any of their respective material properties or assets; or

(iii)	cause the suspension or revocation of any material Permit currently in effect held by the Purchaser or any of its Subsidiaries; or

(iv)	give rise to any rights of first refusal or trigger any change in control provisions under any material note, bond, mortgage, indenture, contract, license, franchise or material Permit to which the Purchaser is a party; or

(v)	result in the imposition of any Liens upon any material assets of the Purchaser or its Subsidiaries.

(e)	Capitalization.

(i)	The authorized share capital of the Purchaser consists of an unlimited number of Purchaser Shares and an unlimited number of Purchaser Proportionate Voting Shares. As of the close of business on the Business Day prior to the date hereof, there are issued and outstanding 301,129,238.3038 Purchaser Shares and 245,658.5910 Purchaser Proportionate Voting Shares. As of the close of business on the Business Day prior to the date hereof, an aggregate of up to 56,659 Purchaser Shares are issuable upon the exercise of 566.59 Purchaser Options and an aggregate of up to 3,546,307 Purchaser Shares are issuable upon the vesting of 35,463.07 Purchaser RSUs, and except as disclosed in the Purchaser Filings, there are no options (other than the Purchaser Options), warrants, conversion privileges or other rights, shareholder rights plans, arrangements, agreements, understandings or commitments (pre-emptive, contingent or otherwise) of any character whatsoever requiring or which may require the issuance, sale or transfer by the Purchaser of any securities of the Purchaser (including Purchaser Shares), or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of the Purchaser (including Purchaser Shares) or of any Subsidiary of the Purchaser. Other than the Purchaser Shares, the Purchaser Proportionate Voting Shares, the Purchaser RSUs and the Purchaser Options, there are no securities of the Purchaser outstanding.

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(ii)	All outstanding Purchaser Shares have been duly authorized and validly issued, are fully paid and non-assessable, and all Purchaser Shares issuable upon the exercise or vesting of Purchaser Options and Purchaser RSUs in accordance with their respective terms have been duly authorized and, upon issuance, will be validly issued as fully paid and non-assessable, and are not and will not be subject to, or issued in violation of, any pre-emptive rights. All securities of the Purchaser (including the Purchaser Shares, the Purchaser Proportionate Voting Shares, the Purchaser Options and the Purchaser RSUs) have been issued in compliance with all Laws. Other than the Purchaser Shares, the Purchaser Proportionate Voting Shares, the Purchaser Options and the Purchaser RSUs, as applicable, there are no securities of the Purchaser or of any of its Subsidiaries outstanding which have the right to vote generally (or are convertible into or exchangeable for securities having the right to vote generally) with the shareholders of the Purchaser on any matter. There are no outstanding contractual or other obligations of the Purchaser or any Subsidiary to repurchase, redeem or otherwise acquire any of its securities or with respect to the voting or disposition of any of its outstanding securities, other than the Purchaser Options, and the Purchaser RSUs. There are no outstanding bonds, debentures or other evidences of indebtedness of the Purchaser or any of its Subsidiaries having the right to vote with the holders of the outstanding Purchaser Shares on any matters.

(f)	Securities Issuable in Connection with Arrangement. The Consideration Shares to be issued pursuant to the Arrangement, the Purchaser Shares issuable upon the exercise from time to time of the Company Options and the Company RSUs (or replacements thereof) in accordance with their respective terms and the Purchaser Shares issuable upon the exercise from time to time of the Replacement Warrants in accordance with their terms will, when issued and delivered, be duly and validly issued by the Purchaser on their respective dates of issue as fully paid and non-assessable shares and will not be issued in violation of the terms of any arrangement, agreement or other understanding binding upon the Purchaser at the time that such shares are issued and will be issued in compliance with the Constating Documents of the Purchaser and all Laws. As of the Effective Date, all of the Company Options, Company RSUs and Company Warrants (or replacements thereof) will entitle the holder thereof to acquire Purchaser Shares, which will not be issued in violation of the terms of any arrangement, agreement or other understanding binding upon the Purchaser at the time at which they are issued.

(g)	Reporting Status and Securities Laws Matters. The Purchaser is a “reporting issuer” and not on the list of reporting issuers in default under Securities Laws in each of the provinces and territories of Canada. No delisting, suspension of trading in or cease trading order with respect to any securities of the Purchaser and, to the knowledge of the Purchaser, no inquiry or investigation (formal or informal) of any Securities Authority, is in effect or ongoing or, to the knowledge of the Purchaser, expected to be implemented or undertaken.

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(h)	Ownership of Subsidiaries. Section 1.2(h) of the Purchaser Disclosure Letter includes complete and accurate lists of all Subsidiaries owned, directly or indirectly, by the Purchaser as of the date of this Agreement, each of which is wholly-owned other than as disclosed in Section 1.2(h) of the Purchaser Disclosure Letter. Other than with respect to any rights derived from Permitted Liens, all of the issued and outstanding shares of capital stock and other ownership interests in the Subsidiaries of the Purchaser are duly authorized, validly issued, fully paid and non-assessable, and all such shares and other ownership interests held directly or indirectly by the Purchaser are legally and beneficially owned free and clear of all Liens, and there are no outstanding options, warrants, rights, entitlements, arrangements, agreements, understandings or commitments (contingent or otherwise) regarding the right to purchase or acquire, or securities convertible into or exchangeable for, any such shares of capital stock or other ownership interests in or material assets or properties of any of the Subsidiaries of the Purchaser. There are no contracts, commitments, arrangements, agreements, understandings or restrictions which require any Subsidiaries of the Purchaser to issue, sell or deliver any shares in its share capital or other ownership interests, or any securities or obligations convertible into or exchangeable for, any shares of its share capital or other ownership interests. Except as disclosed in Section 1.2(h) of the Purchaser Disclosure Letter or the Purchaser Filings, there are no outstanding options, rights, entitlements, arrangements, agreements, understandings or commitments (contingent or otherwise) providing to any third-party the right to acquire any shares or other ownership interests in any Subsidiaries of the Purchaser.

(i)	Public Filings. Since February 11, 2021, the Purchaser has filed all material documents required to be filed by it in accordance with Securities Laws. The Purchaser has filed all necessary documents and information required to be filed with the Securities Authorities and the CSE in all material respects. All such documents and information comprising the Purchaser Filings, as of their respective dates (and the dates of any amendments thereto):

(i)	did not contain any Misrepresentation; and

(ii)	complied in all material respects with the requirements of Securities Laws, and any amendments to the Purchaser Filings required to be made have been filed on a timely basis with the Securities Authorities or the CSE. The Purchaser has not filed any confidential material change report with any Securities Authority that at the date of this Agreement remains confidential.

(j)	Forward-Looking Information. With respect to forward-looking information contained in the Purchaser Filings:

(i)	the Purchaser had a reasonable basis for the forward-looking information; and

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(ii)	all material forward-looking information is identified as such, and all such documents caution users of forward-looking information that actual results may vary from the forward-looking information and identifies material risk factors that could cause actual results to differ materially from the forward-looking information, and accurately states the material factors or assumptions used to develop forward-looking information.

(k)	Financial Statements. The Purchaser’s audited financial statements as at and for the fiscal years ended December 31, 2020 and 2019 and unaudited financial statements as at and for the three and nine months ended September 30, 2021 and 2020 (including the notes thereto) (collectively, the “Purchaser Financial Statements”) were prepared in accordance with IFRS consistently applied (except as otherwise indicated in such financial statements and the notes thereto or in the related report of the Purchaser’s independent auditors, and except that the unaudited Purchaser Financial Statements may not contain footnotes and are subject to normal year-end adjustments, none of which individually or in the aggregate will be material in nature or amount) and fairly present in all material respects the consolidated financial position, results of operations and changes in financial position of the Purchaser and its Subsidiaries as of the dates thereof and for the periods indicated therein and reflect reserves required by IFRS in respect of all material contingent liabilities, if any, of the Purchaser and its Subsidiaries on a consolidated basis. There has been no material change in the Purchaser’s accounting policies, except as described in the notes to the Purchaser Financial Statements, since December 31, 2020.

(l)	No Off-Balance Sheet Arrangements. There are no material off-balance sheet transactions, arrangements, agreements, understandings, obligations (including contingent obligations) or liabilities of the Purchaser or any of its Subsidiaries which are required to be disclosed and are not disclosed or reflected in the Purchaser Financial Statements.

(m)	Internal Accounting Controls. The Purchaser and each Subsidiary maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(n)	Accounting Policies. There has been no change in accounting policies or practices of the Purchaser since December 31, 2019, other than as disclosed in the Purchaser Financial Statements or as disclosed in Section 1.2(n) of the Purchaser Disclosure Letter.

(o)	Independent Auditors. The auditors of the Purchaser who reported on and certified the Purchaser Financial Statements are independent public accountants as required by Securities Laws, and there has not been any “reportable event” (within the meaning of National Instrument 51-102 Continuous Disclosure Obligations) with respect to the auditors since February 11, 2021.

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(p)	Title to Purchaser Assets. The Purchaser and/or its Subsidiaries have good, valid and marketable title to and have all necessary rights in respect of all of the Purchaser Assets as owned, leased, licensed, loaned, operated or used by it or over which it has rights, free and clear of any Liens except Permitted Liens, and no other rights or Purchaser Assets are necessary for the conduct of the Purchaser Business as currently conducted or as proposed to be conducted, except where the failure to have such title or rights does not have and would not reasonably be expected to have a Material Adverse Effect on the Purchaser. The Purchaser knows of no claim or basis for any claim that might or could have a Material Adverse Effect on the rights of the Purchaser or the Subsidiaries to use, transfer, lease, license, operate, sell or otherwise exploit such Purchaser Assets and the Purchaser does not have any obligation to pay any commission, license fee or similar payment to any person in respect thereof and there are no outstanding rights of first refusal or other preemptive rights of purchase which entitle any person to acquire any of the rights, title or interests in the material Purchaser Assets.

(q)	Compliance with Laws, Regulatory Approvals and Authorizations. All operations of the Purchaser and its Subsidiaries in respect of or in connection with the Purchaser Business and the Purchaser Assets or otherwise have been and continue to be conducted in material compliance with all Laws, including all Applicable U.S. State Laws, but excluding Federal Cannabis Laws. The Purchaser and its Subsidiaries have obtained and are in material compliance with all Authorizations to permit them to conduct the Purchaser Business as currently conducted or proposed to be conducted. All of the Authorizations issued to date are valid and in full force and effect and none of the Purchaser nor any of its Subsidiaries has received any correspondence or notice from any Governmental Entity alleging or asserting material non-compliance with any Laws or Authorizations and the Purchaser does not know of any basis for any such allegation or assertion. None of the Purchaser nor any of its Subsidiaries has received any notice of proceedings or actions relating to the revocation, suspension, limitation or modification of any Authorizations or any notice advising of the refusal to grant any Authorization that has been applied for or is in process of being granted and has no knowledge or reason to believe that any such Governmental Entity is considering taking or would have reasonable ground to take any such action.

(r)	Intellectual Property. The Purchaser and its Subsidiaries own or possess the right to use all material patents, trademarks, trademark registrations, service marks, service mark registrations, trade names, copyrights, licenses, inventions, trade secrets and rights necessary for the conduct of the Purchaser Business as it is currently conducted (all of which are set out in Section 1.2(r) of the Purchaser Disclosure Letter) and the Purchaser has no knowledge of any claim to the contrary or any challenge by any other person to the rights of the Purchaser or any its Subsidiaries with respect to the foregoing. No claim has been made against the Purchaser or any of its Subsidiaries alleging the infringement by the Purchaser or any of its Subsidiaries of any patent, trademark, service mark, trade name, copyright, trade secret, license in or other intellectual property right or franchise right of any person, and the Purchaser has no knowledge of any other Person interfering with any Purchaser or its Subsidiaries patent, trademark, service mark, trade name, copyright, trade secret, license in or other intellectual property right or franchise right.

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(s)	Real Property. All real and immoveable property, buildings and facilities owned by the Purchaser or its Subsidiaries or for which the Purchaser or any of its Subsidiaries has a purchase option, right of first refusal, purchase obligation or any other purchase right or obligation (all of which is described in Section 1.2(s) of the Purchaser Disclosure Letter) (the “Purchaser Owned Real Property”):

(i)	has adequate access to and use of all necessary utilities including local power grids, potable water and waste water treatment;

(ii)	is owned and operated in material compliance with Laws including all reporting and monitoring requirements thereunder, and there are no pending or, to the Purchaser’s knowledge, any threatened, administrative, regulatory or judicial actions, suits, demands, claims, liens, notices of non-compliance or violation, investigation or proceedings relating to any Laws for such land. To the Purchaser’s knowledge, there are no events or circumstances that might reasonably be expected to form the basis of an order for clean up or remediation under Law or relating to any Hazardous Substances and there are no Authorizations required for the Purchaser Owned Real Property;

(iii)	is the only real property currently owned or ever owned by the Purchaser or any of its Subsidiaries;

(iv)	is in material compliance with all zoning requirements of any applicable Governmental Entity, and

(v)	the Purchaser or its Subsidiaries has a good and marketable beneficial interest in, the Purchaser Owned Real Property, free and clear of all encumbrances, except for Permitted Liens.

(t)	Books and Records. The financial books, records and accounts of the Purchaser and its Subsidiaries, in all material respects:

(i)	have been maintained in accordance with the accounting principles generally accepted in the country of domicile of each such entity, on a basis consistent with prior years;

(ii)	in each case are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of the Purchaser and its Subsidiaries; and

(iii)	accurately and fairly reflect the basis for the Purchaser Financial Statements.

(u)	Minute Books. The minute book of the Purchaser, which has been provided to the Company, is true and correct in all material respects, and contains the minutes of all meetings of the board of directors, committees of the board and shareholders and all resolutions passed by the board of directors, committees of the board and the shareholders, since February 11, 2021.

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(v)	No Undisclosed Liabilities. Except as permitted or expressly contemplated by this Agreement, the Purchaser and its Subsidiaries have no outstanding indebtedness or liabilities and none is a party to or bound by any surety-ship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the obligations, liabilities or indebtedness of any Person, other than those specifically identified in the Purchaser Financial Statements or incurred in the Ordinary Course since September 30, 2021.

(w)	No Material Change. Except as disclosed in the Purchaser Filings, since October 1, 2021, there has been no material change in respect of the Purchaser and its Subsidiaries taken as a whole, and the debt, business and material property of the Purchaser and its Subsidiaries conform in all respects to the description thereof contained in the Purchaser Filings, and there has been no dividend or distribution of any kind declared, paid or made by the Purchaser on any Purchaser Shares.

(x)	Litigation. There are no material claims, actions, suits, grievances, complaints or proceedings pending or, to the knowledge of the Purchaser, threatened affecting the Purchaser or any of its Subsidiaries or affecting any of their respective property or assets at law or in equity before or by any non-governmental organization, community, community group, or any Governmental Entity, including matters arising under Environmental Laws. Neither the Purchaser nor any of its Subsidiaries nor their respective assets or properties is subject to any outstanding material judgment, order, writ, injunction or decree.

(y)	Taxes.

(i)	The Purchaser and each of its Subsidiaries has duly and timely filed all Tax Returns required to be filed by it with the appropriate Governmental Entities. The Purchaser and each of its Subsidiaries has reported all income and other amounts and information required by Law to be reported on such Tax Returns, and all such Tax Returns are complete and correct in all material respects.

(ii)	Other than as disclosed in Section 1.2(y)(ii) of the Purchaser Disclosure Letter, the Purchaser and each of its Subsidiaries has duly and timely paid all Taxes, including instalments on account of Taxes for the current year, that are due and payable by it whether or not assessed by a Governmental Entity, other than those which are being or have been contested in good faith and in respect of which reserves have been provided in the most recently published Purchaser Financial Statements. No deficiency with respect to the payment of any Taxes or Tax instalments has been asserted against the Purchaser or any of its Subsidiaries by any Governmental Entity.

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(iii)

The Purchaser and each of its Subsidiaries has provided adequate accruals in accordance with IFRS in its books and records and in the most recently published Purchaser Financial Statements for any Taxes of the Purchaser and each of its Subsidiaries for the period covered by such Purchaser Financial Statements that have not been paid whether or not shown as being due on any Tax Return or Tax Returns. Since the publication date of the most recently published Purchaser Financial Statements, no liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the Ordinary Course.

(iv)	The Purchaser and each of its Subsidiaries has duly and timely withheld from any amount paid or credited by it to or for the account or benefit of any Person, including any Purchaser Employees and any non-resident Person, the amount of all Taxes and other deductions required by any Laws to be withheld from any such amount and has duly and timely remitted the same to the appropriate Governmental Entity.

(v)	The Purchaser and each of its Subsidiaries has duly and timely collected all Taxes required to be collected by it and has duly and timely paid and remitted the same to the appropriate Governmental Entity.

(vi)	There are no proceedings, investigations, audits, claims, proposed adjustments or matters in controversy now pending against the Purchaser or any of its Subsidiaries in respect of any Taxes and no Governmental Entity has asserted, or, to the knowledge of the Purchaser or any of its Subsidiaries, threatened to assert against the Purchaser or any of its Subsidiaries any claim for Taxes.

(vii)	No claim has been made by any Governmental Entity in a jurisdiction where the Purchaser or any of its Subsidiaries does not file Tax Returns that the Purchaser or any of its Subsidiaries is or may be subject to Tax by that jurisdiction.

(viii)	There are no Liens for unpaid Taxes (other than in respect of Taxes not yet due and payable and for which adequate accruals or reserves have been established in accordance with IFRS) upon any of the assets of the Purchaser or any of its Subsidiaries.

(ix)	There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Purchaser or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

(x)	There are no circumstances existing which could result in the application of section 17 or sections 78 to 80.04 of the Tax Act, or any equivalent provincial Law, to the Purchaser or any of its Subsidiaries.

(xi)	Neither the Purchaser nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of any (i) change in method of accounting (or improper use of an accounting method) for a taxable period ending on or prior to the Effective Date; (ii) “closing agreement” as described in section 7121 of the U.S. Tax Code (or any corresponding provision of state, local or non-U.S. Tax law) entered into on or prior to the Effective Date, (iii) instalment sale or open transaction disposition made on or prior to the Effective Date or (iv) prepaid amount received on or prior to the Effective Date.

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(xii)	For all transactions between (x) the Purchaser or any of its Subsidiaries that is resident in Canada for the purposes of the Tax Act and (y) any Person not resident in Canada for purposes of the Tax Act with whom the Purchaser or any such of its Subsidiaries was not dealing at arm’s length, the Purchaser or such Subsidiary has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act. Neither the Purchaser nor any of its Subsidiaries has been a party to any transaction or other arrangement to which subsection 247(2) or (3) of the Tax Act may reasonably be expected to apply.

(xiii)	Neither the Purchaser nor any of its Subsidiaries has requested, received or entered into any advance Tax rulings, advance pricing agreements or similar rulings or agreements or rulings with any Governmental Entity.

(xiv)	The Purchaser is a “taxable Canadian corporation” for the purposes of the Tax Act. The Purchaser is treated as a U.S. domestic corporation for U.S. federal income tax purposes and is treated as a “surrogate foreign corporation” pursuant to Section 7874 of the U.S. Tax Code.

(xv)	For the purposes of the Tax Act the Purchaser is resident in Canada.

(xvi)	Each Subsidiary of the Purchaser is resident in the jurisdiction in which it is formed, amalgamated and/or continued into and is not resident in any other country.

(z)	Permits. The Purchaser and each of its Subsidiaries has obtained and is in compliance in all material respects with all material Permits required by Laws that are necessary to conduct its current business as it is now being conducted (which, for greater certainty, includes all of the Permits which are described in Section 1.2(z) of the Purchaser Disclosure Letter).

(aa)	Environmental Matters. Each of the Purchaser and its Subsidiaries and, to the knowledge of the Purchaser, their respective businesses, operations, and properties:

(i)	is in material compliance with all Environmental Laws and all terms and conditions of all Environmental Permits;

(ii)	has not, within the past two years, received any order, request or notice from any Person alleging a material violation of any Environmental Law;

(iii)	is not a party to any litigation or administrative proceeding, nor to the knowledge of the Purchaser is any litigation or administrative proceeding threatened in writing against it or its property or assets, which in either case asserts or alleges that it materially violated any Environmental Laws, is required to clean up, remove or take remedial or other response action due to the Release of any Hazardous Substances, or is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of the Release of any Hazardous Substances;

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(iv)	has no knowledge of any conditions existing currently which could reasonably be expected to subject it to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other response by it pursuant to applicable Environmental Laws; and

(v)	is not subject to any written judgment, decree, order or citation related to or arising out of applicable Environmental Law and has not been named or listed as a potentially responsible party by any Governmental Entity in a matter arising under any Environmental Laws.

(bb)	Regulatory.

(i)	The Purchaser and its Subsidiaries have operated and are currently operating in material compliance with all Laws, including all applicable rules, regulations, guidelines and policies of any Laws, but excluding Federal Cannabis Laws;

(ii)	The Purchaser and its Subsidiaries have operated and are currently operating their respective businesses in compliance with all Regulatory Approvals in all material respects and have made all requisite material declarations and filings with the Governmental Entities. The Purchaser and its Subsidiaries have not received any written notices or other correspondence from the Governmental Entities regarding any circumstances that have existed or currently exist which would lead to a loss, suspension, or modification of, or a refusal to issue, any material Regulatory Approval relating to its activities which would reasonably be expected to restrict, curtail, limit or adversely affect the ability of the Purchaser or its Subsidiaries to operate their respective businesses; and

(iii)	To the Purchaser’s Knowledge, the Purchaser’s products are currently manufactured, tested, packaged and labeled at facilities which are in material compliance with applicable Laws (other than Federal Cannabis Laws) and such other regulatory requirements applicable to the Purchaser’s products.

(cc)	No Broker. Except for Alliance Global Partners and Haywood Securities Inc., there is no investment banker, broker, finder or other financial intermediary that has been retained by or is authorized to act on behalf of any of the Purchaser or its Subsidiaries who is entitled to any fee or commission from any of the Purchaser or its Subsidiaries in connection with the transactions contemplated hereby or will have any ongoing commitment from the Purchaser or its Subsidiaries after the Effective Time.

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(dd)	Previous Acquisitions. All previous acquisitions completed by the Purchaser or any of its Subsidiaries of any securities, business or assets of any other entity, have been fully and properly disclosed in documents filed on SEDAR by or on behalf of the Purchaser with the Securities Authorities as required by Securities Laws. Such acquisitions were completed in material compliance with all applicable corporate and Securities Laws and all necessary corporate and regulatory approvals, consents, authorizations, registrations, and filings required in connection therewith were obtained or made, as applicable, and complied with in all material respects.

(ee)	Absence of Cease Trade Orders. No order ceasing or suspending trading in the Purchaser Shares (or any of them) or any other securities of the Purchaser is outstanding and no proceedings for this purpose have been instituted or, to the knowledge of the Purchaser, are pending, contemplated or threatened.

(ff)	Related Party Transactions. Except as disclosed in the Purchaser Filings or as expressly contemplated by this Agreement, there are no Contracts or other transactions currently in place between the Purchaser or any of its Subsidiaries and (i) any officer or director of the Purchaser or any of its Subsidiaries; (ii) any holder of record or beneficial owner of 10% or more of the Purchaser Shares; and (iii) any affiliate or associate of any such officer, director, holder of record or beneficial owner.

(gg)	No Voting Control. The Purchaser is not a party to any agreement, nor does it have knowledge of any agreement, which in any manner affects the voting control of any securities of the Purchaser.

(hh)	Restrictions on Business Activities. There is no arbitral award, judgment, injunction, constitutional ruling, order or decree binding upon the Purchaser or any of its Subsidiaries that has or could reasonably be expected to have the effect of prohibiting, restricting, or impairing any business practice of any of them, any acquisition or disposition of property by any of them, or the conduct of the business by any of them as currently conducted.

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(ii)	Corrupt Practices Legislation. Neither the Purchaser nor its Subsidiaries or affiliates nor any of their respective officers, directors, employees, consultants, representatives or agents acting on behalf of the Purchaser or any of its Subsidiaries or affiliates, has (i) violated any anti-bribery or anti-corruption laws applicable to the Purchaser or any Subsidiary, including Canada’s Corruption of Foreign Public Officials Act and the U.S. Foreign Corrupt Practices Act, or (ii) offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, that goes beyond what is reasonable and customary and/or of modest value: (X) to any Government Official, whether directly or through any other Person, for the purpose of influencing any act or decision of a Government Official in his or her official capacity; inducing a Government Official to do or omit to do any act in violation of his or her lawful duties; securing any improper advantage; inducing a Government Official to influence or affect any act or decision of any Governmental Entity; or assisting any representative of the Purchaser or any Subsidiary or affiliate in obtaining or retaining business for or with, or directing business to, any Person; or (Y) to any Person in a manner which would constitute or have the purpose or effect of public or commercial bribery, or the acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage. Neither the Purchaser nor its Subsidiaries or affiliates nor any of their respective officers, directors, employees, consultants, representatives or agents, has (i) conducted or initiated any review, audit, or internal investigation that concluded the Purchaser or its Subsidiaries or affiliates, or their respective officers, directors, employees, consultants, representatives or agents violated such laws or committed any material wrongdoing, or (ii) made a voluntary, directed, or involuntary disclosure to any Governmental Entity responsible for enforcing anti-bribery or anti-corruption laws, in each case with respect to any alleged act or omission arising under or relating to noncompliance with any such laws, or received any notice, request, or citation from any Person alleging non-compliance with any such laws.

(jj)	Anti-Money Laundering. The operations of the Purchaser and each of its Subsidiaries are and have been conducted at all times in compliance with applicable Money Laundering Laws (other than Federal Cannabis Laws) and no action, suit or proceeding by or before any court or Governmental Entity or any arbitrator involving the Purchaser or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Purchaser, threatened.

(kk)	Directors and Officers. None of the directors or officers of the Purchaser or any Subsidiary are now, or have ever been, (i) subject to an order or ruling of any Securities Authority or stock exchange prohibiting such individual from acting as a director or officer of a company, or (ii) subject to an order preventing, ceasing or suspending trading in any securities of the Purchaser.

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